Exhibit (a)(1)

PRELIMINARY INFORMATION STATEMENT — SUBJECT TO COMPLETION
Convey Health Solutions Holdings, Inc.
100 SE 3rd Avenue, 26th Floor
Fort Lauderdale, FL 33394
NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
To our Stockholders:
This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Convey Health Solutions Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of June 20, 2022, by and among Commodore Parent 2022, LLC, a Delaware limited liability company (“Parent”), Commodore Merger Sub 2022, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the “Merger Agreement”), a copy of which is attached as Annex A to this information statement. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) with the Company surviving the Merger (the “Surviving Corporation”). Upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be cancelled and converted into the right to receive $10.50 per share in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). However, the Merger Consideration will not be paid in respect of (a) any shares that are owned by the Company and not held on behalf of third parties and any shares that are owned by the stockholders of the Company who did not vote in favor of the Merger Agreement or the Merger (or consent thereto in writing) and who have demanded and not withdrawn a demand for appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”), in each case, that are issued and outstanding immediately prior to the Effective Time and (b) the shares of holders of Company Common Stock party to a rollover and support agreement with Parent and designated in such agreement as “Rollover Shares” (such shares, the “Rollover Shares”, such holders, the “Rollover Stockholders”, and each such agreement, a “Rollover and Support Agreement”) and each share issued and outstanding immediately prior to the Effective Time that is owned by TPG Cannes Aggregation, L.P., Parent or Merger Sub, (collectively, the “TPG Parties”), which, in the case of the shares described in clause (b), shall be converted into 0.01 shares of common stock of the Surviving Corporation.
The board of directors of the Company (the “Board”) (acting on the recommendation of a special committee, comprised solely of independent directors (the “Special Committee”)) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders other than the TPG Parties or any of their respective affiliates or the Rollover Stockholders (the “Unaffiliated Stockholders”), declared the Merger Agreement and the transactions contemplated thereby advisable, adopted and approved the Merger Agreement and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby and resolved to recommend that stockholders of the Company vote to adopt and approve the Merger Agreement in accordance with the DGCL.
The adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated thereby required the affirmative vote or written consent of the holders of Company Common Stock representing a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereupon pursuant to Section 228 and Section 251 of the DGCL. On June 21, 2022, TPG Cannes Aggregation, L.P. (the “Majority Stockholder”), which on such date beneficially owned more than a majority of the issued and outstanding shares of Company Common Stock and more than a majority of voting power of capital stock of the Company, delivered a written consent approving and adopting in all respects the Merger Agreement and the transactions contemplated thereby, including the

Merger (the “Written Consent”). As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and the Company will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated thereby. This notice and the accompanying information statement shall constitute notice to you from the Company of the Written Consent contemplated by Section 228(e) of the DGCL.
Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock, other than the Majority Stockholder, will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery), together with interest, if any, on the amount determined to be fair value, instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal to the Company no later than twenty (20) days after the mailing of this information statement, which mailing date is        , 2022, and comply precisely with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex C. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger. We urge you to read the entire information statement carefully. If the Merger is completed, you will receive instructions regarding payment for your shares of Company Common Stock.
BY ORDER OF THE BOARD OF DIRECTORS,
Stephen J. Farrell
Chief Executive Officer
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.
This information statement is dated       , 2022 and is being mailed to stockholders on       , 2022.

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SUMMARY
This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To fully understand the Merger, as hereinafter defined and as described below, contemplated by the Merger Agreement, dated as of June 20, 2022, by and among Parent, Merger Sub, and the Company, and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “Company,” “Convey,” “we,” “us” and “our” refer to Convey Health Solutions Holdings, Inc. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. This information statement is dated           , 2022 and is being mailed to our stockholders on           , 2022.
The Parties to the Merger Agreement (page 19)
The Company.   Convey is a specialized healthcare technology and services company that is committed to providing clients with healthcare-specific, compliant member support solutions utilizing technology, engagement, and analytics. Convey’s administrative solutions for government-sponsored health plans help to optimize member interactions, ensure compliance, and support end-to-end Medicare processes. By combining its best-in-class, built-for-purpose technology platforms with dedicated and flexible business process solutions, Convey creates better business results and better healthcare consumer experiences on behalf of business customers and partners. Convey’s clients include some of the nation’s leading health insurance plans and pharmacy benefit management firms. Their healthcare-focused teams help several million Americans each year to navigate the complex Medicare Advantage and Part D landscape. To learn more about Convey, please visit www.ConveyHealthSolutions.com. The Company’s principal executive offices are located at 100 SE 3rd Avenue, 26th Floor, Fort Lauderdale, Florida 33394 and its telephone number is (800) 559-9358. Additional information about the Company is included in documents incorporated by reference into this information statement and our filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 97.
The Company Common Stock is listed with, and trades on, the New York Stock Exchange (“NYSE”) under the symbol “CNVY”.
Parent.   Parent was formed solely for the purpose of entering into the Merger Agreement and to hold the Surviving Corporation Shares following the consummation of the Merger. Parent is a wholly-owned subsidiary of TPG Cannes Aggregation, L.P. (the “Majority Stockholder”) and has not carried on any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations thereunder and matters ancillary thereto. Parent’s principal executive offices are located at c/o TPG Global, LLC, 301 Commerce St., Suite 3300, Fort Worth, Texas 76102 and its telephone number is (817)-871-4000.
Merger Sub.   Merger Sub was formed solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not carried on any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations thereunder and matters ancillary thereto. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o TPG Global, LLC, 301 Commerce St., Suite 3300, Fort Worth, Texas 76102 and its telephone number is (817)-871-4000.
The Merger (page 65)
On June 20, 2022, the Company entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving the Merger. Unless otherwise set out in the Merger Agreement and, if applicable, the Rollover and

Support Agreements, because the Merger Consideration will be paid in cash, you will receive no equity interest in Parent in consideration for your shares of Company Common Stock, and after the Effective Time you will not own any shares of Company Common Stock.
The Merger Consideration (page 65)
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, the following will occur:
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each share of Company Common Stock that is owned by the Company and not held on behalf of third parties, or owned by any stockholders of the Company who did not vote in favor of the Merger Agreement (or consent thereto in writing) and who have demanded and not withdrawn a demand for appraisal rights pursuant to the DGCL (such shares owned by such stockholders, the “Appraisal Shares”), in each case, issued and outstanding immediately prior to the Effective Time will be cancelled without payment of any consideration therefor and cease to exist (subject to the appraisal rights of dissenting stockholders);

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each share of Company Common Stock that is owned by the Majority Stockholder, Parent or Merger Sub, and each share of Company Common Stock that is owned by a Rollover Stockholder and has been designated as Rollover Shares, in each case, issued and outstanding immediately prior to the Effective Time, will automatically be converted into 0.01 shares of common stock of the Surviving Corporation (the “Surviving Corporation Shares”); and

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each share of Company Common Stock (other than (i) shares of Company Common Stock owned by (A) the Company and not held on behalf of third parties, (B) the Majority Stockholder, (C) Parent, (D) Merger Sub or (E) a Rollover Stockholder that has been designated as Rollover Shares, or (ii) Appraisal Shares (collectively, “Excluded Shares”)) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $10.50 per share in cash, without interest, and will cease to be outstanding, be cancelled and cease to exist, and each certificate formally representing any such shares (each, a “Share Certificate”) or uncertificated shares represented by book-entry (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the Merger Agreement; and

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each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled without payment of any consideration therefor and cease to exist.

At the Effective Time, each option to acquire Company Common Stock (the “Company Options”), whether vested or unvested, will remain outstanding and continue to be subject to the same terms and conditions as immediately prior to the Effective Time, as set forth in the Cannes Holding Parent, Inc. 2019 Equity Incentive Plan and the Convey Holding Parent, Inc. 2021 Omnibus Incentive Plan (collectively, the “Company Equity Plans”), as applicable, and award agreement, except that: (i) each Company Option will be exercisable for that number of Surviving Corporation Shares equal to the product of (A) the number of shares of Company Common Stock subject to the Company Option immediately before the Effective Time multiplied by (B) 0.01; and (ii) the per share exercise price for each Surviving Corporation Share issuable upon exercise of the Company Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of such Company Option immediately before the Effective Time by (B) 0.01; provided, however, that the exercise price and the number of Surviving Corporation Shares purchasable under each Company Option will be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations.
At the Effective Time, each then outstanding Company restricted stock unit award (a “Company RSU Award”), Company restricted stock unit award that vests based on the achievement of predetermined performance goals (a “Company PSU Award”) and Company long-term incentive award (a “Company LTI Award” and, together with the Company RSU Awards, Company PSU Awards and Company Options, the “Company Equity Awards”) granted under the Company Equity Plans, as applicable, will remain outstanding and continue to be subject to the same terms and conditions as immediately prior to the Effective Time, as set forth in the applicable Company Equity Plan and award agreement, except that each Company RSU Award, Company PSU Award and Company LTI Award (to the extent such Company LTI Award settles in shares), as applicable, will settle in a number of Surviving Corporation Shares equal to the number of shares subject to the Company RSU Award, Company PSU Award and Company LTI Award, as applicable, immediately before the Effective Time multiplied by 0.01.
We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger and the other transactions contemplated thereby.
Recommendation of the Board; Reasons for the Merger (page 33)
After consideration of various factors as discussed in the section entitled “The Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board” beginning on page 33, the Special Committee:
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determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, and

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resolved to recommend to the board of directors of the Company (the “Board”) that the Board:

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(i) determine that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders;

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(ii) declare the Merger Agreement and the transactions contemplated thereby advisable;

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(iii) approve the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein;

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(iv) resolve to recommend that the stockholders of the Company vote to adopt and approve the Merger Agreement in accordance with the DGCL; and

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(v) direct that the Merger Agreement be submitted to the stockholders of the Company entitled to vote for its adoption.

After consideration of various factors as discussed in the section entitled “The Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board” beginning on page 33, the Board, acting upon the recommendation of the Special Committee,
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determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders,

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declared the Merger Agreement and the transactions contemplated thereby advisable,

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adopted and approved the Merger Agreement and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein,

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resolved to recommend that the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement by the stockholders of the Company, and

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directed that the Merger Agreement be submitted to the stockholders of the Company entitled to vote for its adoption, which could be by written consent of the requisite stockholders in lieu of a meeting in accordance with Section 228 of the DGCL.

Required Stockholder Approval for the Merger (page 39)
Under Delaware law and the Company’s certificate of incorporation, the adoption of the Merger Agreement required the affirmative vote or written consent of the holders of the Company Common Stock representing a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon. As of June 20, 2022, the record date for determining stockholders of the Company entitled to vote on the adoption of the Merger Agreement, there were 73,194,171 shares of Company Common Stock outstanding. Holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.
On June 21, 2022, following the execution of the Merger Agreement, the Majority Stockholder, which on such date beneficially owned 54,699,513 shares of Company Common Stock representing approximately 74.7% of the then outstanding shares of Company Common Stock, delivered a written consent adopting, approving and ratifying in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”). No further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the stockholders of the Company is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.
When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 228 of the DGCL, which, in this case, would be June 21, 2022. This information statement and the notice attached hereto constitute notice to you from the Company of the Written Consent as required by Delaware law.
Opinion of Centerview Partners LLC (page 39 and Annex B)
The Special Committee retained Centerview Partners LLC (“Centerview”) as financial advisor to the Special Committee in connection with the proposed Merger and the other transactions contemplated by the Merger Agreement, which are collectively referred to as the “Transaction” throughout this section and the summary of Centerview’s opinion below under the caption “The Special Factors — Opinion of Centerview” beginning on page 39 of this information statement. In connection with this engagement, the Special Committee requested that Centerview evaluate the fairness, from a financial point of view, to the holders of the outstanding shares of the Company Common Stock (other than (i) shares owned by the Majority Stockholder, Parent, Merger Sub or any of their respective affiliates, (ii) shares owned by the Rollover Stockholders and (iii) shares that are owned by stockholders of the Company who did not vote in favor of the Merger Agreement or the Merger (or consent thereto in writing) and who have demanded and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shares”) and that receive the appraised value in accordance with Section 262 of the DGCL, which are collectively referred to as “Excluded Shares” throughout this section and the summary of Centerview’s opinion below under the caption “The Special Factors — Opinion of Centerview” beginning on page 39 of this information statement) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement.
On June 20, 2022, Centerview rendered to the Special Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated June 20, 2022 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration proposed to be paid to the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated June 20, 2022, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Special Committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of the Company Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
Financing (page 49)
The Merger is not subject to a financing condition. Parent estimates that the total funds necessary to complete the Merger will be approximately $[●] million, including estimated transaction fees and expenses. Parent intends to fund the amounts necessary to complete the Merger with a combination of cash of the Company and committed debt financing from specified lenders (the “Commitment Parties”). The Commitment Parties have committed to provide Parent with debt financing in the amounts and on the terms and subject to the conditions set forth in a debt commitment letter dated as of June 20, 2022 (the “Initial Commitment Letter”) with Ares Capital Management LLC and PSP Investments Credit USA LLC, which such Initial Commitment Letter was amended and restated on July 12, 2022 (such amended and restated debt commitment letter, the “Debt Commitment Letter”) to add New Mountain Finance Advisers BDC, L.L.C., one of the Company’s existing lenders, as an additional lender party. The obligations of the Commitment Parties to provide the debt financing under the Debt Commitment Letter are subject to certain customary conditions. For more information, see the sections of this information statement titled “The Special Factors — Financing” and “The Merger Agreement — Financing Covenant; Company Cooperation” beginning on pages 49 and 76, respectively.
The Company, TPG Partners VIII, L.P. (“TPG Partners VIII”) and TPG Healthcare Partner, L.P. (“TPG Healthcare Partners” and, together with TPG Partners VIII, the “Guarantors”) have also entered into a limited guarantee, dated as of June 20, 2022 (the “Limited Guarantee”), pursuant to which the Guarantors have agreed to guarantee the payment of certain liabilities and obligations of Parent and Merger Sub under the Merger Agreement with respect to the payment of a termination fee of $50,000,000 and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, in each case, subject to the terms of the Merger Agreement and the Limited Guarantee, if and when payable pursuant to the Merger Agreement.
The Merger Agreement (page 65 and Annex A)
Conditions to Consummation of the Merger (page 80)
The obligation of each party to effect the Merger is subject to the satisfaction or, to the extent not prohibited by applicable law, waiver of, at or prior to the Closing Date, of the following conditions:
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the adoption and approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote or written consent of the holders representing a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon;

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no court or other governmental authority of competent jurisdiction has enacted, announced, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent in nature) that is in effect that restrains, enjoins, renders illegal or otherwise prohibits consummation of the Merger; and

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at least 20 calendar days have elapsed since the Company mailed this information statement to the stockholders of the Company as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated thereunder).

The Written Consent was delivered to the Company on June 21, 2022 shortly after the execution of the Merger Agreement and, as a result, the closing condition relating to the adoption of the Merger Agreement by the stockholders described in the first bullet above has been satisfied.
The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:
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the representations and warranties of the Company being true and correct as of the date of the Merger Agreement and the closing date in the manner described in the section entitled “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 80;

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the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, as defined in the Merger Agreement; and

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the receipt by Parent and Merger Sub of a certificate dated the Closing Date signed on behalf of the Company by the chief executive officer or chief financial officer of the Company certifying that each of the two conditions specified above has been satisfied.

The obligation of the Company to effect the Merger is also subject to satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
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the representations and warranties of Parent and Merger Sub being true and correct as of the date of the Merger Agreement and the closing date in the manner described in the section entitled “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 80;

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each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and

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the receipt by the Company of a certificate dated the Closing Date signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that each of the two conditions specified above has been satisfied.

No Solicitation (page 73)
Subject to certain exceptions as set forth hereinafter, the Company has agreed that neither it nor any of its subsidiaries nor any of the employees (including any officers) and directors of it or its subsidiaries will, and it will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:
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initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below);

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engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any nonpublic information or data to any person or group relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of the non-solicitation covenant in the Merger Agreement prohibit such discussions);

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furnish to any person (other than Parent or any of its affiliates) any non-public information relating to the Company or any of its subsidiaries or afford to any such person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its subsidiaries, in any such case with the intent to induce, or that would reasonably be expected to result in, the making, submission or announcement of, an Acquisition Proposal;

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approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or

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resolve or agree to do any of the foregoing.

Notwithstanding the non-solicitation restrictions described above, prior to the receipt of the Written Consent on June 21, 2022, the Company and its representatives were allowed, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, to provide non-public information and engage in discussions and negotiations with respect to an unsolicited Acquisition Proposal that would reasonably be expected to lead to a Superior Proposal. However, the Company’s rights to engage in negotiations or discussions with third parties ceased upon obtaining the Written Consent on June 21, 2022 in accordance with the terms of the Merger Agreement.
Superior Proposal and Change of Recommendation (page 73)
Additionally, prior to the receipt of the Written Consent on June 21, 2022, the Company Board or Special Committee was allowed to make a Change of Recommendation (as defined in the section entitled “The Merger Agreement — Superior Proposal and Change of Recommendation” beginning on page 73) in response to an intervening event or an Acquisition Proposal, in each case, under certain specified circumstances and after complying with certain specified procedural requirements. However, the Company’s rights to make a Change of Recommendation as described above ceased upon obtaining the Written Consent on June 21, 2022 in accordance with the terms of the Merger Agreement.
Termination of the Merger Agreement (page 81)
The Merger Agreement may be terminated and the Merger and any other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time by the mutual written consent of Parent and the Company.
In addition, the Merger Agreement may be terminated and the Merger and any other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time by either Parent or the Company:
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if the Merger is not consummated on or before December 20, 2022 or such other date agreed by the parties in writing (the “Outside Date”), except that the right to terminate the Merger Agreement under this clause is not available to a party whose failure to comply with its obligations under the Merger Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or before the Outside Date (the “Outside Date Termination Right”);

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if any court or other governmental authority of competent jurisdiction has enacted, issued, promulgated or entered any order that permanently restrains, enjoins, renders illegal or otherwise permanently prohibits consummation of the Merger and such order shall have become final and non-appealable; or

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if the other party breaches any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach would give rise to the failure of a condition precedent to Closing and cannot be cured prior to the Outside Date or, if capable of being cured prior to the Outside Date, has not been cured prior to the earlier of (x) 30 days after the giving of notice to the other party of such breach and (y) 3 business days prior to the Outside Date, except that no party has the right to terminate the Merger Agreement as a result of another party’s breach if such terminating party is in breach of any representation, warranty, covenant or agreement which breach would give rise to a failure of a condition precedent to closing (the “Merger Agreement Breach Termination Right”) .

The Merger Agreement also provides that the Company may terminate the Merger Agreement, if:
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all of the Parent and Merger Sub closing conditions have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing);

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the Company has irrevocably certified in writing to Parent and Merger Sub following the date on which Closing is required to occur pursuant to the Merger Agreement that it is prepared to and stands ready, willing and able to consummate the Closing and that all of the Company’s closing conditions have been satisfied or irrevocably waived; and

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Parent and Merger Sub fail to effect the Closing on or prior to the date that is 3 business days following receipt by Parent and Merger Sub of the written certification of the Company (the “Merger Agreement Failure to Close Termination Right”).

The Merger Agreement also includes a termination right for (i) the Company if the Written Consent is not delivered by Parent within 24 hours of signing the Merger Agreement and (ii) Parent if prior to the delivery of the Written Consent, a Change of Recommendation occurs. These termination rights are no longer exercisable because the Written Consent was delivered to the Company on June 21, 2022 shortly after the execution of the Merger Agreement.
Termination Fees and Expenses (page 82)
Parent will pay the Company (or its designee) a termination fee of $50,000,000 (the “Parent Termination Fee”) in the following circumstances:
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termination of the Merger Agreement by the Company upon exercise of the Company’s Merger Agreement Breach Termination Right; or

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termination of the Merger Agreement by the Company upon exercise of the Merger Agreement Failure to Close Termination Right or if Parent terminates the Merger Agreement as a result of the Outside Date Termination Right and, at such time, the Company could have terminated the Merger Agreement pursuant to the Merger Agreement Breach Termination Right or the Merger Agreement Failure to Close Termination Right.

The Merger Agreement also provides that Parent will pay the Company all fees and expenses incurred by the Company and its subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby up to $10,000,000 in the aggregate if the Company terminates the Merger Agreement because the Written Consent was not delivered within 24 hours of signing. Because the Written Consent was delivered to the Company on June 21, 2022 shortly after the execution of the Merger Agreement, and the termination right described in the immediately preceding sentence is no longer exercisable, Parent can no longer be required to pay the Company such fees and expenses.
The Company will pay Parent a termination fee of $24,000,000 (the “Company Termination Fee”) if Parent terminates the Merger Agreement because prior to the delivery of the Written Consent a Change of Recommendation occurred. Because the Written Consent was delivered to the Company on June 21, 2022 shortly after the execution of the Merger Agreement and the termination right described in the immediately preceding sentence is no longer exercisable, the Company can no longer be required to pay the Company Termination Fee.
A more detailed description of the Termination Fee is provided in the section entitled “The Merger Agreement — Termination Fees and Expenses” beginning on page 82.
The Rollover and Support Agreements (page 85)
Concurrently with the execution and delivery of the Merger Agreement on June 20, 2022, and as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, the following directors and/or officers of the Company — Stephen Farrell, John Steele, Kyle Stern, Timothy Fairbanks, Sharad Mansukani, Stephanie Jones, Jonathan Starr, Giray Akar, Thomas Pelegrin, Jason Montrie, Scott Tracey and Michele Henderson, who collectively own approximately 4.0% of the issued and outstanding shares of Company Common Stock outstanding as of the date of the Merger Agreement, entered into a Rollover and Support Agreement with Parent, in connection with the transactions contemplated by the Merger Agreement.
Pursuant to the Rollover and Support Agreements, each Rollover Stockholder agreed, among other things described in the section of this information statement titled “Rollover and Support Agreements” beginning on page 85, to designate (A) 80% of such Rollover Stockholder’s shares of Company Common Stock held as of the date of the Merger Agreement or, in the case of Sharad Mansukani, 100% of the shares of Company Common Stock held as of the date of the Merger Agreement, and (B) all shares of Company Common Stock acquired by such Rollover Stockholder following the date of the Merger Agreement and prior to the Effective Time as “Rollover Shares,” with such Rollover Shares to be treated in accordance with the terms of the Merger Agreement as more fully described in the section of this Information Statement titled “Merger Agreement — Consideration to be Received in the Merger.”

Interests of Our Directors and Executive Officers in the Merger (page 55)
You should be aware that the Company’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described in the section entitled “The Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page 55.
Material United States Federal Income Tax Consequences of the Merger (page 61)
The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Therefore, a United States Holder (as defined in the section entitled “The Special Factors — Material United States Federal Income Tax Consequences of the Merger” beginning on page 61) receiving cash in the Merger generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder received (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Company Common Stock.
A Non-United States Holder (as defined in “The Special Factors — Material United States Federal Income Tax Consequences of the Merger”) will generally not be subject to United States federal income tax on any gain resulting from the exchange of Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States, but the Merger could be a taxable transaction to such holder under non-United States tax laws applicable to such holder.
Holders of Company Common Stock should read the section entitled “The Special Factors — Material United States Federal Income Tax Consequences of the Merger” beginning on page 61 for a more detailed description of the United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular situation. Holders are urged to consult their own tax advisors about the United States federal, state, local and non-United States tax consequences of the Merger.
Regulatory Approvals (page 63)
Under the Merger Agreement, each of the parties to the Merger Agreement have agreed to use their respective reasonable best efforts to obtain all necessary governmental approvals, licenses, permits, waivers, authorizations, clearances or orders and, as promptly as reasonably practicable, make or cause to be made any necessary registrations, declarations, submissions and filings with respect to the Merger and the transactions contemplated by the Merger Agreement as required under the Exchange Act, applicable federal or state securities laws or any other applicable law.
Subject to applicable laws and as required by any governmental authority, the Company and Parent will keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated by the Merger Agreement.
Procedures for Receiving Merger Consideration (page 67)
Promptly after the Effective Time (and in any event no later than two business days or such longer period as may be required by the bank or trust company reasonably acceptable to the Company appointed by Parent and Merger Sub to serve as the paying agent (the “Paying Agent”)), the Surviving Corporation will direct the Paying Agent to mail to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (i) a notice advising such holders of the effectiveness of the Merger, (ii) a letter of transmittal and (iii) instructions as to how to surrender such holder’s shares of Company Common Stock or Book-Entry Shares (as defined in the section entitled “The Merger Agreement — Procedures for Receiving Merger Consideration” beginning on page 67) in exchange for the Merger Consideration.
Governing Law
The Merger Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regarding to any choice or conflict of law provision or rule.

Appraisal Rights (page 90 and Annex C)
Pursuant to Section 262 of the DGCL, stockholders of the Company (other than the Majority Stockholder) have the right to demand an appraisal of, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery), together with interest, if any, on the amount determined to be the fair value, instead of receiving the per share Merger Consideration if the Merger is completed, but only if they strictly comply with the procedures and requirements set forth under Section 262 of the DGCL. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $10.50 per share that holders of Company Common Stock are entitled to receive in the Merger. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares no later than 20 days after the date of mailing of this notice and the accompanying information statement, which mailing date is           , 2022, and precisely comply with other procedures set forth under Section 262 of the DGCL. In addition, even if you comply with such procedures in seeking to exercise your appraisal rights in connection with the Merger, the Delaware Court of Chancery will dismiss any such appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock, or (2) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1 million.
For a more complete discussion of these procedures, see the section entitled “Appraisal Rights” beginning on page 90 and the provisions of Delaware law that grant appraisal rights and govern such procedures attached as Annex C. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to demand appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 may result in loss of the right of appraisal.
Transaction Litigation (page 60)
As of the filing of this Information Statement, the Company is not aware of any complaints filed or litigation pending related to the Merger.
Market Information, Dividends and Certain Transactions in the Shares of Company Common Stock (page 87)
On June 18, 2021, the Company closed its initial public offering of 13,333,334 shares of Company Common Stock at a price of $14.00 per share, generating aggregate net proceeds of approximately $146.1 million. The Company sold 11,666,667 Shares of Company Common Stock and a selling stockholder sold 1,666,667 Shares of Company Common Stock. Shares of Company Common Stock are listed on the NYSE under the trading symbol “CNVY”. As of June 17, 2022, 73,194,171 shares of Company Common Stock were issued and outstanding. The Company’s book value per share as of June 30, 2022 was $7.25. Since the date of our initial public offering we have not paid dividends on outstanding Company Common Stock. The terms of the Merger Agreement do not allow us to declare or pay a dividend between June 20, 2022 and the earlier of the consummation of the Merger or the termination of the Merger Agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the section entitled “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference in this information statement, without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 97.
Q:
What is the proposed transaction and what effects will it have on the Company?

A:
The proposed transaction is the acquisition by Parent of all of the shares of Company Common Stock not held by the Majority Stockholder (other than the Rollover Shares) through the merger of Merger Sub and the Company pursuant to the terms of, and subject to the conditions contained in, the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the surviving corporation of the Merger and will cease to be an independent publicly traded company.

Q:
What will I receive in the Merger?

A:
Upon completion of the Merger and subject to the terms and conditions in the Merger Agreement, and subject to your compliance with the letter of transmittal delivered to you by the paying agent after the closing as further described in the section entitled “The Merger Agreement — Procedures for Receiving Merger Consideration” beginning on page 67, you will receive the Merger Consideration equal to $10.50 in cash, without interest and less any required withholding taxes, for each share of Company Common Stock that you own that is not a Rollover Share, unless you properly exercise, and do not withdraw, waive or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $1,050.00 in cash in exchange for your shares of Company Common Stock without interest and less any required withholding taxes. Upon completion of the Merger, subject to the rights of certain Company Options, Company RSU Awards, Company PSU Awards and Company LTI Awards (each as described below), you will not own any equity in the surviving corporation.

Q:
What happens to Company Options, Company RSU Awards and Company PSU Awards if the Merger is completed?

A:
At the Effective Time, the Company equity awards will be treated as follows:

Each outstanding option to purchase shares of Company Common Stock, whether vested or unvested, will remain outstanding and continue to be subject to the same terms and conditions as immediately prior to the Effective Time, as set forth in the applicable Company equity plan and award agreement, except that (i) each Company Option will be exercisable for that number of Surviving Corporation Shares equal to the product of (A) the number of shares subject to the Company Option immediately before the Effective Time multiplied by (B) 0.01 and (ii) the per share exercise price for each Surviving Corporation Share issuable upon exercise of the Company Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of such Company Option immediately before the Effective Time by (B) 0.01.
Each outstanding restricted stock unit, performance-based restricted stock unit and long-term incentive unit of the Company will remain outstanding and continue to be subject to the same terms and conditions as immediately prior to the Effective Time, as set forth in the applicable Company equity plan and/or award agreement, as applicable, except that each restricted stock unit and performance-based restricted stock unit and, to the extent settled in shares of Company Common Stock, long-term incentive unit, will settle in a number of Surviving Corporation Shares equal to the number of shares of

Company Common Stock subject to such restricted stock unit, performance-based restricted stock unit or long-term incentive award, as applicable, immediately before the Effective Time multiplied by 0.01.
Q:
When do you expect the Merger to be completed?

A:
We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. In addition, Parent and Merger Sub are not obligated to complete the Merger until August 4, 2022 (the date that is 45 days after the date of the Merger Agreement) in order to provide Parent and Merger Sub sufficient time to complete their financing for the Merger. Completion of the Merger is currently expected to occur in the second half of 2022, although the Company cannot assure completion by any particular date, if at all.

Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed for any reason, stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger, and the Company Options, Company RSU Awards, Company PSU Awards and Company LTI Awards will remain outstanding and continue to be subject to the same terms and conditions as currently applicable and set forth in the applicable Company equity plan and/or award agreement, as applicable. Additionally, the Company will remain a publicly traded company, and shares of Company Common Stock will continue to be traded on the NYSE.

Q:
Why am I not being asked to vote on the Merger?

A:
Applicable Delaware law and the Company’s certificate of incorporation require the adoption of the Merger Agreement by the holders in the aggregate of a majority of the outstanding shares of Company Common Stock entitled to vote in order to effect the Merger. The Company’s certificate of incorporation permits stockholders to act by written consent in certain circumstances, including in connection with the approval of transactions such as the Merger. The requisite stockholder approval was obtained immediately following the execution of the Merger Agreement on June 21, 2022, when the Written Consent was delivered by the Majority Stockholder, which owned shares of Company Common Stock constituting approximately 75% of the issued and outstanding shares of Company Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:
Why did I receive this information statement?

A:
Applicable laws and securities regulations require us to provide you with notice of the Written Consent that was delivered by the Majority Stockholder, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights in connection with the Merger under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex C.

Q:
What did the Special Committee determine and recommend to the Board

A:
The Special Committee unanimously:

•
determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders; and

•
resolved to recommend to the Board that the Board (i) determine that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declare the Merger Agreement and the transactions contemplated thereby advisable, (iii) approve the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the

Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained in the Merger Agreement and (iv) resolve to recommend that the stockholders of the Company vote to adopt and approve the Merger Agreement in accordance with the DGCL and direct that the Merger Agreement be submitted to the stockholders for its adoption.
Q:
Did the Board approve and recommend the Merger Agreement?

A:
Yes. The Board (acting on the recommendation of the Special Committee):

•
determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders;

•
declared the Merger Agreement and the transactions contemplated thereby advisable;

•
adopted and approved the Merger Agreement and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein;

•
resolved to recommend the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement by the stockholders of the Company; and

•
directed that the Merger Agreement be submitted to the stockholders of the Company entitled to vote for its adoption, which could be by written consent of the requisite stockholders in lieu of a meeting in accordance with Section 228 of the DGCL.

Q:
What happens if I sell my shares before completion of the Merger?

A:
If you transfer your shares of Company Common Stock before consummation of the Merger, you will have transferred the right to receive the Merger Consideration and lose your appraisal rights. In order to receive the Merger Consideration or exercise appraisal rights, you must hold your shares through the Effective Time of the Merger.

Q:
How do I surrender my Book-Entry Shares held by the Company’s transfer agent, American Stock Transfer & Trust Company, LLC?

A:
The Surviving Corporation will direct the Paying Agent to mail to each holder of record of Book-Entry Shares not held through DTC instructions for use in effecting the surrender of Book-Entry Shares in exchange for the Merger Consideration. Upon the Paying Agent’s receipt of an “agent’s message” (or such other evidence as the Paying Agent may reasonably request), the holder of such Book-Entry Share will be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock represented by such Book-Entry Share and such surrendered Book-Entry Share will be cancelled.

Q:
Should I send in my stock certificates or other evidence of ownership now?

A:
No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Company Common Stock for the Merger Consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Merger Consideration. Do not send in your certificates now.

Q:
What happens to my shares of Company Common Stock held by my broker?

A:
Your broker generally will handle cashing out all shares of Company Common Stock that you hold in your brokerage account after the closing of the Merger has occurred. You should direct any specific questions on this to your broker.

Q:
Is the Merger subject to the fulfillment of certain conditions?

A:
Yes. Before the Merger can be completed, the Company, Parent and Merger Sub must fulfill or, if permissible, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See the section entitled “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 80.
Q:
Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:
Yes. Under Section 262 of the DGCL, stockholders who did not provide a consent to the adoption of the Merger Agreement (i.e., stockholders other than the Majority Stockholder) are entitled to exercise appraisal rights in connection with the Merger with respect to their shares of Company Common Stock if they meet certain conditions and comply with the applicable statutory procedures for demanding and perfecting appraisal rights and do not subsequently validly withdraw or lose such rights. See the section entitled “Appraisal Rights” beginning on page 90.

Q:
What happens if a third party makes an offer to acquire the Company before the Merger is completed?

A:
Prior to the receipt of the written consent on June 21, 2022, the Company and its representatives were allowed, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, to provide non-public information and engage in discussions and negotiations with respect to an unsolicited Acquisition Proposal that would reasonably be expected to lead to a Superior Proposal.

Additionally, prior to the receipt of the written consent on June 21, 2022 shortly following the execution of the Merger Agreement, the Company Board or Special Committee was allowed to make a Change of Recommendation (as defined in the section entitled “The Merger Agreement — Superior Proposal and Change of Recommendation” beginning on page 73) in response to an intervening event or an Acquisition Proposal, in each case, under certain specified circumstances and after complying with certain specified procedural requirements. However, the Company’s rights to engage in negotiations or discussions with third parties and to make a Change of Recommendation as described above ceased upon obtaining the Written Consent on June 21, 2022 in accordance with the terms of the Merger Agreement.
Q:
Will I owe taxes as a result of the Merger?

A:
The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Therefore, a United States Holder receiving cash in the Merger generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder received (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Company Common Stock.

A Non-United States Holder will generally not be subject to United States federal income tax on any gain resulting from the exchange of Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States, but the Merger could be a taxable transaction to such holder under non-United States tax laws applicable to such holder.
Holders of Company Common Stock should read the section entitled “The Special Factors — Material United States Federal Income Tax Consequences of the Merger” beginning on page 61 for a more detailed description of the United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular situation. Holders are urged to consult their own tax advisors about the United States federal, state, local and non-United States tax consequences of the Merger.
Q:
Where can I find more information about the Company?

A:
We file periodic reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled “Where You Can Find More Information” beginning on page 97.

Q:
Who can help answer my other questions?

A:
If you have more questions about the Merger, please contact our Investor Relations Department at InvestorRelations@conveyhs.com. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This information statement, and the documents to which we refer you in this information statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, statements regarding forecasts and projections as described in the section entitled “The Special Factors — Certain Company Financial Forecasts” beginning on page 47, which are subject to the “safe harbor” created by those sections. We have used the words “approximately,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” and similar terms and phrases to identify forward-looking statements.
All of our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we are expecting, including:
•
risks associated with transactions generally, such as the inability to obtain, or delays in obtaining, any required regulatory approvals or other consents;

•
the failure to consummate or delay in consummating the Merger for other reasons;

•
the risk that a condition to closing of the Merger may not be satisfied;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the outcome of any legal proceedings that may be instituted following announcement of the Merger;

•
failure of Parent to obtain the financing required to consummate the Merger;

•
failure to retain key management and employees of the Company;

•
issues or delays in the successful integration of the Company’s operations with those of Parent, including incurring or experiencing unanticipated costs and/or delays or difficulties;

•
unfavorable reaction to the Merger by customers, competitors, suppliers and employees;

•
unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; and

•
additional factors discussed in the Company’s public periodic filings with the SEC and the Schedule 13e-3 transaction statement to be filed by the Company in connection with the Merger with the SEC.

We believe that the assumptions on which our forward-looking statements are based are reasonable. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this information statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement or the date of any document incorporated by reference in this document. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
The following is a summary of some of the principal risks we face.
Risks Related to Our Business and Industry
•
Our ability to retain our existing clients or attract new clients, and sell additional solutions and services to our clients;

•
Our dependence on a small number of clients for a substantial portion of our total revenue;

•
Our growth prospects may be limited if our clients’ growth prospects are limited or if the size of the total addressable markets in which we compete or expect that we may compete in the future contract or grow at materially lower rates than are currently expected;

•
Our ability to achieve or maintain profitability in light of our history of net losses and our anticipation that we will increase expenses in the future;

•
Federal reductions in Medicare Advantage funding;

•
Significant consolidation in the healthcare industry, and decisions by clients to perform internally some of the same solutions or services we offer;

•
The limited operating history we have with certain of our solutions, particularly in light of our recent history of expanding our business through acquisitions;

•
A failure to deliver high-quality member management services to our clients’ members;

•
The significant competition we face from healthcare services and technology companies;

•
Risks related to acquisitions of other businesses or technologies and other significant transactions;

•
Increases in labor costs, including due to changing minimum wage laws, and an overall tightening of the labor market;

•
The long and unpredictable sales and integration cycles for our solutions;

•
An economic downturn or volatility, including as a result of the ongoing COVID-19 pandemic;

•
Our ability to achieve market acceptance of new or updated solutions and services;

•
Our reliance on third parties for certain components of our business;

•
Our quarterly results of operations may fluctuate significantly due to seasonality; and

•
Our ability to achieve or maintain adequate utilization and suitable billing rates for our consultants, and our ability to deliver our services to our clients.

Risks Related to Governmental Regulation
•
Recent and future developments in the Medicare Advantage market or the healthcare industry generally, including with respect to changing laws and regulations; and

•
The actual or perceived failure by us to comply with applicable laws, regulations and standards relating to data privacy and security.

Risks Related to Information Technology, Data Privacy and Intellectual Property
•
Security breaches or incidents, failures and other disruptions of the information technology systems used in our business operations and of the sensitive information we collect, process, transmit, use and store;

•
Disruptions in service, and other software and systems failures, affecting us and our vendors;

•
Our ability to obtain, maintain, protect and enforce our intellectual property and proprietary rights; and

•
Our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties.

Risks Related to Our Capital Structure, Indebtedness and Capital Requirements
•
Our substantial indebtedness could adversely affect our financial condition; and

•
The terms of our indebtedness restrict our current and future subsidiaries.

Risks Related to Our Common Stock
•
We have identified material weaknesses in our internal control over financial reporting and we may fail to remediate these material weaknesses, and our internal control over financial reporting may not be effective; and

•
We are a “controlled company” and our principal stockholder, TPG, will continue to have significant influence over us.

THE PARTIES TO THE MERGER AGREEMENT
The Company
Convey Health Solutions Holdings, Inc.
100 SE 3rd Avenue, 26th Floor
Fort Lauderdale, FL 33394
Phone: (800) 559-9358
Convey is a specialized healthcare technology and services company that is committed to providing clients with healthcare-specific, compliant member support solutions utilizing technology, engagement, and analytics. Convey’s administrative solutions for government-sponsored health plans help to optimize member interactions, ensure compliance, and support end-to-end Medicare processes. By combining its best-in-class, built-for-purpose technology platforms with dedicated and flexible business process solutions, Convey creates better business results and better healthcare consumer experiences on behalf of business customers and partners. Convey’s clients include some of the nation’s leading health insurance plans and pharmacy benefit management firms. Their healthcare-focused teams help several million Americans each year to navigate the complex Medicare Advantage and Part D landscape. To learn more about Convey, please visit www.ConveyHealthSolutions.com. Additional information regarding the Company is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 97.
The Company Common Stock is listed with, and trades on, the NYSE under the symbol “CNVY”.
Parent
Commodore Parent 2022, LLC
c/o TPG Global, LLC
301 Commerce St., Suite 3300
Fort Worth, Texas 76102
Phone: (817) 871-4000
Parent was formed in the state of Delaware on June 15, 2022 solely for the purpose of entering into the Merger Agreement and to hold the Surviving Corporation Shares following the consummation of the Merger. Parent is a wholly-owned subsidiary of the Majority Stockholder and has not carried on any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation pursuant to the Merger Agreement, the performance of its obligations thereunder and matters ancillary thereto.
Merger Sub
Commodore Merger Sub 2022, Inc.
c/o TPG Global, LLC
301 Commerce St., Suite 3300
Fort Worth, Texas 76102
Phone: (817) 871-4000
Merger Sub was incorporated in the state of Delaware on June 15, 2022 solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not carried on any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations thereunder and matters ancillary thereto. Upon consummation of the Merger, Merger Sub will cease to exist.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING PERSONS OF THE COMPANY
Neither the Company, nor any of the Company’s directors or executive officers listed below has, to the knowledge of the Company, been convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors). In addition, neither the Company, nor any of the Company’s directors or executive officers listed below has, to the knowledge of the Company, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Directors
Sharad S. Mansukani, M.D., CPE, CMCE, is the Chairman of the Board and was appointed to the Board in September 2019 following the Majority Stockholder’s acquisition of the Company. Dr. Mansukani has served as a Senior Advisor of TPG since 2005. From 2012 to 2015, Dr. Mansukani served as a Strategic Advisor to the board of directors of Cigna Corp. Prior to his work with Cigna Corp., Dr. Mansukani was appointed to Medicare’s Program Advisory and Oversight Committee by the Secretary of the Department of Health and Human Services from 2009 to 2012. Dr. Mansukani also served as a Senior Advisor to the Administrator of the Centers for Medicare and Medicaid Services (CMS) from 2003 to 2005, where he advised on design and implementation of the Medicare prescription drug benefit, Medicare Part B reform and Medicare Advantage policy. Prior to his work with CMS, Dr. Mansukani was a Senior Vice President and Chief Medical Officer at Health Partners from 1999 to 2003. Dr. Mansukani currently serves on the board of directors of Agilon Health Solutions, and previously served as the Vice Chairman of the board of directors of Health Spring, Inc. from 2007 to 2012 and as Chairman of the board of directors of Envision Rx Options from 2013 to 2016. Dr. Mansukani also served on the boards of directors of Endo International plc from 2017 to 2019, Kindred Healthcare Inc. from 2015 to 2018, Surgical Care Affiliates, Inc. from 2007 to 2017, IASIS Healthcare from 2005 to 2018, IMS Health Holdings, Inc. from 2009 to 2016 and Par Pharmaceutical Holdings, Inc. from 2012 to 2015 prior to Endo International PLC’s acquisition of Par Pharmaceutical Holdings, Inc. in 2015. Dr. Mansukani currently serves on the board of directors of the Children’s Hospital of Philadelphia. Dr. Mansukani completed a residency and fellowship in ophthalmology at the University of Pennsylvania School of Medicine and a fellowship in quality management and managed care at the Wharton School of the University of Pennsylvania. Dr. Mansukani is a graduate of the Managed Care Executive Program at the Kellogg School of Business and is board certified in medical management by the American College of Physician Executives. Dr. Mansukani was selected to serve on the Board because of his extensive knowledge of the healthcare industry, his service as a board member of publicly traded and private companies in the healthcare industry and his in-depth knowledge and understanding of the complex U.S. healthcare system.
Katherine Wood was appointed to the Board in September 2019 following the Majority Stockholder’s acquisition of the Company. Ms. Wood is a Partner of TPG, a global alternative asset management firm, where she focuses on investments in the healthcare sector. Ms. Wood currently serves on the boards of directors of LifeStance Health, Ellodi Pharmaceuticals, and Neogene Therapeutics, and was previously on the boards of directors of Adare Pharmaceuticals, Kadiant, and AskBio. Ms. Wood was involved in TPG’s investments in Allogene Therapeutics, Aptalis, EnvisionRx, IASIS and Par Pharmaceutical. Prior to joining TPG in 2009, Ms. Wood worked in healthcare investment banking at Goldman, Sachs & Co. Ms. Wood received her undergraduate degree with honors in molecular and cell biology from Stanford University and her M.B.A. with Distinction from Harvard Business School. Ms. Wood was selected to serve on the Board because of her extensive knowledge of the healthcare industry, her service as a board member of private companies in the healthcare industry and her leadership and financial expertise.
Stephen C. Farrell serves as Chief Executive Officer and Director of the Company. Before joining Convey Health Solutions in 2011, he served as President of PolyMedica Corporation, a publicly traded provider of diabetes supplies and related services that was acquired in 2007 by Medco Health Solutions. During his eight-year tenure at PolyMedica, Mr. Farrell served as its President, Chief Operating Officer, Chief Financial Officer, Chief Compliance Officer, and Treasurer. Mr. Farrell previously served as Executive Vice President and Chief Financial Officer of Stream Global Services, Inc., a business process outsourcing company. Earlier in his career, Mr. Farrell served as Senior Manager at PricewaterhouseCoopers LLP. Mr. Farrell holds an A.B. from Harvard University, and an M.B.A. from the Darden School at the University of Virginia. Mr. Farrell served on the board and was chairman of the Audit Committee of Questcor Pharmaceuticals, Inc., a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders from November 2007 to August 2014, when Questcor was acquired by Mallinckrodt plc. Mr. Farrell serves as a member of the board at STAAR Surgical, a leading developer, manufacturer, and marketer of implantable lenses for the eye with companion delivery systems.
Todd B. Sisitsky was appointed to the Board in September 2019 following TPG’s acquisition of the Company. Mr. Sisitsky is the President of TPG Inc. (Nasdaq: TPG) and Co-Managing Partner of TPG Capital, TPG’s scale private equity business in the U.S. and Europe, and co-leads the firm’s investment activities in the healthcare services, pharmaceuticals and medical service sectors. He also serves on TPG’s board of directors. He has played leadership roles in connection with TPG’s investments in Allogene Therapeutics, Adare Pharmaceuticals, Aptalis, Biomet, Exactech, Ellodi Pharmaceuticals, Fenwal, Healthscope, IASIS Healthcare, Immucor, IQVIA (and predecessor companies IMS Health and Quintiles), Monogram Health, Par Pharmaceutical and Surgical Care Affiliates. Prior to joining TPG in 2003, Mr. Sisitsky worked at Forstmann Little & Company and Oak Hill Capital Partners. He received an MBA from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar, and earned his undergraduate degree from Dartmouth College, where he graduated summa cum laude. Mr. Sisitsky currently serves as the chair of the Dartmouth Medical School board of advisors, and as a board member of Grassroot Soccer.
W. Carl Whitmer was appointed to the Board in March 2021. Mr. Whitmer is the Chief Executive Officer and co-founder of ArchWell Health, a healthcare provider devoted to improving the lives of seniors. Prior to co-founding ArchWell Health, Mr. Whitmer was a healthcare operating advisor for Clayton, Dubilier & Rice (“CD&R”), a global private investment firm. Prior to his time at CD&R, Mr. Whitmer served for approximately 17 years in several roles at IASIS Healthcare, including as Chief Executive Officer, Chief Financial Officer and as a member of the board of directors. TPG was a majority owner of IASIS Healthcare until May 2017. Prior to his time at IASIS Healthcare, Mr. Whitmer served for approximately six years at PhyCor, including as Chief Financial Officer. In addition to his service on the board of directors of IASIS and One Homecare Solutions, Mr. Whitmer has also previously served on the boards of directors of Fenwal Holdings and North Star Anesthesia. Mr. Whitmer has also served on the boards of directors of the Nashville Health Care Council and the Federation of American Hospitals (serving as chairman in 2016). Mr. Whitmer earned his undergraduate degree in accounting from Western Kentucky University. Mr. Whitmer was selected to be on the Board because of his extensive knowledge of the healthcare industry, his vast executive experience leading healthcare companies, and his accounting and financial expertise.
Paul V. Campanelli was appointed to the Board in February 2022. He was appointed to the board of directors for Pharmaceutical Associates, Inc., in March 2020. Additionally, Mr. Campanelli was named as Chairman of the Board for Endo International in November 2019 and previously served as President and Chief Executive Officer from September 2016 to March 2020. Mr. Campanelli joined Endo in 2015 as the President of Par Pharmaceutical, leading Endo’s fully integrated Sterile Products and Generics business units, following Endo’s acquisition of Par Pharmaceutical. Prior to joining Endo, he served as Chief Executive Officer of Par Pharmaceutical Companies, Inc. following the company’s September 2012 acquisition by TPG. Prior to the TPG acquisition, Mr. Campanelli served as Chief Operating Officer and President of Par Pharmaceutical, Inc. from 2010 to 2012. At Par Pharmaceutical Inc., Mr. Campanelli had also served as Executive Vice President, Business Development & Licensing; Executive Vice President and President of Par Pharmaceutical, Inc. and was named a Corporate Officer by its board of directors. He also served on the board of directors of Sky Growth Holdings Corporation from 2012 until 2015. Prior to joining Par Pharmaceutical Companies, Inc., Mr. Campanelli served as Vice President, Business Development at Dr. Reddy’s Laboratories Ltd., where he was employed from 1992 to 2001. Mr. Campanelli earned his Bachelor of Science degree from Springfield College.
Executive Officers
Stephen C. Farrell serves as Chief Executive Officer and Director of the Company. Before joining Convey Health Solutions in 2011, he served as President of PolyMedica Corporation, a publicly traded provider of diabetes supplies and related services that was acquired in 2007 by Medco Health Solutions. During his eight-year tenure at PolyMedica, Mr. Farrell served as its President, Chief Operating Officer, Chief Financial Officer, Chief Compliance Officer, and Treasurer. Mr. Farrell previously served as Executive Vice President and Chief Financial Officer of Stream Global Services, Inc., a business process outsourcing company. Earlier in his career, Mr. Farrell served as Senior Manager at PricewaterhouseCoopers LLP. Mr. Farrell holds an A.B. from Harvard University, and an M.B.A. from the Darden School at the University of Virginia. Mr. Farrell served on the board and was chairman of the Audit Committee of Questcor Pharmaceuticals, Inc., a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders from November 2007 to August 2014, when Questcor was acquired by Mallinckrodt plc. Mr. Farrell serves as a member of the board at STAAR Surgical, a leading developer, manufacturer, and marketer of implantable lenses for the eye with companion delivery systems. The business address of Mr. Farrell is 100 SE 3rd Avenue, 26th Floor, Fort Lauderdale, Florida 33394 and his business telephone number is (800) 559-9358. Mr. Farrell is a citizen of the United States of America.
Timothy Fairbanks is Executive Vice President and Chief Financial Officer at the Company. He has managed the financial strategy of the organization since revenue inception in 2002. With over 20 years of experience, he is responsible for our accounting, financial planning & analysis, human resource, compliance, and legal functions. During his tenure, he has led the Company through both early and later stage public offerings and three growth oriented private equity investments. Additionally, Mr. Fairbanks works with the Board and equity investors to guide future expansion to better meet the needs of our clients. Before joining the Company, Mr. Fairbanks held various finance and accounting roles in both public and privately held companies, including Republic Services Group (NYSE: RSG), NationsHealth, Inc. (Nasdaq: NHRX) and Print Source USA. Mr. Fairbanks has a Bachelor of Science degree in Finance from Florida Atlantic University. The business address of Mr. Fairbanks is 100 SE 3rd Avenue, 26th Floor, Fort Lauderdale, Florida 33394 and his business telephone number is (800) 559-9358. Mr. Fairbanks is a citizen of the United States of America.
John Steele serves as Executive Vice President of Convey Health Solutions. Mr. Steele empowers others to be practitioners on the front lines of solving the most complex problems facing the healthcare industry using modern technology and big data analytics. As the co-founder and former Chief Executive Officer of Pareto Intelligence, John grew Pareto into a recognized leader in healthcare analytics and technology. His emphasis has been on implementing data-driven solutions and advanced analytical modeling to improve value-based outcomes. Prior to Pareto, John has spent his 20+ year career in the healthcare industry in executive leadership roles at various consulting firms. John was a Managing Partner of HealthScape Advisors, Pareto’s sister company, where he advised clients on big data and analytically driven strategies to navigate the rapidly changing healthcare industry. He has a strong understanding of healthcare policy and how that impacts the business of healthcare, as well as the intricacies of regulated and risk-adjusted markets. This experience as an expert advisor allows John to bring unparalleled business expertise to the intersection of technology to improve performance for value-based healthcare organizations. John is also a frequent speaker at industry events and lends his expertise to various healthcare publications, such as Modern Healthcare Executive and AIS Health. Before HealthScape Advisors, John began his consulting career at Arthur Andersen and was a Managing Director for Huron Consulting Group’s Pharmaceutical and Health Plan practice. John earned his MBA from the University of Chicago with a concentration in strategic management, and his bachelor’s degree in finance from the University of Illinois at Urbana-Champaign.
Kyle Stern serves as a Managing Partner at HealthScape Advisors, and Executive Vice President for the Company. Mr. Stern assists health plans, specialty care companies, and ancillary carriers in a variety of areas including new business and market development, cost reduction, business process improvement, and financial and data analytics. He also works closely with private equity firms in their pursuit and evaluation of investment opportunities in emerging growth markets. Prior to cofounding HealthScape, Mr. Stern worked at UnitedHealth Group where he was on the OptumHealth Executive Leadership Team. As CFO for United Healthcare and OptumHealth Specialty Benefits, Mr. Stern oversaw all finance, accounting, actuarial, underwriting, and risk management functions. The Specialty Benefits group delivered products to over 50 million members and grew at an average annual rate of 27 percent during Mr. Stern’s tenure. Prior to his work at UnitedHealth Group, Kyle served as Chief Financial Officer for Sierra Military Health Services, which supported the TRICARE managed healthcare program covering one million members in the Northeast.

Mr. Stern began his career in 1993 in the healthcare consulting practice of Arthur Andersen LLP. Mr. Stern earned his MBA from the University of Chicago Graduate School of Business and his Bachelors in Economics from Wabash College.
Controlling Persons
TPG Cannes Aggregation L.P.
c/o TPG Global, LLC
301 Commerce St., Suite 3300
Fort Worth, Texas 76102
Phone: (817) 871-4000
The Majority Stockholder, which is primarily funded by partners of TPG Partners VIII, L.P. and TPG Healthcare Partners, L.P., was formed on July 31, 2019 for the purpose of financing the acquisition of Convey Health Solutions, Inc. by Convey Holding Parent, Inc. (formerly known as Cannes Holding Parent, Inc.) and Cannes Parent, Inc. (the “Initial Acquisition”). The Majority Stockholder has not carried on any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and in connection with the Initial Acquisition, including holding the shares of the Company following its initial public offering.
Set forth below for each officer of TPG GenPar VIII Advisors, LLC (“Advisors”), the ultimate general partner of the Majority Stockholder, is his or her respective principal occupation or employment, the name of the organization in which such occupation or employment is conducted and the five-year employment history of each such person. The officers of Advisors are Ken Murphy (Chief Operating Officer), Bradford Berenson (Vice President), Deirdre Cummings (nee) Harding (General Counsel), Mike Guo (Vice President), Steven A. Willmann (Treasurer), Joann Harris (Chief Compliance Officer) and Martin Davidson (Chief Accounting Officer).
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Ken Murphy is the Chief Operating Officer of TPG and works across the back office operations of the firm. Prior to joining TPG in 2015, Ken worked at Mount Kellett Capital Management for three years and Goldman, Sachs & Co. for 23 years.

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Bradford Berenson is the General Counsel of TPG, where he has worked since 2017. Prior to joining TPG in 2017, Bradford served as Vice President and Senior Counsel, Litigation and Legal Policy of The General Electric Company.

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Deirdre Cummings (nee) Harding is the General Counsel of TPG Capital, where she has worked since 2021. Prior to joining TPG, Deirdre worked at Goldman, Sachs & Co. for 13 years.

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Mike Guo is the Deputy General Counsel of TPG Capital, where he has worked since 2017. Prior to joining TPG in 2017, Mike worked at Ropes & Gray LLP and Simpson Thacher & Bartlett LLP, respectively.

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Steve Willmann is a Managing Director and the Treasurer for TPG, where he has worked since 2007.

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Joann Harris is a Partner and the Chief Compliance Officer of TPG, based in Fort Worth. Prior to joining TPG in 2015, Joann served as an Assistant Director at the U.S. Securities and Exchange Commission.

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Martin Davidson is a Partner and Chief Accounting Officer of TPG, where he has worked since 2005.

Neither the Majority Stockholder, Advisors or any of Advisor’s executive officers, has, to the knowledge of the Majority Stockholder, during the past five (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

THE SPECIAL FACTORS
Background of the Merger
TPG Global, LLC, through its affiliated investment funds (“TPG”), has maintained a controlling equity interest in the Company since it acquired the Company on September 4, 2019.
On June 16, 2021, in connection with the Company’s initial public offering, shares of Company Common Stock started trading on the New York Stock Exchange at a price per share of $14.00. Following the offering, TPG continued to own approximately 75% of the issued and outstanding shares of Company Common Stock.
Since then, the Board, including representatives of TPG who serve as directors of the Company, and the Company’s management team have regularly reviewed the Company’s performance, prospects and strategy in light of then-current business and economic conditions, as well as developments in the North American healthcare services sector. These regular reviews have, from time to time, also included the evaluation of acquisition opportunities for the Company.
In late April 2022, representatives of TPG informed the members of the Board that, although no decision had been made by TPG, TPG was in the early stages of considering alternatives with respect to the Company, including the possibility of submitting a proposal for the potential acquisition of all of the outstanding capital stock of the Company not already owned by TPG (the “Potential TPG Acquisition”).
On May 3, 2022, the Board held a meeting via videoconference, which was attended by representatives of Cravath, Swaine & Moore LLP (“Cravath”). At that meeting, a representative of TPG formally notified the Board that TPG was considering alternatives with respect to the Company, including the possibility of proposing the Potential TPG Acquisition. The Board then engaged in a discussion relating to the establishment of a special committee of the Board. Representatives of Cravath reviewed certain legal and process considerations relating to a possible transaction involving TPG, including the possibility that certain members of the Board might have actual or perceived conflicts of interest in connection with a possible transaction involving TPG. Board members disclosed their respective relationships with TPG, as described in the section entitled “— Interests of Our Directors and Executive Officers in the Merger”, and a discussion ensued pursuant to which it was concluded that Paul V. Campanelli and W. Carl Whitmer, each of whom is not a representative of TPG, would be the most appropriate members of the Board to serve on the Special Committee. The Board then established the Special Committee comprised of Mr. Campanelli and Mr. Whitmer and delegated to the Special Committee the powers, among others, (i) to consider and evaluate all proposals that might be received by the Company in connection with a possible transaction involving all or substantially all of the Company’s equity or assets, (ii) to establish, authorize, modify, monitor and exercise general oversight on behalf of the Company of any and all agreements, proceedings and activities of the Company involving, responding to or relating to any such possible transaction or any other alternatives, (iii) to participate in, direct and control the negotiations of the terms and conditions of any such possible transaction, (iv) to consider any other alternatives, to terminate any negotiations, discussions or consideration of, or reject, on behalf of the Company, any such possible transaction or other alternatives, and (v) to engage such advisors, consultants and agents as the Special Committee may deem necessary or appropriate. The Board also confirmed that it would not approve any such possible transaction or other alternative, unless the Special Committee, in its sole discretion, provided a prior recommendation in favor of such transaction or other alternative.
On May 4, 2022, the Special Committee engaged Simpson Thacher & Bartlett LLP (“Simpson Thacher”) to represent the Special Committee in light of, among other things, Simpson Thacher’s expertise in representing special committees in similar contexts and its limited engagements with TPG and its portfolio companies.
On the morning of May 4, 2022, TPG submitted to the Board a letter with a non-binding indication of interest to acquire all of the outstanding capital stock of the Company not already owned by TPG at a price of $9.00 per share in cash. The letter also stated that any Potential TPG Acquisition would be conditioned only on the approval of a special committee comprised of independent directors and that TPG was not interested in selling its stake in the Company to a third party. TPG’s initial bid of $9.00 per share represented a premium of approximately 66% to the closing price per share of the Company Common Stock on May 3, 2022 of $5.43.
On May 6, 2022, the Special Committee held a meeting via videoconference to discuss and consider certain organizational and other matters related to TPG’s proposal. Representatives of Simpson Thacher & Bartlett LLP (“Simpson Thacher”) attended the meeting. The representatives of Simpson Thacher began the meeting by summarizing TPG’s proposal set forth in its May 4 offer letter, including, among other matters, that TPG had offered to acquire all of the issued and outstanding Company Common Stock not already owned by TPG at a price of $9.00 per share in cash, that TPG had conditioned any Potential TPG Acquisition only on the approval by a special committee comprised of independent directors and that TPG had noted that it was not interested in selling its stake in the Company to a third party. The representatives of Simpson Thacher and the Special Committee discussed that TPG’s proposal was not conditioned on the approval by a majority of the minority stockholders.
The representatives of Simpson Thacher then reviewed with the Special Committee various legal matters, including the legal standards that would likely be applicable in the context of a potential “going private” transaction with a controlling stockholder, the Special Committee’s role, mandate and powers and the concepts of independence and disinterestedness. Following discussion of potential legal matters that could arise in connection with a Potential TPG Acquisition, the Special Committee determined to retain Ross Aronstam & Moritz LLP (“Ross Aronstam”) as Delaware counsel given Ross Aronstam’s experience, reputation and limited engagements with TPG and its portfolio companies. Ross Aronstam’s retention was subsequently confirmed by letter dated May 9, 2022.
The Special Committee then discussed the potential engagement of a financial advisor. The representatives of Simpson Thacher noted, among other matters, that disclosures regarding relationships with TPG and the Company had been previously provided to the members of the Special Committee by Centerview as well as another investment bank. The representatives of Simpson Thacher then updated the Special Committee with additional information provided by the other investment bank regarding its relationships with TPG and its portfolio companies. Following discussion, the Special Committee determined it would continue discussions with Centerview in light of, among other things, its reputation and experience, and that, unlike the other investment bank and likely other potential financial advisors, Centerview only had, since January 1, 2020, limited engagements with TPG or its portfolio companies.
Beginning on May 9, 2022, Centerview requested and discussed certain information relating to the Company and its businesses with the Company’s management.
On May 11, 2022, the Special Committee held a meeting via videoconference with representatives of Simpson Thacher and Ross Aronstam to continue discussing the concepts of independence and disinterestedness under Delaware law, and the Special Committee’s ability to objectively consider what is in the best interests of the Company and its minority stockholders in evaluating the proposal from TPG and potential alternatives thereto. Mr. Campanelli and Mr. Whitmer each discussed that they had previously worked at companies which had been acquired by TPG, but after TPG sold those companies in 2015 and 2017, respectively, neither had been employed by TPG or a TPG portfolio company and neither had any present intention of working for TPG or a TPG portfolio company in the future. It was further discussed that while Mr. Campanelli and Mr. Whitmer had each provided advisory services to TPG in isolated circumstances since 2018, neither had any expectation or hope to provide any similar services to TPG or any of its portfolio companies in the future. Simpson Thacher and Ross Aronstam then discussed with the Special Committee whether they had any interests or investments in TPG or any of its portfolio companies. Mr. Campanelli explained that, other than a grant of restricted stock units of the Company that he had received shortly after he became a member of the Board in February 2022, he did not have any interests or investments in TPG or any of its portfolio companies. Mr. Whitmer explained that when he joined the Board in March 2021, he had purchased Company Common Stock and received a grant of Company stock options, and that, earlier in 2022, he had also received a grant of restricted stock units from the Company. Mr. Whitmer further explained that he held limited partnership interests in funds managed by a number of private equity sponsors, including three TPG-affiliated funds, two of which, he understood, had invested in the Company. Mr. Whitmer confirmed that these limited partnership investments were not material to him and that his direct personal investment in the Company was substantially larger than his indirect investment through TPG-affiliated funds in the Company. Simpson Thacher and Ross Aronstam then discussed with the Special Committee whether they had any personal relationships with the Company’s officers and directors and/or TPG partners, senior executives, and senior advisors. In addition to explaining that they each had a social relationship with Dr. Mansukani, a TPG senior advisor and the Board’s Chairman, Mr. Campanelli confirmed that since the sale by TPG of the company at which he had worked in 2015, he had stayed in contact with Mr. Sisitsky, a TPG senior executive and member of the Board, and Mr. Whitmer confirmed that he had a social relationship with Mr. Stephen Farrell, the Company’s chief executive officer and member of the Board. During the meeting, Mr. Campanelli and Mr. Whitmer each confirmed that their prior employment by TPG portfolio companies, prior provision of limited advisory services to TPG, social relationships with certain Company officers and directors and TPG partners, senior executives, and senior advisors, and, personal interests or investments in the Company (and, in the case of Mr. Whitmer, personal investments in TPG-affiliated funds) would not impair their ability to objectively and independently assess a Potential TPG Acquisition. Simpson Thacher and Ross Aronstam also discussed the ability of the Special Committee’s advisors to provide independent advice in connection with a Potential TPG Acquisition and Mr. Campanelli and Mr. Whitmer each confirmed that they had not worked with Centerview on any prior matters.
On May 13, 2022, the Special Committee held a meeting via videoconference with representatives of Simpson Thacher in attendance and representatives of Centerview attending portions of the meeting. The representatives of Centerview provided the Special Committee with an overview of Centerview’s financial advisory expertise, including its experience in healthcare mergers and acquisitions transactions and advising special committees in “going private” transactions. The representatives of Centerview then left the meeting. The Special Committee discussed Centerview’s credentials and a potential engagement of Centerview as the Special Committee’s financial advisor. Following further discussion, the Special Committee determined that it would seek to engage Centerview due to Centerview’s relevant experience, reputation, and the fact that Centerview only had, since January 1, 2020, limited engagements with TPG or any of its portfolio companies, subject to negotiation of mutually agreeable terms of such engagement.
The representatives of Centerview then rejoined the meeting and provided the Special Committee with an overview of the financial performance of other companies in the healthcare services business, the Company’s historical stock price performance relative to certain of its peer companies and certain challenges that the Company and certain of its peer companies were facing. The representatives of Centerview then discussed certain financial information and performance metrics of the Company and compared them with those of certain competitors of the Company. The Centerview representatives then reviewed with the Special Committee the May 4 offer letter from TPG and shared their perspectives regarding a potential transaction process, including the challenges of conducting a “market check” and soliciting other bids for the Company in light of TPG’s position in the May 4 offer letter that it was not interested in selling its stake in the Company. A discussion ensued following which the Special Committee directed Centerview to engage with the Company’s management to obtain the information necessary for Centerview to conduct its financial analyses and directed Simpson Thacher to inform Cravath and Davis Polk & Wardwell LLP (“Davis Polk”), TPG’s counsel, that the Special Committee had retained Centerview as its financial advisor (whose retention was subsequently confirmed by letter dated May 27, 2022).
On May 27, 2022, Davis Polk sent Simpson Thacher certain information requests for the Company from TPG’s prospective lenders.
On May 28, 2022, Simpson Thacher sent Davis Polk a draft non-disclosure agreement to be executed and delivered by TPG.
On May 31, 2022, the Special Committee held a meeting via videoconference with representatives of Simpson Thacher and Ross Aronstam attending and with representatives of Centerview attending a portion of the meeting. The representatives of Centerview reviewed with the Special Committee, among other financial information, the Company’s stock price performance since the Company’s initial public offering and observed that the Company’s share price had decreased by 57% since then, although the Company’s revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Company’s fiscal quarter ended June 30, 2021 and each of the Company’s three subsequent fiscal quarters exceeded the publicly available Wall Street research analyst consensus revenues and EBITDA for each such fiscal quarter. The representatives of Centerview then reviewed with the Special Committee the five-year financial forecast prepared by the Company’s management team, including the assumptions underlying the Company’s forecast and certain factors, opportunities and risks affecting the Company’s forecast. The Centerview representatives then discussed with the Special Committee Centerview’s preliminary financial analyses. A discussion ensued regarding the Company’s forecast, following which the Special Committee directed Centerview to request additional information from the Company to assist the Special Committee in connection with its review of TPG’s May 4 offer.
Following further discussion, the Centerview representatives reviewed with the Special Committee certain considerations relating to the likelihood of whether a strategic buyer might be interested in exploring a transaction and an illustrative model for an acquisition of the Company by a financial sponsor. A discussion ensued regarding, among other matters, the likelihood of potential interest from strategic buyers and financial sponsors in pursuing an acquisition of TPG’s stake in the Company, the fact that TPG had stated that it was not interested in selling its stake in the Company, the challenges the Company faces in retaining senior management as a public company and the difficulties in improving its stock price performance given the small public float of the Company’s outstanding shares. Following further discussion, including that the Company’s management had confirmed that there had not been any outreach from any other potential acquiror, the Special Committee concurred with Centerview’s view that it was unlikely that a strategic buyer or another financial sponsor would be interested in acquiring the Company.
The Special Committee then discussed potential next steps, including the merits of engaging with TPG. Following such discussion and after considering the matters discussed at this meeting, including the likely difficulties the Company would have in improving its stock price performance to the levels implied in TPG’s May 4 offer due to, among other factors, the then-current challenging macroeconomic environment, the Company determined to engage with TPG regarding a Potential TPG Acquisition. The Special Committee and the other meeting participants then discussed potential negotiation strategies, as well as some of the non-economic terms of a Potential TPG Acquisition that might be addressed in any response to TPG’s May 4 proposal. Following discussion, the Special Committee directed Simpson Thacher to discuss with Davis Polk the provisions TPG would propose in a merger agreement with the Company to assist the Special Committee in deciding what points to raise in any response to TPG and avoid the Special Committee having to raise points that TPG might already be willing to agree to.
The Centerview representatives then left the meeting. Representatives of Simpson Thacher and Ross Aronstam summarized separate videoconference meetings Simpson Thacher and Ross Aronstam together had with each member of the Special Committee individually on May 17, 2022 and May 20, 2022, respectively, to further discuss the independence of the Special Committee. In these separate meetings, Mr. Campanelli and Mr. Whitmer each independently confirmed that they were able to evaluate and negotiate a Potential TPG Acquisition solely with the best interests of the Company and its minority stockholders in mind. Mr. Campanelli and Mr. Whitmer then each determined that, irrespective of the facts and circumstances discussed at the Special Committee’s May 11, 2022 meeting and in the individual meetings on May 17 and 20, 2022, they considered themselves and each other independent of TPG. Following further discussion, including that Mr. Campanelli and Mr. Whitmer are the two directors on the Board best positioned to negotiate against TPG, the members of the Special Committee confirmed their commitment to conduct an independent process with the assistance of independent advisors and to act in the best interests of the Company and its minority stockholders. A representative of Simpson Thacher then discussed with the Special Committee the ability of the Special Committee’s advisors to provide independent advice in connection with a Potential TPG Acquisition.
The Simpson Thacher representatives also reported that Davis Polk had submitted certain due diligence information requests so that TPG’s prospective lenders could conduct additional due diligence on the Company and that Simpson Thacher and Cravath were negotiating with Davis Polk a non-disclosure agreement to be entered into between the Company and TPG.
On June 1, 2022, as directed by the Special Committee, representatives of Simpson Thacher and Davis Polk discussed the potential terms that Davis Polk believed would be contained in a merger agreement for a Potential TPG Acquisition. Davis Polk informed Simpson Thacher that, among other things, TPG’s proposed merger agreement would provide that TPG would, shortly following the execution of a definitive merger agreement, deliver a written stockholder consent, which would constitute the requisite stockholder consent to approve the consummation of the Potential TPG Acquisition and therefore that no minority stockholder vote would be required to approve the consummation of the Potential TPG Acquisition and that, following the delivery of such written stockholder consent, the Company would not have the ability to terminate a merger agreement with TPG to accept a superior competing proposal. Davis Polk also indicated that TPG intended to finance the entire consideration to be paid to the Company’s minority stockholders with third party debt financing and that, if such debt financing could not be obtained, TPG would be obligated to pay the Company a reverse termination fee but could not be forced to consummate the transaction. Davis Polk also noted that, as part of any transaction, TPG expected certain members of management and certain directors (excluding the members of the Special Committee) to exchange their existing shares of Company Common Stock for shares of the post-closing Surviving Company rather than receive the Merger Consideration.
On June 1, 2022, as directed by the Special Committee, the representatives of Centerview discussed with representatives of the Company’s management, among other matters, potential mergers and acquisitions opportunities for the Company and management’s view regarding potential opportunities to increase the Company’s sales.
On June 3, 2022, the Special Committee held a meeting via videoconference with representatives of Centerview and Simpson Thacher attending. The Centerview representatives reported to the Special Committee on their discussion with the Company’s management on June 1, 2022, including that, in the view of the Company’s management, except for certain opportunities for increased sales that were already reflected in the Company forecast, there currently was no expectation to be able to otherwise significantly increase the Company’s sales in the current year, and that, while there might be opportunities for small acquisitions, at this time, the Company’s management did not anticipate opportunities for a transformative mergers and acquisitions transaction. A discussion ensued, following which the Special Committee authorized Centerview to use the Company forecast for purposes of its financial analyses. The Simpson Thacher representatives then informed the Special Committee of their discussion with Davis Polk on June 1, 2022, including that, in TPG’s proposed merger agreement, TPG would, shortly following the execution of a definitive merger agreement, deliver a written stockholder consent which would mean there would be no minority stockholder vote needed in connection with a Potential TPG Acquisition. The Simpson Thacher representatives also noted, among other things, that, under TPG’s proposed transaction structure, the Company and the minority stockholders would bear the risk that TPG may fail to obtain the required debt financing and that the Special Committee should consider asking TPG to commit to provide equity capital if the required debt financing could not be obtained. A discussion ensued, during which the Special Committee and the representatives of Simpson Thacher discussed a majority of the minority vote and potential alternative positions, including a modified majority of the minority vote whereby TPG would be permitted to vote a portion of its stake, a delay of delivery by TPG of its written stockholder consent to allow the Special Committee to consider and potentially accept a competing superior proposal if one were to be made before the stockholder consent was delivered and a “go shop” provision. Following further discussion and considering that TPG had stated that it was not interested in selling its stake in the Company and that there likely were currently no other buyers of the Company, the Special Committee directed Centerview to request TPG to agree to condition a Potential TPG Acquisition on the receipt of the affirmative vote of a majority of the minority stockholders (the “Majority of the Minority Condition”) and to provide equity financing if debt financing was not available (the “Equity Backstop”). The Special Committee then discussed different price points at which the Special Committee would be prepared to consider a Potential TPG Acquisition. Following such discussion, the Special Committee directed Centerview to communicate to TPG that the Special Committee would be prepared to consider a Potential TPG Acquisition if TPG increased the offer price per share to $12.00, which represented a premium of 100% to the Company’s $6.00 per share closing price on June 2, 2022.
On June 6, 2022, as directed by the Special Committee, Centerview informed TPG that the Special Committee had rejected TPG’s May 4 offer, but that the Special Committee would be prepared to consider a Potential TPG Acquisition at a price of $12.00 per share in cash that included an Equity Backstop and was subject to the Majority of the Minority Condition. During this discussion, the TPG representatives conveyed TPG’s desire for certainty of closing if a Potential TPG Acquisition were to be announced and that, given the Company’s small public float and the risk that one or more stockholders holding a relatively small number of shares of Company Common Stock could potentially block a Potential TPG Acquisition, TPG would be unwilling to agree to condition a Potential TPG Acquisition on a Majority of the Minority

Condition, and that TPG expected to receive debt commitments with limited conditionality once the prospective lenders had completed their due diligence review of the Company.
Later on June 6, 2022, Davis Polk sent Simpson Thacher a draft of the proposed merger agreement for a Potential TPG Acquisition, which draft did not include the Majority of the Minority Condition, provided that if the required debt financing were not obtained, the Company could not force TPG to consummate the transaction, but that TPG would be obligated to pay a reverse termination fee in an amount equal to 5% of the equity value of the Company implied by the Merger Consideration and included a note that TPG expected certain members of the Company’s management and directors (excluding the members of the Special Committee) to exchange their shares of Company Common Stock for shares of the post-closing Surviving Company.
On June 7, 2022, the Company and TPG executed a non-disclosure agreement, and beginning on that date through June 20, 2022, the Company responded to TPG’s and its prospective lenders’ information and document requests, including by making the Company forecast previously provided to Centerview available to TPG.
Later on June 7, 2022, the Special Committee held a meeting via videoconference with representatives of Centerview and Simpson Thacher attending. The Centerview representatives reported to the Special Committee regarding their discussion with TPG on June 6, including that the TPG representatives had expressed a desire for certainty of closing if a Potential TPG Acquisition were to be announced and, given the Company’s small public float and the risk that one or more stockholders holding a relatively small number of shares of Company Common Stock could potentially block a Potential TPG Acquisition, TPG would be unwilling to agree to condition a Potential TPG Acquisition on a Majority of the Minority Condition, and that TPG expected to receive debt commitments with limited conditionality once the prospective lenders had completed their due diligence review of the Company. A discussion ensued, during which the Special Committee considered, among other matters, the Company’s closing price per share as of June 7, 2022 of $4.94 and that the offer price was the most important term in a Potential TPG Acquisition and that such a transaction could potentially be attractive to the Company’s minority stockholders, especially if TPG were able to increase its offer price and provide more certainty regarding the financing. The representatives of Simpson Thacher informed the Special Committee that Simpson Thacher had received a draft merger agreement from Davis Polk and that Simpson Thacher had started its review of the draft.
On June 13, 2022, representatives of TPG informed representatives of Centerview that TPG was prepared to increase the per share price in a Potential TPG Acquisition to $10.00. TPG also conveyed to Centerview that it was an important aspect of TPG’s offer that certain members of the Company’s current management team and certain board members (excluding the members of the Special Committee) exchange their Company Common Stock for shares of the post-closing Surviving Company and that TPG desired to initiate discussions with such individuals regarding the exchange as soon as possible. The TPG representatives also noted that, given current market conditions, TPG’s substantial holdings in the Company’s equity securities was a driving factor in its interest in the Potential TPG Acquisition and that, if it did not have such a significant interest in the Company’s equity securities, it would likely suspend discussions regarding a Potential TPG Acquisition. TPG also expressed that it was not prepared to provide an equity back stop or to condition a Potential TPG Acquisition on the Majority of the Minority Condition.
Later on June 13, 2022, the Special Committee held a meeting via videoconference with representatives of Centerview and Simpson Thacher attending. The representatives of Centerview informed the Special Committee of TPG’s June 13 offer, noting that the $10.00 per share revised offer price represented an approximately 150% premium to the Company’s closing share price of $4.02 on June 13, 2022 and reported to the Special Committee regarding their discussion with TPG earlier that day. A discussion ensued, during which the Special Committee observed that, in light of then-current market uncertainty, it would likely have to weigh the absence of a Majority of the Minority Condition against the financial terms of TPG’s offer and that, given the Company’s then-current share price, pursuing a Potential TPG Acquisition at the substantial premium being discussed was compelling. The Special Committee then discussed certain other matters relating to the overall process and determined that it would only allow TPG to initiate discussions with members of the Company’s management and directors (excluding the members of the Special Committee) regarding the exchange of their Company Common Stock for shares in the post-closing Surviving Company in a Potential TPG Acquisition if and when the Special Committee and TPG had reached a preliminary agreement regarding the financial terms of a Potential TPG Acquisition. The Special Committee then discussed TPG’s refusal to provide an Equity Backstop and, following discussion, determined that, if the debt commitments were acceptable and the reverse termination fee was sufficiently high, it would potentially consider pursuing a transaction with TPG without an Equity Backstop. Following further discussion, the Special Committee directed Centerview to communicate to TPG that the Special Committee would be prepared to consider a transaction without an Equity Backstop if TPG offered a reverse termination fee of $60 million. The Special Committee continued to discuss potential alternatives to the Majority of the Minority Condition which TPG had rejected in its June 13 offer. Following discussion, the Special Committee directed Simpson Thacher to explore with Davis Polk the possibility of a modified majority of the minority vote (the “Modified Majority of the Minority Condition”) whereby TPG would be permitted to vote a certain portion of its shares or, alternatively, a delay of the delivery of the written stockholder consent (the “Delayed Stockholder Consent”) by TPG. The Special Committee then discussed a potential price per share at which it would be prepared to consider a Potential TPG Acquisition and, considering the context that TPG had given Centerview when it communicated its June 13 offer and the current market uncertainty, the Special Committee directed Centerview to communicate to TPG that it was prepared to consider a Potential TPG Acquisition if TPG increased its offer price to $10.50 per share.
From June 13, 2022 through June 20, 2022, at the direction of the Special Committee, Simpson Thacher, with the assistance of Cravath where requested by Simpson Thacher, discussed and negotiated with Davis Polk the merger agreement and certain ancillary documents with respect to a Potential TPG Acquisition and exchanged several drafts of the merger agreement.
On June 14, 2022, as directed by the Special Committee, Centerview informed TPG that the Special Committee had rejected TPG’s June 13 offer, but that the Special Committee would consider a Potential TPG Acquisition at a price of $10.50 per share in cash, with a $60 million reverse termination fee and the Modified Majority of the Minority Condition or, if the Modified Majority of the Minority Condition was not acceptable, the Delayed Stockholder Consent. On that same date, Simpson Thacher discussed with Davis Polk the Modified Majority of the Minority Condition and the Delayed Stockholder Consent proposals.
On June 15, 2022, a representative of TPG informed Centerview that TPG was prepared to improve its offer and increase the proposed price to $10.50 per share in cash and propose a reverse termination fee of $50 million, but that it would not agree to the Modified Majority of the Minority Condition or the Delayed Stockholder Consent as both elements introduced risk and uncertainty for the closing of a Potential TPG Acquisition. The TPG representative again conveyed that it was important to TPG’s proposal that, before executing definitive agreements regarding a Potential TPG Acquisition, TPG be able to engage with members of the Company’s management and directors (excluding the members of the Special Committee) to secure written agreements regarding the exchange of such individual’s Company Common Stock for shares of the post-closing Surviving Company.
On June 16, 2022, the Special Committee held a meeting via videoconference with representatives of Centerview and Simpson Thacher attending. The Centerview representatives informed the Special Committee of TPG’s June 15 offer and their discussion with TPG. Following discussion, including, among other matters, that $10.50 per share reflected a substantial premium that would be a favorable result for minority stockholders and, in light of the Company’s challenges in retaining senior management as a public company, that TPG had accepted the Special Committee’s counter-offer on price, and that TPG had raised its price in exchange for deal certainty, the Special Committee determined it supported moving forward with a Potential TPG Acquisition at $10.50 per share and therefore TPG could commence discussions with the Company’s management and directors (excluding the members of the Special Committee) regarding the exchange of their Company shares for shares of the post-closing Surviving Company.
A representative of Simpson Thacher next reported that, as separately discussed with each member of the Special Committee on June 9, 2022, representatives of Cravath had informed Simpson Thacher on June 8, 2022 that, on that date, Mr. Farrell and Mr. Tim Fairbanks, the Company’s chief financial officer, had received a telephone call from a representative of a third party (“Investor A”) suggesting that Investor A, together with a private equity sponsor (“Investor B”) and TPG, should consider a joint acquisition of the Company, and that Mr. Farrell had told the Investor A representative to discuss any such matter directly with TPG. The Simpson Thacher representative reminded the Special Committee that Centerview and Simpson Thacher had discussed, among other things, the nature of the inquiry by Investor A and that contacting

Investor A likely would disclose the existence of the Special Committee and the process regarding the Potential TPG Acquisition. The Simpson Thacher representative further reminded the Special Committee, that on June 9, 2022, representatives of Simpson Thacher had informed and discussed this matter separately with each member of the Special Committee. The Simpson Thacher representative noted that after such conversations and with the agreement of both members of the Special Committee that the Special Committee having direct communication with Investor A or Investor B was not in the best interests of the Company, Simpson Thacher informed Davis Polk of the inquiry received by Mr. Farrell from Investor A and requested that Davis Polk inform Simpson Thacher of any relevant contact. The representative of Simpson Thacher reported that, on June 15, 2022, Davis Polk informed Simpson Thacher that TPG had not received any contact related to the prior inquiry by Investor A.
The representative of Simpson Thacher then continued to report regarding the ongoing discussions and negotiations among Simpson Thacher, Cravath and Davis Polk about the proposed merger agreement. A discussion ensued regarding next steps and timing and following such discussion the Special Committee directed Centerview and Simpson Thacher to continue to discuss and negotiate definitive transaction agreements with TPG and Davis Polk in order to reach agreement on terms that would be satisfactory to the Special Committee and to update the Special Committee as to progress on the various work streams.
On June 16, 2022, at the direction of the Special Committee, representatives of Simpson Thacher informed representatives of Davis Polk that the Special Committee was supportive of moving forward at $10.50 per share if the other terms of a Potential TPG Acquisition were resolved in a manner satisfactory to the Special Committee. The representatives of Simpson Thacher noted, among other matters, that the Special Committee was not in a position to agree to the proposed $50 million reverse termination fee pending its review of the terms of the debt commitments from TPG’s prospective lenders. At the direction of the Special Committee, the representatives of Simpson Thacher also informed the representatives of Davis Polk that TPG was allowed to begin discussions with directors and officers of the Company (other than the members of the Special Committee) regarding the potential terms and conditions of an exchange of their Company Common Stock for shares of the post-closing Surviving Company in a Potential TPG Acquisition.
Beginning on June 16, 2022 and over the course of the following days, TPG discussed with certain directors and officers of the Company (other than the members of the Special Committee) who were also stockholders of the Company the terms and conditions of exchanging their Company Common Stock for shares of the post-closing Surviving Company pursuant to rollover and support agreements, which would be executed substantially concurrently with the proposed merger agreement.
Also on June 16, 2022, at the request of TPG and its prospective lenders, representatives of the Company, together with representatives of Cravath and Simpson Thacher, met with representatives of TPG and its prospective lenders, together with representatives of Davis Polk, to discuss certain legal due diligence matters.
Late on June 16, 2022, representatives of Davis Polk sent to Simpson Thacher executed drafts of the proposed debt commitment letters obtained by TPG in connection with the Potential TPG Acquisition. Representatives of Simpson Thacher, with the assistance of representatives of Cravath where requested by Simpson Thacher, coordinated with representatives of Davis Polk with respect to certain comments on the commitment letters over the next several days.
On June 17, 2022, representatives of Simpson Thacher updated the Special Committee regarding the status of the discussions and negotiations of the merger agreement and noted, among other matters, that Simpson Thacher had proposed that the reverse termination fee would also become payable if the Company terminated the merger agreement because TPG had not delivered the written stockholder consent within 24 hours following the execution of the merger agreement.
On June 19, 2022, representatives of Simpson Thacher informed the Special Committee that Davis Polk had proposed a termination fee, which would become payable by the Company under certain circumstances, of $24 million, which represented approximately 2.9% of the equity value of the Company implied by the $10.50 per share proposed Merger Consideration and reminded the Special Committee of the very limited circumstances in which such a fee would apply.

On June 20, 2022, representatives of Simpson Thacher informed the Special Committee that TPG had rejected the proposal that the reverse termination fee would become payable also if the Company terminated the merger agreement because TPG had not delivered the stockholder consent within 24 hours following the execution of the merger agreement, but that TPG proposed that, under such circumstances, it would reimburse the Company for up to $5 million of the Company’s transaction-related expenses. At the direction of the Special Committee, the representatives of Simpson Thacher informed Davis Polk that the Special Committee would accept the expense reimbursement but requested that TPG increase the amount for reimbursement of the transaction-related expenses to up to $10 million, which TPG agreed to.
Later on June 20, 2022, the Special Committee held a meeting via videoconference with representatives of Simpson Thacher attending and representatives of Centerview attending portions of the meeting. The representatives of Simpson Thacher reviewed with the Special Committee certain legal matters, including the fiduciary duties of the members of the Special Committee as they applied in the context of considering whether or not to recommend a Potential TPG Acquisition. During the course of the review, representatives of Simpson Thacher noted that the members of the Special Committee each previously confirmed their ability to evaluate and negotiate a potential transaction solely with the best interests of the Company and the Unaffiliated Stockholders in mind and asked the Special Committee members to confirm that nothing had changed with respect thereto. Each of Mr. Campanelli and Mr. Whitmer confirmed the same. Following the review of fiduciary duties, the representatives of Centerview joined the meeting. The Simpson Thacher representatives then reviewed with the Special Committee the principal terms of the proposed merger agreement for the Potential TPG Acquisition, including TPG’s proposed financing of the Merger Consideration and that TPG and certain members of the Company’s management and directors (other than the members of the Special Committee) had agreed that such individuals would exchange between 80% and 100% of their Company Common Stock for shares of the post-closing Surviving Company in lieu of receiving the proposed Merger Consideration and that all such individuals’ stock options would remain outstanding, stockholder approval and related provisions, including that, if the merger agreement was executed, it was expected that shortly thereafter TPG would deliver its written stockholder consent, which would be the only stockholder approval required to consummate the Potential TPG Acquisition, closing conditions and termination rights and remedies. The representatives of Centerview then reviewed with the Special Committee, among other matters, the financial terms of TPG’s June 15 offer and discussed Centerview’s financial analyses of the proposed transaction with TPG, noting, among other matters, that the offer price of $10.50 per share represented a 143% premium compared to the Company’s per share closing price of $4.32 on June 17, 2022. Following discussion, the Centerview representatives then orally rendered Centerview’s opinion, which was subsequently confirmed by delivery of a written opinion dated June 20, 2022 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken in preparing its opinion, the $10.50 per share Merger Consideration to be paid to the holders of Company Common Stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a more detailed discussion of Centerview’s opinion see the section entitled “The Merger — Opinion of Centerview” beginning on page 39 of this information statement. Following further discussion and after considering of the matters reviewed and discussed at the meeting and all prior meetings of the Special Committee, the Special Committee (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders and (ii) recommended to the Board that the Board determine that the terms of the Merger Agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, declare the merger agreement and the transactions contemplated thereby advisable, approve the merger agreement, the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, and resolve to recommend that the stockholders of the Company vote to adopt and approve the merger agreement in accordance with the DGCL and direct that the merger agreement be submitted to the stockholders for its adoption.
Following the meeting of the Special Committee, a meeting of the Board was convened. The attendee directors were Mr. Campanelli, Mr. Farrell, Dr. Manuskani, and Mr. Whitmer. Mr. Sisitsky and Ms. Wood, representatives of TPG, did not attend the meeting. Representatives of Cravath attended the meeting, and representatives of Simpson Thacher and Centerview attended portions of the meeting as well. Mr. Farrell joined the meeting but then recused himself from the deliberations and vote regarding the proposed transaction with TPG due to his position as an officer of the Company. Representatives of Cravath reviewed the directors’ fiduciary duties in connection with the proposed transaction. Following the review of fiduciary duties, the representatives of Centerview joined the meeting. Representatives of Centerview and Simpson Thacher and the members of the Special Committee then provided the Board with the Special Committee’s recommendation with respect to the merger agreement and the transactions contemplated thereby and provided the Board with a summary of the Special Committee’s evaluation of the Potential TPG Acquisition, including the negotiating history with TPG, the matters considered by the Special Committee and the reasons for the Special Committee’s recommendation. After discussion, the representatives of Centerview left the meeting. Representatives of Cravath then reviewed with the Board the principal terms of the proposed merger agreement for the Potential TPG Acquisition, including the fact that TPG and certain members of the Company’s management and directors (other than the members of the Special Committee) had agreed that such individuals would exchange between 80% and 100% of their Company Common Stock for shares of the post-closing Surviving Company in lieu of receiving the proposed Merger Consideration and that all such individuals’ stock options would remain outstanding. A discussion then followed among the directors present with regard to the terms of the merger agreement and the Potential TPG Acquisition. After discussion, the Board, acting upon the unanimous recommendation of the Special Committee, (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and the Unaffiliated Stockholders, (ii) declared the merger agreement and the transactions contemplated thereby advisable, (iii) adopted and approved the merger agreement and approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (iv) resolved to recommend the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the Merger Agreement by the stockholders of the Company and (v) directed that the merger agreement be submitted to the stockholders of the Company entitled to vote for its adoption, which could be by written consent of the requisite stockholders in lieu of a meeting in accordance with Section 228 of the DGCL.
Later that evening, the Special Committee’s, the Company’s and TPG’s advisors finalized the merger agreement, and the Company, Parent and Merger Sub executed the Merger Agreement.
On June 21, 2022, before the opening of trading on the New York Stock Exchange, the Company issued a press release announcing the proposed transaction.
On June 21, 2022, a representative of Investor A contacted Mr. Farrell to discuss the recently announced transaction and to inquire as to whether Investor A and Investor B would have the opportunity to discuss a potential strategic transaction involving the Company. Mr. Farrell informed Investor A that the Company was restricted under the terms of the Merger Agreement from engaging in discussions with third parties with respect to potential alternative transactions and any further conversations should be between Investor A, Investor B and Parent directly.
Later on June 21, 2022, a representative of Investor B had discussions with a representative of Parent regarding the possibility of an alternative transaction, which was followed by a subsequent discussion on June 27, 2022. Representatives of Parent indicated to the representative of Investor B that it intended to consummate the announced transaction, but would consider compelling opportunities for the Company and its stockholders. Since June 27, 2022, there have been no further discussions regarding an alternative transaction between representatives of Parent and Investor B.
Between June 22, 2022 and June 27, 2022, representatives of the Company had follow-up discussions regarding the possibility of an alternative transaction with representatives of Investor A, during which discussions the representatives of the Company suggested to Investor A that Investor A should hold any further conversations with Parent instead of with such representatives. Between June 27, 2022 and July 8, 2022, Investor A contacted the Company by telephone on several occasions seeking to follow up on the prior discussions, in response to which representatives of the Company continued to suggest to Investor A that Investor A should hold any further conversations with Parent instead of with such representatives. Since July 8, 2022, there have been no further discussions between representatives of the Company and Investor A or Investor B.
Recommendation of the Board; Reasons for the Merger
After careful consideration, the Board, acting on the recommendation of the Special Committee, has:
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determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders;

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approved the Merger Agreement and the transactions contemplated thereby, including the Merger; and

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recommended that the stockholders of the Company vote to adopt and approve the Merger Agreement.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board
On June 20, 2022, the Special Committee, acting with the advice and assistance of its own independent legal and financial advisors, considered and evaluated the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders.
The Special Committee also unanimously recommended to the Board that the Board:
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determine that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders,

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declare the Merger Agreement and the transactions contemplated thereby advisable,

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approve the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, and

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resolve to recommend that the stockholders of the Company vote to adopt and approve the Merger Agreement in accordance with the DGCL and direct that the Merger Agreement be submitted to the stockholders for its adoption.

Reasons for the Merger; Recommendation of the Special Committee
In the course of reaching the determination described above, the Special Committee considered, in consultation with its own independent legal and financial advisors, the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:
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the Special Committee’s understanding of the Company’s industry, business, operations, financial condition, earnings, strategy and prospects (including the risks involved in achieving such prospects), as well as the Company’s historical and projected financial performance;

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the current and historical prices of the Company Common Stock, including the fact that the Merger Consideration of $10.50 represented:

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a premium of approximately 143% over the closing price per share of the Company Common Stock on June 17, 2022, the last trading day before the public announcement of the transaction, of $4.32;

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a premium of approximately 99% over the thirty-day volume-weighted average price per share of the Company Common Stock ending on June 17, 2022, the last trading day before the public announcement of the transaction, of $5.28; and

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the multiples of the Company’s enterprise value implied by the Merger Consideration to (i) the Company’s adjusted EBITDA estimated by the Company’s management for the fiscal year ending December 31, 2022 of 13.1x and (ii) the Company’s EBITDA estimated by the Company’s management for the fiscal year ending December 31, 2023 of 12.1x;

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the Special Committee’s belief that it was unlikely that the trading price of the Company Common Stock would, in the foreseeable future, reflect a net present value greater than the Merger Consideration of $10.50 per share;

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the risks associated with remaining an independent, publicly traded company, including the Company’s challenges in retaining senior management as a public company;

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the continuing uncertainty and volatility in the stock and equity markets;

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that the Special Committee was able to negotiate an effective increase in the Merger Consideration of $1.50 per share from the per share consideration offered in TPG’s May 4, 2022 offer letter, representing an increase of approximately 17%, notwithstanding the anticipated challenges to the business described above and the stock price drop of the Company Common Stock over that period from $5.43 per share on May 3, 2022, the day before TPG sent its initial offer letter, to $4.32 per share on June 17, 2022, the last trading day before the public announcement of the Merger;

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the belief by the Special Committee that the Merger Consideration was the highest price that could reasonably be obtained from Parent, that the terms set forth in the Merger Agreement were the most favorable terms Parent would be willing to agree to and that further negotiations would create a risk of causing Parent to abandon the transaction altogether or materially delay the entry into a definitive agreement for the transaction;

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the Company’s future prospects if the Company did not enter into the Merger Agreement, including the competitive landscape, the current macroeconomic environment, the business, financial and execution risks and the Company’s relationships with customers, providers and suppliers and the potential impact of those factors on the Company’s results of operations and trading price of the Company Common Stock (which cannot be quantified numerically);

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the fact that TPG stated in its May 4 offer letter and repeated thereafter that TPG was not interested in selling its approximately 75% stake in the Company to a third party;

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the Special Committee’s belief that, given the Company’s business and prospects, the competitive landscape and current macroeconomic environment, there likely would not be a third party prepared to offer consideration with a value in excess of the Merger Consideration of $10.50 per share;

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the debt financing commitments provided to Parent by the Initial Commitment Parties in connection with the Merger and the fact that such financing was committed prior to the execution of the Merger Agreement;

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the fact that the Unaffiliated Stockholders will receive cash for their shares and will therefore have immediate liquidity and receive certain value for their shares at $10.50 per share, particularly in light of the relatively limited trading volume of the Company Common Stock and the negative impact such limited trading volume likely had on the price of the Company Common Stock;

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the anticipated timing of the consummation of the Merger, which allows for a potential closing of the Merger in a relatively short timeframe;

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the likelihood that the Merger would be completed, based on, among other things, the limited number and nature of the conditions to the completion of the Merger, including the fact that there is no financing condition and that there are no required regulatory approvals;

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the fact that, if the Company or Parent terminates the Merger Agreement under certain circumstances, Parent would be required pay a termination fee of $50 million to the Company;

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the fact that the Company would only be obligated to pay Parent a termination fee of $24 million if Parent terminated the Merger Agreement because the Board or the Special Committee changed its recommendation with respect to the Merger and that the likelihood of such fee becoming payable was relatively low because the Special Committee expected TPG to deliver the written stockholder consent shortly after the execution of the Merger Agreement following which Parent would no longer be able to exercise such termination right;

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the analyses and presentations given by Centerview to the Special Committee, including the oral opinion of Centerview, subsequently confirmed by delivery of a written opinion dated June 20, 2022 to the Special Committee, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Centerview as set forth in its written opinion, the consideration of $10.50 per Share to be received by the holders of Company Common Stock (other than as specified in the Merger Agreement) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “The Merger — Opinion of Centerview” beginning on page 39 of this information statement;

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TPG’s business reputation, experience and capabilities; and

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the terms and conditions of the Merger Agreement, as discussed in more detail in the section entitled “— The Merger Agreement” beginning on page 65 of this information statement.

The Special Committee also considered the factors discussed below, relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger to the Unaffiliated Stockholders. The Special Committee believes such factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger:
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the authority granted to the Special Committee by the Board to negotiate the terms and conditions of the definitive agreement with respect to the transaction, or to determine not to pursue any transaction involving TPG, and the fact that Parent committed not to proceed with the transaction without a favorable recommendation from the Special Committee and also agreed to enter into a non-disclosure agreement to maintain the separateness of TPG (including Parent) and the Company during the course of the negotiations;

•
the fact that prior to the Effective Time of the Merger, the Merger Agreement prohibits (i) the Board from dissolving or dismantling the Special Committee, or revoking or diminishing the authority of the Special Committee, and (ii) Parent, Merger Sub and their affiliates (including TPG) from removing any director of the Board that is a member of the Special Committee either as a member of the Board or the Special Committee (other than for cause);

•
that the Special Committee consists solely of directors who are best positioned and able to evaluate and negotiate a Potential TPG Acquisition between the Company and TPG on behalf of the minority stockholders of the Company;

•
that the compensation provided to the members of the Special Committee in respect of their services was not contingent on the Special Committee approving the Merger Agreement and taking the other actions described in this information statement;

•
that the Special Committee held nine formal meetings to discuss and evaluate a Potential TPG Acquisition and each member of the Special Committee was actively engaged in the process;

•
that the Special Committee retained and received the advice of (i) Centerview as its own independent financial advisor and (ii) Simpson Thacher and Ross Aronstam as its own independent legal advisors;

•
that the financial and other terms and conditions of the proposed transaction were the product of extensive negotiations that took place over the course of several weeks between the Special Committee, with the assistance of its financial and legal advisors, on the one hand, and Parent and its representatives, on the other hand;

•
that under the DGCL, stockholders have the right to demand appraisal of their shares of the Company Common Stock, as discussed in the section entitled “Appraisal Rights” beginning on page 90 of this information statement; and

•
the fact that the Special Committee made its evaluation of the Merger Agreement and the Merger based upon the factors discussed in this information statement.

In the course of reaching the determination described above, the Special Committee also considered and balanced, in consultation with its own independent legal and financial advisors, the potentially positive factors against a variety of negative factors, uncertainties and risks in its deliberations concerning the Merger Agreement and the Merger, including, among others:
•
the fact that the closing of the Merger is not conditioned upon the receipt of the affirmative vote of a majority of the Unaffiliated Stockholders to adopt the Merger Agreement (or any modified version of such vote as had been proposed by the Special Committee to TPG);

•
that the Merger Agreement precludes the Company from (i) actively soliciting alternative acquisition proposals and (ii) engaging with a third party with respect to, or discussing or negotiating, any unsolicited alternative acquisition proposal and the Board and the Special Committee from changing its recommendation with respect to a superior acquisition proposal or an intervening event given that TPG delivered the written consent on June 21, 2022, shortly after the execution of the Merger Agreement;
•
the possibility that Parent will be unable to obtain the debt financing proceeds, in which case Parent may not be able to comply with its obligation to complete the Merger and the Company would have the option, on the terms and subject to the conditions set forth in the Merger Agreement, to terminate the Merger Agreement and obtain a termination fee of $50 million from Parent;

•
that the Unaffiliated Stockholders will have no ongoing equity participation in the Company following the Merger and that those stockholders will cease to participate in the Company’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of the Company Common Stock;

•
the possibility that, at some future time, Parent could sell some or all of the Company or its securities, businesses or assets to one or more purchasers at a valuation higher than the valuation implied by the Merger Consideration, and that the Unaffiliated Stockholders would not be able to participate in or benefit from such a sale;

•
the risk that, while the Merger is expected to be completed, there can be no guarantee that all conditions to the parties’ obligations to complete the Merger will be satisfied, and, as a result, it is possible that the Merger may not be completed;

•
the risks and costs to the Company of the pendency of the Merger or if the Merger does not close, including the potential effect of the diversion of management and employee attention from the Company’s business, the substantial expenses which the Company will have incurred and the potential adverse effect on the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business contacts;

•
the risk of litigation arising from stockholders in respect of the Merger Agreement or the transactions contemplated thereby;

•
that the receipt by stockholders of the Merger Consideration will be taxable transactions for U.S. federal income tax purposes as discussed in the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 61 of this information statement; and

•
that certain of the Company’s officers and directors may have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders, including the exchange of Company Common Stock held by officers and directors (other than the members of the Special Committee) for shares of the post-closing Surviving Company, certain of the Company’s directors’ and officers’ involvement with Parent, the interests of the Company’s directors and officers in being entitled to continued indemnification and insurance coverage from the Surviving Company under the Merger Agreement and the Company’s certificate of incorporation and other interests described in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 55 of this information statement.

The above discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but indicates the material matters considered. In reaching its determination and recommendation, the Special Committee did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Special Committee may have considered various factors differently. The Special Committee did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. The Special Committee based its unanimous recommendation on the totality of the information presented.
The Special Committee did not specifically consider the liquidation value or the net book value of the Company in its evaluation of the Merger, because of its belief that neither liquidation value nor net book value presents a meaningful valuation for the Company and its business, as the Company’s value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation or from net book value which is significantly influenced by historical costs.

In addition, the Special Committee did not seek to establish a pre-Merger going concern valuation for the Company as such. Rather, the Special Committee believed that the financial analyses presented by Centerview, as more fully summarized in the section entitled “The Merger — Opinion of Centerview” beginning on page 39 of this information statement, represented potential valuations of the Company as it continues to operate its business, and, to that extent, the Special Committee collectively characterized such analyses as forms of going concern valuations. The Special Committee considered each of the analyses performed by Centerview in the context of the fairness opinion provided by Centerview as well as various additional factors, as discussed above.
Recommendation of the Board of Directors
At a meeting of the Board held on June 20, 2022 (which was not attended by Mr. Sisitsky and Ms. Wood and in which Mr. Farrell recused himself from the deliberations and vote regarding the Potential TPG Acquisition), the Board, acting upon the recommendation of the Special Committee:
•
determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders,

•
declared the Merger Agreement and the transactions contemplated thereby advisable,

•
adopted and approved the Merger Agreement and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein,

•
resolved to recommend the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement by the stockholders of the Company, and

•
directed that the Merger Agreement be submitted to the stockholders of the Company entitled to vote for its adoption, which could be by written consent of the requisite stockholders in lieu of a meeting in accordance with Section 228 of the DGCL.

In reaching its determination, the Board considered a number of factors, including the following material factors:
•
the Special Committee’s unanimous determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders and the Special Committee’s unanimous recommendation to the Board that the Board, among other matters, determine that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, approve the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein and resolve to recommend that the stockholders of the Company vote to adopt and approve the Merger Agreement in accordance with the DGCL; and

•
the procedural fairness of the transaction, including that the transaction was negotiated over a period of several weeks by a Special Committee consisting of two directors, who are not representatives of TPG and are not employees of the Company or any of its subsidiaries, that could objectively and independently assess the potential transaction, and that the Special Committee was advised by its own independent legal and financial advisors.

The above discussion of the information and factors considered by the Board is not intended to be exhaustive but indicates the material matters considered. In reaching its determination and recommendation, the Board did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Board may have considered various factors differently. The Board did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. The Board based its recommendation on the totality of the information presented.

Other than as described in this information statement, the Company is not aware of any firm offer by any other person during the prior two years for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable such person to exercise control of the Company.
Required Stockholder Approval for the Merger
Under Delaware law and the Company’s certificate of incorporation, the adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders of the Company holding in the aggregate at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon. As of June 20, 2022, the record date for determining stockholders of the Company entitled to vote on the adoption of the Merger Agreement, there were 73,194,171 shares of Company Common Stock outstanding. Holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.
On June 21, 2022, following the execution of the Merger Agreement, the Majority Stockholder, which on such date beneficially owned 54,699,513 shares of Company Common Stock representing approximately 75% of the then outstanding shares of Company Common Stock, delivered the Witten Consent. No further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the stockholders of the Company is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.
When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 228 of the DGCL. This information statement and the notice attached hereto constitute notice to you from the Company of the Written Consent as required by Delaware law.
Opinion of Centerview
On June 20, 2022, Centerview rendered to the Special Committee its oral opinion, subsequently confirmed in a written opinion dated June 20, 2022, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated June 20, 2022, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex B. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Special Committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares of the Company Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:
•
a draft of the Merger Agreement dated June 20, 2022, referred to in this summary of Centerview’s opinion as the “Draft Merger Agreement”;

•
the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2021;

•
certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•
the Prospectus of the Company filed pursuant to Rule 424(b)(4) with the SEC on June 17, 2021;

•
the Registration Statement on Form S-1 of the Company filed with the SEC on May 21, 2021 and amendments thereto filed on June 3, 2021 and June 7, 2021;

•
certain publicly available research analyst reports for the Company;

•
certain other communications from the Company to its stockholders; and

•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to Centerview by the Company for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Forecasts,” and which are collectively referred to in this summary of Centerview’s opinion as the “Internal Data.”

Centerview also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other similar transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.
Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Special Committee’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Special Committee’s direction, that the Internal Data (including, without limitation, the Forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the Special Committee’s direction, on the Internal Data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at the Special Committee’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the Special Committee’s direction, that the final executed Merger Agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Merger Agreement reviewed by Centerview. Centerview also assumed, at the Special Committee’s direction, that the Transaction will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.
Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the shares of the Company Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders of the shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’ written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Special Committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Summary of Centerview Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed with the Special Committee in connection with Centerview’s opinion, dated June 20, 2022. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Transaction. None of the Company, Parent, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as of June 17, 2022 (the last trading day before the public announcement of the Transaction) and is not necessarily indicative of current market conditions.
Selected Comparable Company Analysis
Centerview reviewed certain financial information of the Company and compared it to corresponding financial information of those publicly traded companies listed below that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to the Company (collectively referred to in this summary of Centerview’s opinion as the “selected companies”). Although none of the selected companies is directly comparable to the Company, the companies listed below were chosen by Centerview because, among other reasons, they are publicly traded companies with certain operational, business or financial characteristics that, for purposes of Centerview’s analysis, Centerview deemed to be similar to those of the Company.
However, because none of the selected companies is exactly the same as the Company, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business or financial characteristics of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.
Using publicly available information obtained from public filings and other public data sources as of June 17, 2022, Centerview calculated, for each selected company, such company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities) plus the face value of debt and certain liabilities less cash and cash equivalents and investments), as a multiple of Wall Street research analyst consensus estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), excluding stock-based compensation and inclusive of other customary adjustments, for calendar year 2023 of such company. Such multiple is referred to in this section, with respect to the selected companies, as “EV / 2023E EBITDA.”
The EV / 2023E EBITDA multiples calculated for the selected companies are summarized below:
Company	EV / 2023E EBITDA Multiple
Allscripts Healthcare Solutions, Inc.(1)	7.5x
Computer Programs and Systems, Inc.	9.0x
Evolent Health, Inc.	21.9x
HealthStream Inc.	9.5x
Health Catalyst, Inc.	N/A
MultiPlan Corporation	8.9x
Nextgen Healthcare, Inc.	10.1x
Omnicell, Inc.	17.3x
Phreesia, Inc.	N/A
Premier, Inc.	8.1x
R1 RCM Inc.	15.1x
Signify Health, Inc.	11.1x
Average (Selected Companies)	11.8x
Median (Selected Companies)	9.8x

(1)
Pro forma for sale of hospital and large physician practices business to Constellation Software announced March 3, 2022

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of EV / 2023E EBITDA multiples of 8.0x to 11.0x. In selecting this reference range of multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of the Company and the selected companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis. Centerview applied this reference range of EV / 2023E EBITDA multiples to the Company’s estimated Adjusted EBITDA for 2023 of approximately $89 million based on the Internal Data, to calculate an illustrative range of implied enterprise values for the Company. Centerview subtracted from the resulting range of implied enterprise values the Company’s estimated net debt (calculated as the face value of debt less cash and investments) as of June 17, 2022 as set forth in the Internal Data, to derive a range of implied equity values for the Company. Centerview then divided these implied equity values by the number of fully-diluted outstanding shares of the Company Common Stock as of June 17, 2022 (determined using the treasury stock method and based on the Internal Data) to derive an implied per share equity value range for the shares of approximately $6.00 to $9.45, rounded to the nearest $0.05. Centerview then compared this range to the Merger Consideration of $10.50 per share of Company Common Stock proposed to be paid to the holders of shares of the Company Common Stock (other than holders of Excluded Shares) pursuant to the Merger Agreement.
Premiums Paid Analysis
Centerview performed an analysis of premiums paid in selected transactions with target total enterprise value less than $20 billion of U.S. based targets, excluding transactions in the government and government agency industries, in which the acquiror owned a controlling stake in the target and acquired the remaining shares outstanding that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to the transaction.
Centerview calculated, for each such transaction, the percentage premium represented by the transaction price per share (based on the total consideration to shareholders, including total other consideration and consideration paid to options, warrants or rights holders) to the target company’s market price per share on the trading day prior to the first public knowledge of the possibility of the transaction. Based on the analysis above and other considerations that Centerview deemed relevant in its experience and professional judgment, Centerview applied the percentage premium to the unaffected market price per share at the 25th and 75th percentile of 30.9% to 54.8% to the Company’s closing stock price on June 17, 2022 of $4.32, which resulted in an implied per share equity value range for the shares of the Company Common Stock of approximately $5.65 to $6.70, rounded to the nearest $0.05.
Date Announced	Target	Acquiror	Premium to Unaffected	Premium to 52-wk High
November 2021	Independence Holding Company	Geneve Holdings, Inc.	35.7%	18.7%
October 2020	Eidos Therapeutics, Inc.	BridgeBio Pharma, Inc.	41.0%	11.6%
August 2020	Akcea Therapeutics, Inc.	Ionis Pharmaceuticals, Inc.	59.5%	(19.2)%
August 2020	Hudson Ltd.	Dufry AG	50.1%	(51.0)%
November 2019	AVX Corporation	Kyocera Corporation	44.6%	16.3%
April 2019	Speedway Motorsports, Inc.	Sonic Financial Corporation	42.0%	8.7%
October 2018	Valero Energy Partners LP	Valero Energy Corporation	6.0%	(12.0)%
June 2018	Foundation Medicine, Inc.	Roche Holding Ltd	28.7%	27.9%
March 2018	AmTrust Financial Services, Inc.	Investor Group	33.0%	(51.6)%

Date Announced	Target	Acquiror	Premium to Unaffected	Premium to 52-wk High
January 2017	Calamos Asset Management, Inc.	John Calamos	12.1%	(18.1)%
September 2016	Federal-Mogul Holdings Corporation	Icahn Enterprises L.P.	100.8%	(28.1)%
March 2016	Crown Media Holdings, Inc.	Hallmark Cards, Incorporated	2.4%	(16.9)%
September 2013	Cornerstone Therapeutics Inc.	Chiesi Farmaceutici S.p.A.	78.0%	23.4%
December 2012	Clearwire Corporation	Sprint Nextel Corporation	285.0%	N/A
November 2012	Danfoss Power Solutions	Danfoss A/S	49.0%	5.3%
25th Percentile			30.9%	(18.9)%
Median			42.0%	(3.4)%
75th Percentile			54.8%	15.1%
Discounted Cash Flow Analysis
Centerview performed a discounted cash flow analysis of the Company based on the Forecasts. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
In performing this analysis, Centerview derived a range of implied enterprise values for the Company by discounting to present value as of June 17, 2022 (using discount rates ranging from 10.00% to 12.00%, chosen based on Centerview’s analysis of the Company’s weighted average cost of capital): (1) the forecasted unlevered free cash flows of the Company based on the Forecasts over the period beginning June 17, 2022 and ending on December 31, 2026 and (2) a range of implied terminal values of the Company at the end of the forecast period shown in the Forecasts, estimated by Centerview by applying a range of exit multiples to the Company’s terminal year EBITDA ranging from 8.0x to 12.0x. Centerview (i) subtracted from the range of implied enterprise values the Company’s estimated net debt (calculated as debt less cash and investments) as of June 17, 2022 as set forth in the Internal Data, to derive a range of implied equity values for the Company and (ii) added on per share basis the net present implied per share value of federal net operating losses of approximately $0.15 per share based on the Internal Data. Centerview then divided this range of implied equity values by the number of fully-diluted outstanding shares of the Company Common Stock as of June 17, 2022 (determined using the treasury stock method and based on the Internal Data) to derive a range of implied values per share of approximately $7.00 to $11.65, rounded to the nearest $0.05. Centerview compared such range to the Merger Consideration of $10.50 per share of Company Common Stock to be paid to the holders of shares of the Company Common Stock (other than holders of Excluded Shares) pursuant to the Merger Agreement.
Other Factors
Centerview noted for the Special Committee certain additional factors solely for informational purposes, including the following:
•
Illustrative Discounted Future Share Price Analysis.   Centerview calculated and compared an illustrative implied present value of the future prices of the Company’s common stock (based on the Internal Data). This analysis was designed to provide an indication of the present value of a theoretical future price of the Company’s equity calculated as a multiple of forward Adjusted EBITDA. Centerview applied one-year forward Adjusted EBITDA multiples of 7.0x-10.0x to the Company’s estimated 2023, 2024 and 2025 Adjusted EBITDA and discounted the derived value using a cost of equity equal to 12.2%. This analysis implied a per share price range of $5.00 to $9.05, rounded to the nearest $0.05. Centerview compared such range to the Merger Consideration of $10.50 per share of Company Common Stock to be paid to the holders of shares of the Company Common Stock (other than holders of Excluded Shares) pursuant to the Merger Agreement.
•
Analyst Price Targets.   Centerview reviewed stock price targets for the shares of the Company Common Stock in six (6) publicly available Wall Street research analyst reports as of June 17, 2022, noting that these stock price targets ranged from $8.00 per share to $12.00 per share.

•
Historical Stock Price Trading.   Centerview reviewed historical share price performance of the shares of the Company Common Stock during the 52-week period ended June 17, 2022, which reflected low and high closing prices for the shares of the Company Common Stock during such period of $3.97 per share and $12.20 per share, respectively.

General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Special Committee in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Special Committee or management of the Company with respect to the Merger Consideration or as to whether the Special Committee would have been willing to determine that a different consideration was fair. The consideration for the Transaction was determined through arm’s-length negotiations between the Company and Parent and was approved by the Special Committee. Centerview provided advice to the Special Committee during these negotiations. Centerview did not, however recommend any specific amount of consideration to the Special Committee or that any specific amount of consideration constituted the only appropriate consideration for the transaction.
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview’s current engagement by the Special Committee, Centerview had not been engaged to provide financial advisory or other services to the Company, and Centerview did not receive any compensation from the Company during such period. In the two years prior to the date of its written opinion, Centerview had not been engaged to provide financial advisory or other services to Parent, Merger Sub, Majority Stockholder or TPG Capital, L.P. (“Sponsor”), the sponsor of Parent, and Centerview did not receive any compensation from Parent, Merger Sub, Majority Stockholder or Sponsor during such period. Centerview is currently performing financial advisory services on an informal basis that are unrelated to the Company to a portfolio company of Sponsor and expects to be retained on a fee-paying basis by such company in the future. Centerview may provide financial advisory and other services to or with respect to the Company, Parent, Majority Stockholder, Sponsor or their respective affiliates, including portfolio companies of Sponsor in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, Majority Stockholder, Sponsor or any of their respective affiliates, including portfolio companies of Sponsor, or any other party that may be involved in the Transaction. Centerview is associated with Centerview Capital Technology Fund (Delaware), L.P. and Centerview Capital Technology Fund-A (Delaware), L.P., together with a related employee vehicle, a growth equity fund focused on the technology sector (collectively, “Centerview Capital Technology”). Certain partners of Centerview are partners (either directly or indirectly) in the ultimate general partner and the manager of Centerview Capital Technology and serve on Centerview Capital Technology’s investment committee. From November 2016 through late May 2022, Centerview Capital Technology held a minority equity interest in a private company in which funds affiliated with

Sponsor held a significant minority stake. In late May 2022, such funds purchased Centerview Capital Technology’s equity interests in such company.
The Special Committee selected Centerview as its financial advisor in connection with the Transaction based on Centerview’s reputation, experience and limited engagements on behalf of Sponsor or its portfolio companies. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.
In connection with Centerview’s services as the financial advisor to the Special Committee, the Company has agreed to pay Centerview an aggregate fee of approximately $8 million, $1 million of which was payable upon the rendering of Centerview’s opinion and $7 million of which is payable contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.
Other Presentations by Centerview
In addition to the presentation made to the Special Committee on June 20, 2022, which will be filed with the SEC as an exhibit to the Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) and is described above, copies of preliminary illustrative presentations presented or delivered by Centerview to the Special Committee on May 13, 2022 and May 31, 2022 containing preliminary illustrative financial analyses also are attached as exhibits to such Schedule 13E-3.
A summary of these preliminary illustrative presentations is provided below. The following summaries, however, do not purport to be a complete description of these preliminary illustrative presentations or of the preliminary financial analyses performed by Centerview.
The preliminary illustrative presentation presented or delivered by Centerview to the Special Committee on May 13, 2022, filed as exhibit (c)(2) to the Schedule 13E-3, contains, among other information, (i) a general market overview of the healthcare services industry, (ii) observations and perspectives on the Company’s historical financial performance, (iii) a comparison of the Company’s share price performance compared with that of its selected peer companies and the S&P 500 Index over the prior 12-month period, (iv) a preliminary analyst price targets analysis utilizing the same methodology as described above under “Opinion of Centerview — Summary of Centerview Financial Analyses — Other Factors — Analyst Price Targets,” (v) a preliminary selected comparable company analysis utilizing the same methodology as described above under “Opinion of Centerview — Summary of Centerview Financial Analyses — Selected Comparable Company Analysis,” and (vi) a preliminary illustrative financial analysis of the valuation of the Company based on the Internal Data as of May 10, 2022, in each case evaluated in light of Sponsor’s indicative valuation of $9.00 in cash per share of Company Common Stock.
The preliminary illustrative presentation presented or delivered by Centerview to the Special Committee on May 31, 2022, filed as exhibit (c)(3) to the Schedule 13E-3, contains, among other information, (i) a review of the Special Committee’s response to the indicative valuation communicated by Sponsor on May 4, 2022, (ii) observations and perspectives on the Company’s historical financial performance, and, based on Company management’s then-current standalone plan and projected financial performance, (iii) a preliminary selected comparable company analysis utilizing the same methodology as described above under “Opinion of Centerview — Summary of Centerview Financial Analyses — Selected Comparable Company Analysis,” (iv) a preliminary illustrative discounted future share price analysis utilizing the same methodology as described above under “Opinion of Centerview — Summary of Centerview Financial Analyses — Other Factors — Illustrative Discounted Future Share Price Analysis,” (v) a preliminary analyst price targets analysis utilizing the same methodology as described above under “Opinion of Centerview — Summary of Centerview Financial Analyses — Other Factors — Analyst Price Targets,” (vi) a preliminary discounted cash flow analysis utilizing the same methodology as described above under “Opinion of Centerview — Summary of Centerview Financial Analyses — Discounted Cash Flow Analysis,” (vii) a preliminary premiums paid analysis utilizing the same methodology as described above under “Opinion of Centerview — Summary of Centerview Financial Analyses — Premiums Paid Analysis,” and (viii) an updated preliminary financial analysis of the valuation of the Company based on the Internal Data as of May 27, 2022, in each case evaluated in light of Sponsor’s indicative valuation of $9.00 in cash per share of Company Common Stock.

The preliminary illustrative presentation presented or delivered by Centerview to the Special Committee on June 3, 2022, filed as exhibit (c)(4) to the Schedule 13E-3, contains an updated preliminary financial analysis of the valuation of the Company based on the Internal Data as of June 2, 2022, evaluated in light of Sponsor’s indicative valuation of $9.00 in cash per share of Company Common Stock.
The preliminary illustrative presentation presented or delivered by Centerview to the Special Committee on June 7, 2022, filed as exhibit (c)(5) to the Schedule 13E-3, contains an updated preliminary financial analysis of the valuation of the Company based on the Internal Data as of June 7, 2022, evaluated in light of Sponsor’s indicative valuation of $9.00 in cash per share of Company Common Stock.
None of these other preliminary illustrative presentations by Centerview, alone or together, constitute, or form the basis of, an opinion of Centerview with respect to the consideration payable under the Merger Agreement, and the preliminary illustrative financial analyses therein were based on economic, monetary, market and other conditions as in effect on, and the information made available to Centerview as of, the dates of the respective presentations.
Certain Company Financial Forecasts
The Company does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations, other than for providing, from time to time, estimates of certain expected financial results and operational metrics in its regular annual and quarterly earnings press releases and other investor materials.
The Company is especially wary of making financial forecasts or projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates and does not prepare five-year forecasts or projections in the ordinary course of business. However, in connection with its evaluation of the Merger, at the Special Committee’s request, the Company’s management prepared and approved certain forward-looking financial projections with respect to fiscal years 2022 through 2026. These financial projections were developed under the assumption of the Company’s continued standalone operation and did not give effect to any changes or expenses attributable solely to the proposed Merger or reflect any effects of the Merger or the effect of the failure of the Merger to be consummated.
The financial projections included in this information statement have been prepared by the Company’s management and are subjective in many respects. The financial projections were not prepared with a view to public disclosure and are included in this information statement only because such information was made available to the Special Committee, Centerview and TPG as described below. The financial projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the financial projections do not take into account any circumstances or events that were not contemplated by the Company’s management prior to the date that the financial projections were prepared, including the Merger. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Although this summary of the financial projections is presented with numerical specificity, the forecasts reflect numerous variables, assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the financial projections were prepared, taking into account the relevant information available to management at the time. However, such variables, assumptions and estimates are inherently uncertain and many are beyond the control of the Company’s management. Because the financial projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, the financial projections may not be realized and actual results may be significantly higher or lower than projected. The financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 and the other reports filed by the Company with the SEC, as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this information statement. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The inclusion of this information should not be regarded as an indication that the Company, the Special Committee, the Board, Centerview, Parent, Merger Sub, TPG, TPG’s representatives and affiliates or any other recipient of this information considered, or now considers, the financial projections to be predictive of actual future results.
Except to the extent required by applicable federal securities laws, the Company does not intend, and expressly disclaims any responsibility, to update or otherwise revise the financial projections to reflect circumstances existing after the date when management prepared the financial projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the financial projections are shown to be in error. None of the Company, the Special Committee, the Board, Centerview, Parent, Merger Sub, TPG or any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any Company stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the financial projections or that the financial projections will be achieved.
The financial projections described below were made available to the Special Committee in connection with its consideration of the Merger, to Centerview in connection with its financial analyses and Centerview’s Opinion and to TPG in connection with its consideration of the Merger. The Special Committee authorized Centerview to use the financial projections described below for purposes of Centerview’s financial analyses and Centerview’s Opinion, which are described in the section entitled “The Special Factors — Opinion of Centerview” on page 39.
The following table presents a summary of the material prospective financial information of the Company contained in the Company’s financial projections for the fiscal years ending December 31, 2022 (“2022E”), December 31, 2023 (“2023E”), December 31, 2024 (“2024E”), December 31, 2025 (“2025E”) and December 31, 2026 (“2026E”) fiscal years, respectively:
U.S. Dollars in millions	2022E	2023E	2024E	2025E	2026E
Revenue	$407	$454	$505	$561	$620
Gross Profit	$163	$180	$200	$223	$245
Adjusted EBITDA(1)	$82	$89	$100	$112	$124
Unlevered Free Cash Flow(2)	$43	$34	$54	$52	$55

(1)
Adjusted EBITDA was calculated as earnings (excluding stock-based compensation expense) before interest, tax, depreciation and amortization, adjusted for, among other items, costs of COVID-19, debt issuance costs, loss on extinguishment of debt and director and officer prior act liability insurance policy.

(2)
Unlevered free cash flow was calculated by Centerview as Adjusted EBITDA, less tax-deductible depreciation and amortization, less cash taxes (assuming the Company’s forecast cash tax rate of approximately 27.9%), plus tax-deductible depreciation and amortization, plus other non-cash expenses (including non-cash lease expense and other operating cash adjustments), less increases in net working capital, plus decreases in net working capital, and less capital expenditures and capital development costs, in each case, as provided in the Company’s financial projections, and such calculation was authorized by the Special Committee for use by Centerview for purposes of its financial analyses and Centerview’s Opinion. 2022E unlevered free cash flow represents cash flows from Q2 2022E through Q4 2022E.

Certain of the measures included in the financial projections may be considered non-GAAP financial measures, including Adjusted EBITDA and Unlevered Free Cash Flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled measures used by other companies. The Company has not prepared, and the Special Committee has not considered, a reconciliation of these non-GAAP financial measures to financial measures prepared in accordance with GAAP.
Financing
Parent has obtained debt financing commitments consisting of an incremental term loan facility in an aggregate principal amount of up to $180.0 million (the “Incremental Facility”) under that certain First Lien Credit Agreement, dated as of September 4, 2019 (as amended, restated, supplemented or otherwise modified from time to time) among, inter alios, Convey Health Solutions, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, Ares Capital Corporation, as administrative agent and collateral agent and the lenders and agents party thereto, the proceeds of which will be used to consummate the Merger and the other transactions contemplated by the Merger Agreement, including paying a portion of the Merger Consideration, and paying all fees and expenses of or payable by the TPG Parties (the “Required Amounts”). In connection with entering into the Merger Agreement, Merger Sub entered into the Debt Commitment Letter. The obligations of the Commitment Parties to provide the debt financing under the Debt Commitment Letter are subject to certain customary conditions, including (i) the execution and delivery of definitive documentation with respect to the Incremental Facility in accordance with the terms set forth in the Debt Commitment Letter and (ii) the consummation of the Merger in accordance with the Merger Agreement.
Each of Parent and Merger Sub has agreed to use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the financing on terms and conditions no less favorable to Parent than those described in the Debt Commitment Letter, subject to the terms set forth in the Merger Agreement.
The Company has agreed to use reasonable best efforts to provide, and to cause its subsidiaries and its and their respective representatives to use reasonable best efforts to provide, to Parent all cooperation reasonably requested by Parent that is reasonably necessary and customary for financings of the type contemplated by the Debt Commitment Letter in connection with the arrangement and obtainment of the debt financing, subject to the terms set forth in the Merger Agreement.
The Company and the Guarantors have also entered into the Limited Guarantee, pursuant to which each of the Guarantors has agreed to guarantee a portion of, and in the aggregate 100% of, the due and punctual performance and discharge of the payment of certain liabilities and obligations of Parent under the Merger Agreement with respect to the payment to the Company of (i) a termination fee of $50,000,000 (the “Parent Termination Fee”), if and when payable pursuant to the Merger Agreement, (ii) any reasonable, documented and out-of-pocket costs and expenses incurred by the Company in connection with enforcement proceedings to collect the Parent Termination Fee, if and when payable pursuant to the Merger Agreement, (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Company and its subsidiaries in connection with cooperating to arrange and obtain the debt financing and (iv) losses suffered by the Company, its subsidiaries and their respective representatives indemnifiable by Parent under the Merger Agreement in connection with the arrangement of the debt financing.
Subject to specified exceptions, the Limited Guarantee will terminate upon the earliest to occur of (i) the Closing of the Merger, if the Closing occurs, (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where neither the Parent Termination Fee nor any other guaranteed obligation is payable and (iii) the 120th day following the termination of the Merger Agreement in accordance with its terms in circumstances where the Parent Termination Fee or any other guaranteed obligation is payable (unless, in the case of this clause (iii), the Company shall have made a claim against the Guarantors under and pursuant to the Limited Guarantee prior to such 120th day, in which case the Limited Guarantee will terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantors of any obligations finally determined or agreed to be owed by the Guarantors, consistent with the terms of the Limited Guarantee).

Position of the Company on the Fairness of the Merger
On June 20, 2022, the Board, acting upon the unanimous recommendation of the Special Committee, (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Stockholders, (ii) declared the Merger Agreement and the transactions contemplated thereby advisable, (iii) adopted and approved the Merger Agreement and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (iv) resolved to recommend the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement by the stockholders of the Company and (v) directed that the Merger Agreement be submitted to the stockholders of the Company entitled to vote for its adoption, which could be by written consent of the requisite stockholders in lieu of a meeting in accordance with Section 228 of the DGCL. Mr. Sisitsky and Ms. Wood, representatives of TPG, did not attend the meeting. Mr. Farrell joined the meeting but then recused himself from the deliberations and abstained from the vote regarding the proposed transaction with TPG due to his position as an officer of the Company. The resolutions described above were approved by a majority of the directors of the Company who are not employees of the Company. The Company did not receive any firm offers relating to a potential transaction other than the proposed Merger.
Position of the TPG Parties and the Top Management Rollover Stockholders in Connection with the Merger
Under the SEC rules governing “going-private” transactions, (i) the TPG Parties may be deemed to be affiliates of the Company and (ii) Stephen C. Farrell and Timothy Fairbanks (the “Top Management Rollover Stockholders”) may be deemed to be affiliates of the Company and engaged in the going-private transaction and, therefore, be required to express their beliefs as to the fairness of the merger to the Unaffiliated Stockholders. Parent and Merger Sub are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The TPG Parties and Top Management Rollover Stockholders have interests in the Merger that are different from, and in addition to, the Unaffiliated Stockholders of the Company.
The TPG Parties and Top Management Rollover Stockholders believe that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement will be filed with the SEC) is fair to the Unaffiliated Stockholders on the basis of the factors described in the sections entitled “— Recommendation of the Board; Reasons for the Merger” and “— Position of the Company on the Fairness of the Merger” beginning on pages 33 and 50, respectively (which the TPG Parties and the Top Management Rollover Stockholders agree with and adopt), the factors described in the section entitled “— Purpose and Reasons of the TPG Parties for the Merger” beginning on page 54 and the additional factors described below with respect to the TPG Parties.
The TPG Parties and the Top Management Rollover Stockholders also believe that the interests of the Unaffiliated Stockholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement on behalf of the Unaffiliated Stockholders with the assistance of its independent legal and financial advisors. None of the TPG Parties and Top Management Rollover Stockholders participated in the deliberations of the Special Committee regarding, or received advice from the Special Committee’s independent legal or financial advisors as to, the substantive or procedural fairness of the Merger. The TPG Parties and the Top Management Rollover Stockholders have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Unaffiliated Stockholders. No TPG Party nor any Top Management Rollover Stockholder received any report, opinion or appraisal from any outside party materially related to the Merger, including any report, opinion or appraisal relating to the fairness of the Merger Consideration to the Unaffiliated Stockholders, the TPG Parties or the Top Management Rollover Stockholders.
Based on the factors considered by, and findings of, the Board of Directors and the Special Committee described in the sections entitled “— Recommendation of the Board; Reasons for the Merger,” and “— Position of the Company on the Fairness of the Merger” beginning on pages 33 and 50, respectively, of this information statement (which findings the Top Management Rollover Stockholders agree with and adopt), the Top Management Rollover Stockholders believe that the Merger is substantively and procedurally fair to the

Unaffiliated Stockholders. The Top Management Rollover Stockholders believe the factors considered by, and findings of, the Board of Directors and the Special Committee provide a reasonable basis upon which to form their belief that the Merger is fair to the Unaffiliated Stockholders. This belief should not, however, be construed as a recommendation to any Unaffiliated Stockholder as to whether they should, and the Top Management Rollover Stockholders do not make any recommendation as to whether any Unaffiliated Stockholder should, exercise their appraisal rights under the DGCL.
Based on the TPG Parties’ knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Board of Directors and the Special Committee described in the sections entitled “— Recommendation of the Board; Reasons for the Merger,” and “— Position of the Company on the Fairness of the Merger” beginning on pages 33 and 50, respectively, of this information statement (which findings the TPG Parties and the Top Management Rollover Stockholders agree with and adopt), the TPG Parties believe that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders. In particular, the TPG Parties considered the following substantive factors:
•
The current and historical market for the Company Common Stock and the fact that the Merger Consideration represents a premium of approximately 99% over Convey’s 30-day volume weighted average price per share as of June 17, 2022 and a 143% premium to the $4.32 closing price per Company Common Share on June 17, 2022, the last trading day prior to public disclosure of the transaction;

•
the Merger Consideration is all cash which (i) provides the Unaffiliated Stockholders with certainty of value and liquidity for their Company Common Stock, (ii) eliminates (x) any uncertainty in valuing the consideration to be received by such stockholders, (y) the difficulty in liquidating shares of the Company Common Stock in light of the current public trading market and (z) the delays that would otherwise be necessary in order to liquidate the positions of larger holders and without incurring brokerage and other costs typically associated with market sales and (iii) allows the Unaffiliated Stockholders to avoid exposure to the risks and uncertainties relating to the prospects of the Company;

•
the fact that the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the Unaffiliated Stockholders will be received;

•
the TPG Parties’ view that there are no unusual requirements or conditions to the Merger, and the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent must pay the Parent Termination Fee without the Company being required to establish any damages, which payment is guaranteed by the Guarantors; and

•
the potential risks to the Company of continuing to have publicly traded common stock, including the risks of market volatility and global economic uncertainty.

The TPG Parties also considered a variety of procedural factors related to the fairness of the proposed Merger, including the following:
•
the Merger Consideration resulted from active, arm’s-length negotiations between the Special Committee and the TPG Parties, which resulted in the Special Committee negotiating to increase the TPG Parties’ initial bid of $9.00 per share of Company Common Stock to $10.50 per share of Company Common Stock;

•
the Merger Agreement and the transactions contemplated thereby were negotiated at arm’s-length and unanimously approved by the Special Committee composed of two directors, who are not representatives of the TPG Parties and are not employees of the Company or any of its subsidiaries, that could objectively and independently assess the potential transaction, and that the Special Committee retained its own nationally recognized independent legal and financial advisors and which was fully informed about the extent to which the interests of the TPG Parties in the Merger differed from those of the Unaffiliated Stockholders;

•
the fact that appraisal rights are available to the Unaffiliated Stockholders who comply with all of the required procedures under the DGCL for exercising appraisal rights, which allows such stockholders to seek appraisal of the “fair value” of their Company Common Stock in lieu of receiving the Merger Consideration;

•
the fact that since the outset of discussions of a potential transaction with the Company, the TPG Parties have conditioned the approval of any such transaction on approval by the Special Committee;

•
the fact that the Special Committee had no obligation to recommend any transaction, including a transaction with the TPG Parties, and that the Special Committee had the authority to reject any proposals made by the TPG Parties or any other person;

•
the analyses and presentations given by Centerview to the Special Committee, including the oral opinion of Centerview, subsequently confirmed by delivery of a written opinion dated June 20, 2022 to the Special Committee, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Centerview as set forth in its written opinion, the consideration of $10.50 per Share to be received by the holders of Company Common Stock (other than as specified in the Merger Agreement) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “The Merger — Opinion of Centerview” beginning on page 39 of this information statement;

•
the Special Committee, acting with the advice and assistance of its own independent legal and financial advisors, considered and evaluated the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders. The Special Committee also unanimously recommended to the Board that the Board (i) determine that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declare the Merger Agreement and the transactions contemplated thereby advisable, (iii) approve the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein and (iv) resolve to recommend that the stockholders of the Company vote to adopt and approve the Merger Agreement in accordance with the DGCL and direct that the Merger Agreement be submitted to the stockholders for its adoption; and

•
the Board (acting on the recommendation of the Special Committee) after consultation with its legal counsel, (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declared the Merger Agreement and the transactions contemplated thereby advisable, (iii) adopted and approved the Merger Agreement and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (iv) resolved to recommend the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement by the stockholders of the Company and (v) directed that the Merger Agreement be submitted to the stockholders of the Company entitled to vote for its adoption, which could be by written consent of the requisite stockholders in lieu of a meeting in accordance with Section 228 of the DGCL.

The TPG Parties also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:
•
the Unaffiliated Stockholder will not participate in any future earning, appreciation in value or growth of the Company’s business and will not benefit from any potential sale of the Company or its assets to a third party in the future;

•
the risk that the Merger might not be completed in a timely manner or at all;

•
that Parent and Merger Sub are newly formed entities with essentially no assets other than the funding commitments of the Debt Commitment Parties;

•
the restrictions on the conduct of the Company’s business prior to the completion of the Merger set forth in the Merger Agreement, which may delay or prevent the Company from undertaking business opportunities that any arise and certain other actions it might otherwise take with respect to the operations of the Company pending completion of the Merger;
•
the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on the Company’s business and relationships with its employees, vendors and customers; and

•
the fact that an all cash transaction would be taxable to the Company’s stockholders that are United States Holders for U.S. federal income tax purposes.

The TPG Parties did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors that they considered in reaching their conclusion as to fairness. The TPG Parties believe these factors provide a reasonable basis upon which to form their belief that the Merger is fair to the Unaffiliated Stockholders. This belief should not, however, be construed as a recommendation to any Unaffiliated Stockholder as to whether they should, and the TPG Parties do not make any recommendation as to whether any Unaffiliated Stockholder should, exercise their appraisal rights under the DGCL.
The TPG Parties did not consider liquidation value as a factor because they consider the Company to be a viable going concern business and the trading history of the Company Common Stock to generally be an indication of its value as such and they have no present intention to liquidate the Company.
Purposes and Reasons of the Company in Connection with the Merger
On May 3, 2022, the Board established the Special Committee comprised of Paul V. Campanelli and W. Carl Whitmer and delegated to the Special Committee the powers, among others, to consider and evaluate all proposals that might be received by the Company in connection with a possible transaction involving all or substantially all of the Company’s equity or assets, to establish, authorize, modify, monitor and exercise general oversight on behalf of the Company of any and all agreements, proceedings and activities of the Company involving, responding to or relating to any such possible transaction or any other alternatives, to participate in, direct and control the negotiations of the terms and conditions of any such possible transaction, to consider any other alternatives, to terminate any negotiations, discussions or consideration of, or reject, on behalf of the Company, any such possible transaction or other alternatives, and to engage such advisors, consultants and agents as the Special Committee may deem necessary or appropriate. The Board also confirmed that it would not approve any such possible transaction or other alternative, unless the Special Committee, in its sole discretion, provided a prior recommendation in favor of such transaction or other alternative.
On June 20, 2022, the Special Committee, acting with the advice and assistance of its own independent legal and financial advisors, considered and evaluated the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders. The Special Committee also unanimously recommended to the Board that the Board (i) determine that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declare the Merger Agreement and the transactions contemplated thereby advisable, (iii) approve the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein and (iv) resolve to recommend that the stockholders of the Company vote to adopt and approve the Merger Agreement in accordance with the DGCL and direct that the Merger Agreement be submitted to the stockholders for its adoption.
Also on June 20, 2022, the Board held a meeting (which was not attended by Mr. Sisitsky and Ms. Wood and in which Mr. Farrell recused himself from the deliberations and vote regarding the Potential TPG Acquisition), at which the Board, acting upon the recommendation of the Special Committee (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declared the Merger Agreement and the transactions contemplated thereby advisable, (iii) adopted and approved the Merger Agreement and approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (iv) resolved to recommend the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement by the stockholders of the Company and (v) directed that the Merger Agreement be submitted to the stockholders of the Company entitled to vote for its adoption, which could be by written consent of the requisite stockholders in lieu of a meeting in accordance with Section 228 of the DGCL.
For more information, see the section of this information statement titled “The Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board” beginning on page 33.
Purposes and Reasons of the Top Management Rollover Stockholders in Connection with the Merger
Under the SEC rules governing “going-private” transactions, both of the Top Management Rollover Stockholders may be deemed to be affiliates of the Company and engaged in the going-private transaction and, therefore, required to express their reasons for the Merger to the Company’s Unaffiliated Stockholders, as defined in Rule 13e-3 of the Exchange Act. The Top Management Rollover Stockholders are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Top Management Rollover Stockholders believe that structuring the transaction as a merger is preferable to other transaction structures because it (1) will enable the shares of Company Common Stock held by the Top Management Rollover Stockholders to remain outstanding at and following the Merger, (2) it will enable Parent to acquire all of the shares of Company Common Stock that it does not already own at the same time, and (3) represents an opportunity for the Unaffiliated Stockholders to receive the Merger Consideration in cash, without interest and less any applicable withholding taxes, subject to and in accordance with the terms and conditions of the Merger Agreement.
Purposes and Reasons of the TPG Parties in Connection with the Merger
Under the SEC rules governing “going-private” transactions, each of the TPG Parties may be deemed to be affiliates of the Company and, therefore, required to express their reasons for the Merger to the Company’s Unaffiliated Stockholders, as defined in Rule 13e-3 of the Exchange Act. The TPG Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the TPG Parties, the primary purpose of the Merger is to allow Parent to own equity interests in the Company and to bear the rewards and risks of such ownership after the Merger is completed and the shares of Company Common Stock cease to be publicly traded. The TPG Parties believe that structuring the transaction as a merger is preferable to other transaction structures because it (1) will enable Parent to acquire all of the shares of Company Common Stock that it does not already own at the same time, (2) will allow the Company to cease to be a publicly registered and reporting company, and (3) represents an opportunity for the Unaffiliated Stockholders to receive the Merger Consideration in cash, without interest and less any applicable withholding taxes, subject to and in accordance with the terms and conditions of the Merger Agreement.
Accounting Treatment
The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation — Overall — Changes in a Parent’s Ownership Interest in a Subsidiary. As the Majority Stockholder controls the Company and will continue to control the Company after the Merger, the change in the Majority Stockholder’s ownership interest in the Company will be accounted for as an equity transaction, and no gain or loss will be recognized in the Majority Stockholder’s consolidated statement of operations resulting from the Merger.
Interests of Our Directors and Executive Officers in the Merger
You should be aware that the Company’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below. For purposes of the discussion below, the Company’s executive officers are Stephen C. Farrell (Chief Executive Officer and Director), Timothy Fairbanks (Chief Financial Officer & Executive Vice President), John Steele (Executive Vice President, Technology) and Kyle Stern (Managing Partner, HealthScape Advisors & Executive Vice President).
Treatment of Company Equity Awards
For information regarding beneficial ownership of Company Common Stock generally by each of the Company’s directors and executive officers and all directors and executive officers as a group, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 95 of this information statement. Each of the Company’s directors and executive officers will be entitled to receive, for each vested share of Company Common Stock (other than Rollover Shares), the Merger Consideration in the same manner as other Company stockholders.
With respect to Company Equity Awards, the awards held by non-employee directors and executive officers of the Company will be treated the same as the Company Equity Awards held by employees generally, as described below.
As of the date of this information statement, none of the individuals mentioned below has entered into an agreement with Parent or any of its affiliates to provide for different treatment with respect to his or her Company Equity Awards.
At the Effective Time, all Company Equity Awards outstanding immediately prior to the Effective Time will generally be subject to the following treatment:
Treatment of Company Options.   At the Effective Time, each Company Option, whether vested or unvested, will remain outstanding and continue to be subject to the same terms and conditions as immediately prior to the Effective Time, as set forth in the Company Equity Plans and award agreement, except that: (i) each Company Option will be exercisable for that number of Surviving Corporation Shares equal to the product of the number of shares of Company Common Stock subject to the Company Option immediately before the Effective Time multiplied by 0.01; and (ii) the per share exercise price for each Surviving Corporation Share issuable upon exercise of the Company Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of such Company Option immediately before the Effective Time by (B) 0.01; provided, however, that the exercise price and the number of Surviving Corporation Shares purchasable under each Company Option will be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations.
Treatment of Company RSU Awards.   At the Effective Time, each then outstanding Company RSU Award will remain outstanding and continue to be subject to the same terms and conditions as immediately prior to the Effective Time, except that each Company RSU Award will settle in a number of Surviving Corporation Shares equal to the number of shares subject to the Company RSU Award immediately before the Effective Time multiplied by 0.01.
Treatment of Company PSU Awards.   At the Effective Time, each then outstanding Company PSU Award will remain outstanding and continue to be subject to the same terms and conditions as immediately prior to the Effective Time, except that each Company PSU Award will settle in a number of Surviving Corporation Shares equal to the number of shares subject to the Company PSU Award immediately before the Effective Time multiplied by 0.01.
Treatment of Company LTI Awards.   At the Effective Time, each then outstanding Company LTI Award will remain outstanding and continue to be subject to the same terms and conditions as immediately prior to the Effective Time, except that, to the extent a Company LTI Award settles in shares, each Company LTI Award will instead settle in a number of Surviving Corporation Shares equal to the number of shares subject to the Company LTI Award immediately before the Effective Time multiplied by 0.01.
Quantification of Company Equity Awards
The following tables set forth (a) the number of shares of Company Common Stock subject to unvested Company Options, Company RSU Awards and Company PSU Awards held by the Company’s non-employee directors and executive officers and (b) the estimated value of such awards in connection with the Merger. The values in the table below have been determined (i) based on the Merger Consideration of $10.50 per share, (ii) assuming that the Merger will close on August 31, 2022, which is the assumed closing date only for purposes of this compensation-related disclosure, and (iii) assuming that the individuals identified below do not exercise any Company Options, receive any additional grants of Company Equity Awards or forfeit any Company Equity Awards; however, the actual value of the outstanding Company Options, Company RSU Awards and Company PSU Awards cannot be determined with any certainty until the actual exercise date or vesting event, as applicable, occurs.
Company Options
Name	Shares of Company Common Stock Underlying Vested Options(1)	Estimated Value of Vested Options(2)	Shares of Company Common Stock Underlying Unvested Options(3)	Estimated Value of Unvested Options(2)
Executive Officers
Stephen C. Farrell	863,213	$2,420,747	638,027	$2,386,221
Kyle Stern	264,849	$800,305	195,757	$732,124
John Steele	264,849	$800,305	195,757	$732,124
Timothy Fairbanks	313,896	$948,506	232,008	$867,710
Directors(4)
W. Carl Whitmer	17,325	$10,049	51,975	$30,146
Sharad Mansukani	387,608	$1,322,924	286,493	$1,071,484

(1)
Vested Company Options with respect to 27,902 shares of Company Common Stock for each of Kyle Stern and John Steele for which the per share strike price ($14.00) exceeds the Merger Consideration of $10.50 per share have been omitted.

(2)
The estimated value of the Company Options is equal to the product of (i) the difference between the Merger Consideration of $10.50 per share minus the applicable per share exercise price of each such Company Option, multiplied by (ii) the number of shares underlying each such Company Option.

(3)
Unvested Company Options with respect to 83,705 shares of Company Common Stock for each of Kyle Stern and John Steele for which the per share strike price ($14.00) exceeds the Merger Consideration of $10.50 per share have been omitted.

(4)
No director other than those listed above holds Company Options.

Company RSU Awards
Name	Number of Outstanding Company RSU Awards	Estimated Value of Outstanding Company RSU Awards
Executive Officers
Stephen C. Farrell	355,561	$3,733,391
Kyle Stern	196,231	$2,060,426
John Steele	196,231	$2,060,426
Timothy Fairbanks	219,711	$2,306,966
Directors(1)
Sharad Mansukani	54,250	$569,625
Paul Campanelli	27,125	$284,813
Carl Whitmer	27,125	$284,813

(1)
No director other than the ones listed on this table holds Company RSU Awards.

Company PSU Awards
Name	Number of Target Company PSU Awards(1)	Value of Company PSU Awards(2)
Executive Officers
Stephen C. Farrell	355,561	$3,733,391
Kyle Stern	108,499	$1,139,240
John Steele	108,499	$1,139,240
Timothy Fairbanks	146,474	$1,537,977
Directors(3)
Sharad Mansukani	27,125(2)	$284,813

(1)
Vesting is subject to the achievement of a performance condition by December 31, 2022.

(2)
Value assumes satisfaction of and the applicable performance conditions based on the number of Company Common Stock underlying the applicable Company PSU Awards multiplied by the Merger Consideration of $10.50 per share. If the Board or a properly appointed committee thereof determines that the performance conditions have not been satisfied, all Company PSU Awards will be forfeited for no consideration.

(3)
No director other than Sharad Mansukani holds Company PSUs.

Severance Entitlements
Each of the Company’s executive officers is party to an employment agreement with the Company, which provides that upon termination of such executive officer’s employment by the Company without “cause” or by such executive officer for “good reason” (each, as defined in the applicable employment agreement), such executive officer would be entitled to a payment equal to two times (2x) , in the case of Mr. Farrell, one and a half times (1.5x) in the case of Mr. Fairbanks, or one time (1x), in the case of Messrs. Stern and Steele, such executive officer’s annual base salary and continuation of medical benefits on the same terms as the terms of an active employee for 18 months (or, in the case of Mr. Farrell, 24 months), in each case, subject to such executive officer’s execution of a release of claims in favor of the Company and continued compliance with, among other things, certain restrictive covenants described in the next sentence of this paragraph. The employment agreements include perpetual nondisclosure and mutual non-disparagement covenants, and non-competition and employee and customer non-solicitation covenants, which survive a termination of employment, in the case of Mr. Farrell, for 24 months, in the case of Mr. Fairbanks, 18 months, and, in the case of Messrs. Stern and Steele, 12 months.
Rollover and Support Agreements
Each of the Company’s executive officers and Sharad Mansukani is party to a Rollover and Support Agreement, pursuant to which each such person has designated all or a portion of the shares of Company Common Stock and, in the case of each of the executive officers, all of the shares of Company Common Stock acquired by such Stockholder following the date of the Merger Agreement and prior to the closing (including through the exercise of Company Equity Awards) held by it as Rollover Shares and agreed, contemporaneously with the closing, to enter into a stockholders agreement and for its Rollover Shares to be subject to the terms of such stockholders agreement. In addition, certain of the Company’s other employees (other than the Company’s executive officers) are party to a Rollover and Support Agreement, pursuant to which each such person has designated a portion of the shares of Company Common Stock and all of the shares of Company Common Stock acquired by such Stockholder following the date of the Merger Agreement and prior to the closing (including through the exercise of Company Equity Awards) held by it as Rollover Shares, and agreed, contemporaneously with the closing, to enter into a stockholders agreement and for its Rollover Shares to be subject to the terms of such stockholders agreement. The following table sets forth the number of shares of Company Common Stock held by each such person at such time and the percentage thereof designated as Rollover Shares pursuant to the relevant Rollover and Support Agreement.

Rollover Shares
Name	Number of Shares of Company Common Stock	Percentage of Shares Designated as Rollover Shares
Executive Officers
Stephen C. Farrell	636,862	80%
Kyle Stern	608,025	80%
John Steele	750,081	80%
Timothy Fairbanks	266,434	80%
Directors
Sharad Mansukani	206,678	100%
All Other Rollover Shares	490,261	80%
Special Committee Compensation
In consideration of the expected time and effort that would be required of the members of the Special Committee in evaluating the proposed Merger, including negotiating the terms and conditions of the Merger Agreement, the Board determined that each member of the Special Committee would receive as compensation an amount in cash of $20,000 per calendar month (pro-rated for any partial month served) during which the Special Committee is in existence, commencing with and including the month of May 2022. The compensation was approved by the Board and was not, and is not, contingent upon the approval or the completion of the Merger or any other transaction. No other meeting fees or other compensation (other than reimbursement for reasonable out-of-pocket expenses incurred in connection with their service on the Special Committee) will be paid to the members of the Special Committee in connection with their service on the Special Committee.
Directors’ and Officers’ Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification, expense advancement and insurance arrangements. See the section entitled “The Merger Agreement — Indemnification and Insurance” beginning on page 76 for a description of such ongoing arrangements.
Other Interests
The following Company’s directors currently have, or have previously had, employment relationships or other compensation arrangements with TPG and its majority owned companies, which relationships and arrangements were disclosed to the Board prior to the formation of the Special Committee:
•
Sharad Mansukani serves as a senior advisor of TPG, a position he has held since 2005. Dr. Mansukani receives compensation for serving as a Senior Advisor of TPG. Dr. Mansukani previously served as a board member of other companies that were majority owned by TPG.

•
Stephen C. Farrell is currently the Chief Executive Officer of the Company.

•
Paul Campanelli previously served as the Chief Executive Officer of Par Pharmaceutical, a company that was majority owned by TPG from 2012 to 2015. TPG sold Par to Endo International (“Endo”) in 2015, and Mr. Campanelli served as the Chief Executive Officer of Endo from 2016 to 2020. Mr. Campanelli was previously engaged by TPG to provide advisory services relating to the generic pharmaceuticals industry, for which he received compensation amounting to less than $10,000 in the aggregate. Prior to the formation of the Special Committee, Mr. Campanelli occasionally provided informal services to TPG from time to time upon request. Mr. Campanelli did not receive compensation for providing such services.

•
Todd Sisitsky is currently the President of TPG and a Director of TPG. Mr. Sisitsky is also the co-managing partner of TPG Capital, TPG’s scale private equity business in the U.S. and Europe, co-leads the firm’s investment activities in the healthcare services, pharmaceuticals, and medical device sectors and serves on the executive committee of TPG Holdings.

•
W. Carl Whitmer currently holds limited partnership interests in three TPG-affiliated funds, two of which had invested in the Company. These limited partnership interests are not material to Mr. Whitmer. Mr. Whitmer previously served as the Chief Executive Officer of IASIS Healthcare, a company that was majority owned by TPG from 2004 to 2017. Mr. Whitmer was entitled to a portion of an escrowed expense settlement fund that was established in connection with TPG’s sale of IASIS Healthcare in 2017. The aggregate amount of the expense settlement fund is approximately $1,000,000, and Mr. Whitmer’s share of such amount is estimated to be less than approximately $25,000. Mr. Whitmer previously served as a board member of other companies that were majority owned by TPG. Prior to the formation of the Special Committee, Mr. Whitmer occasionally provided informal services to TPG from time to time upon request. Mr. Whitmer did not receive compensation for providing such services.

•
Katherine Wood is a Partner of TPG where she focuses on investments in the healthcare sector.

As of the date of this information statement, none of the executive officers has entered into any agreement, arrangement or understanding with TPG regarding employment with, or compensation from, TPG, other than the agreements as described above. Prior to the closing of the Merger, however, the executive officers may discuss or enter into agreements, arrangements or understandings with TPG regarding employment with, or compensation from, TPG.
Delisting and Deregistration of Company Common Stock
If the Merger is completed, the Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Company Common Stock.
Following completion of the Merger, Merger Sub will have been merged with and into the Company, with the Company surviving the Merger as a subsidiary of Parent. The shares of Company Common Stock are currently listed on the NYSE and registered under the Exchange Act. Following completion of the Merger, there will be no further market for Company Common Stock and, as promptly as practicable following the Effective Time and in compliance with applicable law, the Company’s securities will be delisted from the NYSE and deregistered under the Exchange Act.
Parent currently anticipates that the Company’s operations following completion of the Merger will initially be conducted substantially as they are currently being conducted (except that the Company will cease to be a public company and will instead be a subsidiary of Parent).
From and after the Effective Time, the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.
Transaction Litigation
As of the filing of this Information Statement, the Company is not aware of any complaints filed or litigation pending related to the Merger.
Fees and Expenses
The estimated fees and expenses incurred or expected to be incurred by the Company in connection with the Merger are as follows:

Description	Amount
Financial advisory fees and expenses		$8,205,000
Legal, accounting and other professional fees and expenses	$	[•]
SEC filing fees		$15,150
Printing and mailing costs	$	[•]
Miscellaneous	$	[•]
Total	$	[•]
It is also expected that Merger Sub and/or Parent will incur approximately $[●] million of legal, other advisory and financing fees in connection with the Merger.
The estimate for legal fees set forth in this information statement does not include any amounts attributable to any existing or future litigation challenging the Merger. All costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the Merger Agreement and the Merger and any other transactions contemplated by the Merger Agreement, will be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for this information statement and the Schedule 13e-3 and printing and mailing this information statement and the Schedule 13e-3 will be paid by the Company.
Material United States Federal Income Tax Consequences of the Merger
The following is a summary of the material United States federal income tax consequences of the Merger generally applicable to holders of Company Common Stock who exchange their shares of Company Common Stock for cash pursuant to the Merger. The summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders whose shares of Company Common Stock are held as capital assets (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of Company Common Stock that are subject to special tax rules, such as insurance companies, United States expatriates, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, traders in securities that elect to mark to market, United States Holders (as defined below) whose functional currency is not the United States dollar, holders who hold Company Common Stock through pass-through entities for United States federal income tax purposes or as part of a straddle or conversion transaction, holders deemed to sell Company Common Stock under the constructive sale provisions of the Code, holders who exercise appraisal rights, holders who acquired Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, Rollover Stockholders, or holders of Company Common Stock who own (or are deemed to own) any interest in the Majority Stockholder. This summary does not address any Medicare tax or alternative minimum tax considerations or any aspect of state, local or non-United States taxation, and does not address any United States federal taxation other than income taxation.
For purposes of this information statement, a “United States Holder” means a beneficial owner of Company Common Stock that is:
•
a citizen or individual resident of the United States,

•
a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•
an estate, the income of which is subject to United States federal income tax regardless of its source, or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a United States person.

The term “Non-United States Holder” refers to any beneficial owner of Company Common Stock, other than a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes, that is not a United States Holder.
If a partnership or any other entity or arrangement treated as a partnership for United States federal income tax purposes is a holder of Company Common Stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships owning Company Common Stock and partners in such partnerships should consult their own tax advisors as to the particular United States federal income tax consequences of the Merger to them.
The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Company Common Stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Merger, including the application and effect of United States federal, state, local and non-United States tax laws.
United States Holders.   The receipt of the Merger Consideration by a United States Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a United States Holder who receives the Merger Consideration will recognize gain or loss in an amount equal to the difference between (x) the amount of cash the United States Holder receives (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Company Common Stock. A United States Holder’s adjusted tax basis generally will equal the price the United States Holder paid for such shares, and if applicable, will have been reduced by return of capital distributions. Gain or loss will be calculated separately for each block of Company Common Stock exchanged in the Merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Company Common Stock has been held for more than one year as of the Effective Time. Long-term capital gains of non-corporate United States Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is limited.
Non-United States Holders.   Subject to the discussion below regarding backup withholding, a Non-United States Holder that receives cash for shares of Company Common Stock pursuant to the Merger generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States) or (iii) such holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Company Common Stock at any time during the shorter of the five-year period preceding the Merger or the period that the Non-United States Holder held Company Common Stock, and the Company is or has been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the Non-United States Holder held Company Common Stock. The Company believes it has not been a “United States real property holding corporation” for United States federal income tax purposes at any time during the five-year period preceding the Merger.
If you are a Non-United States Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) on any gain realized, which generally may be offset by certain United States source capital losses.
If you are a Non-United States Holder and your gain is effectively connected with a United States trade or business (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States), you will be subject to United States federal income tax on any gain realized on a net basis in the same manner as United States Holders. Non-United States Holders that are corporations may also be subject to a branch profits tax on their effectively connected income at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty), subject to adjustments.

Information Reporting and Backup Withholding.   Cash consideration received by a United States Holder or a Non-United States Holder in the Merger may be subject to information reporting and backup withholding. To avoid backup withholding, a United States Holder that does not otherwise establish an exemption should complete and return to the applicable Paying Agent an Internal Revenue Service (“IRS”) Form W-9, certifying that such United States Holder is a United States person, that the taxpayer identification number provided is correct and that such United States Holder is not subject to backup withholding. A Non-United States Holder generally may establish an exemption from backup withholding by certifying its status as a non-United States person under penalties of perjury on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Holders should consult their tax advisors regarding the application of United States federal income tax laws and non-United States tax laws, including information reporting and backup withholding, to their particular situations.
Regulatory Approvals
Under the Merger Agreement, each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to obtain all necessary governmental approvals, licenses, permits, waivers, authorizations, clearances or orders and, as promptly as reasonably practicable, make or cause to be made any necessary registrations, declarations, submissions and filings with respect to the Merger and the transactions contemplated by the Merger Agreement as required under the Exchange Act, applicable federal or state securities laws or any other applicable law.
Each of the parties to the Merger Agreement has also agreed to give each of the other parties prompt notice of the making or commencement of any request or proceeding by or before any governmental authority with respect to the Merger or any other transactions contemplated by the Merger Agreement and to keep the other parties informed as to the status of any such request or proceeding. Each of the parties is also entitled to notice and an opportunity to participate in any substantive communication made to any domestic, foreign or supranational governmental authority regarding the Merger or any other transactions contemplated by the Merger Agreement and to promptly notify the other parties of any communication relating to the Merger or any other transactions contemplated by the Merger Agreement from any domestic, foreign or supranational governmental authority. Subject to applicable laws relating to the exchange of information, Parent and the Company have the right to review in advance, and each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or substantive written materials submitted or substantive communication made to any governmental authority in connection with the Merger or any other transactions contemplated by the Merger Agreement (other than this Information Statement and the Schedule 13e-3).
Subject to applicable laws and as required by any governmental authority, the Company and Parent will keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated by the Merger Agreement.
Alternatives to the Merger
As noted above, in response to the proposed offer from TPG, the Special Committee reviewed, with the assistance of Centerview, certain considerations relating to the likelihood of whether a strategic buyer or financial sponsor might be interested in exploring an acquisition of the Company. The Special Committee considered, among other matters, the likelihood of potential interest from strategic buyers and financial sponsors in pursuing an acquisition of TPG’s stake in the Company, the challenges the Company faces in retaining senior management as a public company and the difficulties in improving its stock price performance given the small public float of the Company’s outstanding shares. In this regard, the Special Committee took into account that TPG had an effective veto over any alternative transaction and that TPG had stated in its May 4, 2022 non-binding indication of interest letter that it was not interested in selling its stake in the Company.

Prior to the receipt of the Written Consent on June 21, 2022, the Company and its representatives were allowed, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, to provide non-public information and engage in discussions and negotiations with respect to an unsolicited Acquisition Proposal that would reasonably be expected to lead to a Superior Proposal. However, the Company’s rights to engage in negotiations or discussions with third parties ceased upon obtaining the Written Consent on June 21, 2022 in accordance with the terms of the Merger Agreement.
For more information on the alternatives to the Merger, see the sections of this information statement entitled “Special Factors — Background of the Merger” beginning on page 24, “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board” beginning on page 33 and “Special Factors — Position of the Company on the Fairness of the Merger” beginning on page 50.

THE MERGER AGREEMENT
This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about the Company. Such information can be found elsewhere in this information statement and in the public filings the Company makes with the SEC, which may be obtained by following the instructions set forth in the section entitled, “Where You Can Find More Information,” beginning on page 97.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional nonpublic information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to you. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Form of Merger
Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation.
Consummation and Effectiveness of the Merger
The Merger will become effective at the time when the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger. The closing of the Merger will take place at 9:00 a.m., New York time, on the date that is no later than the third (3rd) business day after the satisfaction or waiver by the party entitled thereto of all conditions to the consummation of the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver (to the extent waivable under applicable law and the Merger Agreement) of such conditions) unless otherwise mutually agreed between the Company and the Parent. Notwithstanding the foregoing. Parent and Merger Sub have no obligation to consummate the closing until August 4, 2022.
Consideration to be Received in the Merger
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, the following will occur:
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each share of Company Common Stock that is owned by the Company and not held on behalf of third parties, or owned by any stockholders of the Company who did not vote in favor of the Merger

Agreement and who have demanded and not withdrawn a demand for appraisal rights pursuant to the DGCL (the “Appraisal Shares”), in each case, issued and outstanding immediately prior to the Effective Time will be cancelled without payment of any consideration therefor and cease to exist (subject to the appraisal rights of dissenting stockholders);
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each share of Company Common Stock that is owned by the Majority Stockholder, Parent or Merger Sub, and each share of Company Common Stock that is owned by a Rollover Stockholder and has been designated as Rollover Shares, in each case, issued and outstanding immediately prior to the Effective Time, will automatically be converted into 0.01 shares of common stock of the Surviving Corporation (the “Surviving Corporation Shares”); and

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each share of Company Common Stock (other than (i) shares of Company Common Stock owned by (A) the Company and not held on behalf of third parties, (B) the Majority Stockholder, (C) Parent, (D) Merger Sub or (E) a Rollover Stockholder that has been designated as Rollover Shares, or (ii) Appraisal Shares (collectively, “Excluded Shares”)) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $10.50 per share in cash, without interest, and will cease to be outstanding, be cancelled and cease to exist, and each certificate formerly representing any such shares (each, a “Share Certificate”) or the applicable number of uncertificated shares represented by book-entry (each, a “Book-Entry Share”) will thereafter represent only the right to receive the Merger Consideration in accordance with the Merger Agreement; and

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each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled without payment of any consideration therefor and cease to exist.

At the Effective Time, each option to acquire Company Common Stock (the “Company Options”), whether vested or unvested, will remain outstanding and continue to be subject to the same terms and conditions as immediately prior to the Effective Time, as set forth in the Cannes Holding Parent, Inc. 2019 Equity Incentive Plan and the Convey Holding Parent, Inc. 2021 Omnibus Incentive Plan (collectively, the “Company Equity Plans”), as applicable, and award agreement, except that: (i) each Company Option will be exercisable for that number of Surviving Corporation Shares equal to the product of (A) the number of shares of Company Common Stock subject to the Company Option immediately before the Effective Time multiplied by (B) 0.01; and (ii) the per share exercise price for each Surviving Corporation Share issuable upon exercise of the Company Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Option immediately before the Effective Time by (B) 0.01; provided, however, that the exercise price and the number of Surviving Corporation Shares purchasable under each Company Option will be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations.
At the Effective Time, each then outstanding Company restricted stock unit award that vests solely based on the passage of time (a “Company RSU Award”), Company restricted stock unit award that vests based on the achievement of predetermined performance goals (a “Company PSU Award”) and Company long-term incentive award (a “Company LTI Award” and, together with the Company RSU Awards, Company PSU Awards, Company LTI Awards and Company Options, the “Company Equity Awards”) granted under the Company Equity Plans, or Long Term Incentive Award Terms and Conditions, as applicable, will remain outstanding and continue to be subject to the same terms and conditions as immediately prior to the Effective Time, as set forth in the applicable Company Equity Plan and award agreement or Notice of Long Term Incentive Award and Long Term Incentive Award Terms and Conditions, as applicable, except that each Company RSU Award, Company PSU Award and Company LTI Award (to the extent such Company LTI Award settles in shares), as applicable, will settle in a number of Surviving Corporation Shares equal to the number of shares subject to the Company RSU Award, Company PSU Award and Company LTI Award, as applicable, immediately before the Effective Time multiplied by 0.01.
Appraisal Shares
Appraisal Shares will not be converted into the right to receive the Merger Consideration and, if all procedures described in Section 262 of the DGCL are strictly complied with, holders of such Appraisal Shares will be entitled to receive payment of the fair value of such Appraisal Shares as determined by the Delaware Court of Chancery in accordance with the provisions of Section 262 of the DGCL, as further described in the section titled “Appraisal Rights”. If any such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses his, her or its appraisal rights, such Appraisal Shares will then be treated as if they had been converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration, without any interest thereon.
The Company will give Parent notice of any written demands for appraisal of shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company with respect to the Appraisal Shares promptly after receipt by the Company. The Company will also give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to such demands for appraisal pursuant to the DGCL in respect of such Appraisal Shares. The Company will not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands, or agree to do any of the foregoing.
Procedures for Receiving Merger Consideration
Prior to the Effective Time, Parent and Merger Sub will appoint a bank or trust company reasonably acceptable to the Company to serve as the Paying Agent and enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to the Merger Agreement. At or prior to the Effective Time, Parent or Merger Sub will deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay for the aggregate Merger Consideration (other than in respect of Excluded Shares) (the “Payment Fund”).
Promptly after the Effective Time (and in any event within two (2) business days thereafter or such longer period as may be required by the Paying Agent), the Surviving Corporation will cause the Paying Agent to mail to each holder of record of Company Common Stock (other than Excluded Shares) immediately prior to the Effective Time (i) a notice advising such holders of the effectiveness of the Merger, (ii) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass only upon delivery of Share Certificates (or affidavits of loss in lieu of the Share Certificates) or transfer of Book-Entry Shares not held, directly or indirectly, through The Depositary Trust Company (“DTC”) to the Paying Agent (such materials to be in such form and have such other provisions as Parent desires with the approval of the Company) and (iii) instructions for effecting the surrender of Share Certificates or Book-Entry Shares, as applicable, to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the Merger Agreement.
With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company will cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of shares held of record by DTC or its nominees, the Merger Consideration to which the beneficial owners thereof are entitled to receive pursuant to the Merger Agreement.
Upon surrender to the Paying Agent of Shares that (A) are Share Certificates (or affidavits of loss in lieu of the Share Certificates), together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the holder of such Share Certificates or Book-Entry Shares will be entitled to receive in exchange therefor, and Parent will cause the Paying Agent to deliver to each such holder, as promptly as reasonably practicable after the Effective Time, a check in the amount (after giving effect to any required tax withholdings) of cash that such holder has the right to receive pursuant to the Merger Agreement. No interest will be paid or accrue on any amount payable upon surrender of any shares of Company Common Stock.

From and after the Effective Time, there will be no transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it will be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive pursuant to the Merger Agreement.
Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Book-Entry Shares by the one year anniversary of the Effective Time will be delivered to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation. Any holder of shares of Company Common Stock (other than Excluded Shares) who has not theretofore complied with the procedures for receiving the Merger Consideration will thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required tax withholdings as provided in the Merger Agreement) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates) or Book-Entry Shares, without any interest thereon. None of the Surviving Corporation, Parent, the Paying Agent or any other person will be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. To the fullest extent permitted by law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any governmental authority, such Merger Consideration will become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, will be entitled to deduct and withhold from any amounts otherwise payable to any person pursuant to the Merger Agreement such amounts as it is required to deduct and withhold under applicable law with respect to taxes. Any amounts so deducted or withheld and paid over to the appropriate taxing authority will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.
Certificate of Incorporation; Bylaws
At the Effective Time, (a) the certificate of incorporation of the Company will be amended and restated in its entirety to be in the form attached as an exhibit to the Merger Agreement, and (b) the bylaws of the Surviving Corporation will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that references to Merger Sub’s name will be replaced with references to the Surviving Corporation.
Representations and Warranties
The Merger Agreement contains representations and warranties of Parent, Merger Sub and the Company, including representations and warranties relating to, among other things:
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organization, good standing, qualification and similar matters;

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corporate authority and approval and fairness;

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due authorization, execution, delivery and enforceability of the Merger Agreement;

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governmental and regulatory authority filings;

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absence of conflicts with the parties’ governing documents, applicable laws and contracts;

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litigation; and

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absence of brokers’, finders’ and investment bankers’ fees or commissions.

In addition, the Merger Agreement contains the following representations and warranties of the Company relating to, among other things:
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capital structure;

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ownership of the Company’s subsidiaries;

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governmental filings and SEC filings;

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maintenance of disclosure controls and procedures;

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Company financial statements and the absence of certain undisclosed liabilities;

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the conduct by the Company and each of its subsidiaries of its business in all material respects in the ordinary course of business since December 31, 2021 and the absence of a Material Adverse Effect (as defined below) since such date;

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employee benefits matters;

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compliance with laws, including applicable healthcare laws;

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possession and compliance with permits, licenses and consents;

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compliance with international trade laws and anti-corruption laws;

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material contracts, including top customers and venders/suppliers;

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real property;

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inapplicability of certain takeover laws;

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environmental matters;

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filing of tax returns, payment of taxes and other tax matters;

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labor matters;

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ownership and use of intellectual property;

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cybersecurity and data privacy matters;

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insurance;

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the receipt of a fairness opinion from Centerview;

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information supplied;

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affiliate transactions; and

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the absence of defaults or events of default under the Company’s Existing Credit Agreement (as defined in the Merger Agreement).

The Merger Agreement also contains the following representations and warranties of Parent and Merger Sub relating to, among other things:
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delivery and enforceability of the Guarantee (as defined in the Merger Agreement);

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financing and the availability of funds to consummate the Merger;

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ownership and operations of Merger Sub;

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solvency;

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information supplied;

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ownership of Company Common Stock; and

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arrangements related to the Merger.

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality” or “Material Adverse Effect”. The Merger Agreement provides that a Material Adverse Effect means any change, effect, event, occurrence or development that (a) prevents, materially delays or materially impairs the ability of the Company to consummate the Merger or the other transactions contemplated by the Merger Agreement or (b) is materially adverse to the business or financial condition of the Company and its subsidiaries, taken as a whole, excluding, for purposes of clause (b), any change, effect, event, occurrence or development to the extent it results from or arises out of:

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changes generally affecting the economy or political, social, regulatory, business, economic, financial, credit, commodity or capital market conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

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changes generally affecting the industries in which the Company and its subsidiaries operate;

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changes or prospective changes in GAAP or in any law after the date of the Merger Agreement or any interpretation or enforcement thereof by any governmental authority;

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changes in any political or geopolitical, regulatory, legislative or social conditions, acts of war (whether or not declared), hostilities, civil disobedience, sabotage, cyber-intrusions, military actions or acts of terrorism, or any escalation or worsening of any of the foregoing;

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any hurricane, tropical storm, tornado, earthquake, flood, tsunami, natural disaster, epidemic, disease, outbreak, health emergency or crisis (including with respect to or as a result of COVID-19), act of God, other comparable events or any escalation or worsening of any of the foregoing;

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any change or prospective change in the credit rating of the Company; provided that the underlying causes of any such change may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of the definition of “Material Adverse Effect”;

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a decline, in and of itself, in the price or trading volume of the shares of Company Common Stock on the NYSE or any other securities market or in the trading price of any other securities of the Company or any of its subsidiaries; except that the underlying causes of any such decline may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of the definition of “Material Adverse Effect”;

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any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes of any such failure may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of the definition of “Material Adverse Effect”; and

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the announcement, pendency or consummation of the Merger Agreement or the Merger, including, in each case the impact thereof on relationships with employees, customers, suppliers, distributors, partners, vendors or other persons (provided that this exception will not apply to any representation or warranty contained in the Merger Agreement (or any related condition) to the extent that such representation or warranty expressly addresses consequences resulting from the execution of the Merger Agreement or the consummation or pendency of the transactions contemplated thereby);

except that, in the case of the first five bullets above, to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected by such matters as compared to other, similarly sized and situated participants in the industries in which the Company and the subsidiaries operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or will be a Material Adverse Effect).
Conduct of Business by the Company Prior to Consummation of the Merger
Except (i) as expressly contemplated, required or permitted by the Merger Agreement, (ii) as required by applicable law, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (iv) as set forth on the confidential company disclosure schedules to the Merger Agreement or (v) for any necessary or advisable actions taken in good faith to respond to actual or reasonably anticipated effects of COVID-19 or to comply with COVID-19 measures, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company will, and will cause each of its subsidiaries to, use its and their commercially reasonable efforts to (A) conduct their businesses in the ordinary course of business in all material respects and (B) preserve intact their business organizations and relationships with customers, suppliers, distributors and other persons with which it has material business dealings.

In addition, without limiting the generality of the foregoing, except (i) as expressly contemplated, required or permitted by the Merger Agreement, (ii) as required by applicable law, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (iv) as set forth on the confidential company disclosure schedules to the Merger Agreement or (v) for any necessary or advisable actions taken in good faith to respond to actual or reasonably anticipated effects of COVID-19 or to comply with COVID-19 measures (provided, that, to the extent permitted under applicable law and practicable under the circumstances, the Company will provide prior notice to and consult in good faith with Parent prior to taking such action) from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement and the Effective Time, the Company will not, and will cause its subsidiaries not to:
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adopt any change in the organizational documents of the Company or any of its subsidiaries, in each case whether by merger consolidation or otherwise;

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merge or consolidate the Company or any of its subsidiaries with any other person, or restructure, reorganize, recapitalize or completely or partially liquidate or dissolve or otherwise enter into any agreement or arrangement imposing any material restrictions on the assets, operations or business of the Company or any of its subsidiaries;

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issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of the Company or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, other than (i) any such transaction among the Company and its subsidiaries or among the Company’s wholly owned subsidiaries or (ii) any issuance of shares of Company Common Stock pursuant to exercise or settlement of Company Equity Awards outstanding as of the date of the Merger Agreement in accordance with their terms;

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make any loans, advances or capital contributions to or investments in any person (other than to the Company or any of its wholly owned subsidiaries);

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock, except for dividends or other distributions paid by any wholly owned subsidiary of the Company to the Company or to any other wholly owned subsidiary of the Company;

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reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (except for (i) any such transaction by a wholly owned subsidiary of the Company, (ii) acquisitions of shares of Company Common Stock in satisfaction of withholding obligations in respect of Company Equity Awards to the extent required by such Company Equity Awards, or (iii) payment of the exercise price in respect of Company Options, in the case of clauses (ii) and (iii), outstanding as of the date of the Merger Agreement pursuant to its terms or granted thereafter not in violation of the Merger Agreement);

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create, incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities or guarantees of the same or any other indebtedness, except for (i) borrowings in the ordinary course of business under the Existing Credit Agreement, (ii) guarantees or credit support provided by the Company or any of its subsidiaries of the obligations of the Company or any of its subsidiaries in the ordinary course of business to the extent such indebtedness is in existence on the date of the Merger Agreement or incurred in compliance with the foregoing clause (i), or (iii) any indebtedness solely among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries;

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other than in accordance with the Company’s capital expenditure budget made available to Parent, incur or commit to any capital expenditure or expenditures, in any period, except capital expenditures in an amount not exceeding in the aggregate 120% of the amount included in such budget;

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other than in the ordinary course of business consistent with past practice, (i) enter into any contract that would have been a material contract disclosed pursuant to the Merger Agreement (a “Material

Contract”) if it had been in effect on June 20, 2022, except that certain contracts may not be entered into without the prior written consent of Parent, or (ii) amend, modify or waive in any material respect or terminate any Material Contract in a manner adverse to the Company (other than expirations of any such contract in accordance with its terms);
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make any material changes with respect to financial accounting policies or procedures, except as required by law or by U.S. GAAP or official interpretations with respect thereto or by any governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

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settle any lawsuit (as defined in the Merger Agreement) for an amount in excess of $1 million individually or $5 million in the aggregate other than (i) any settlement or compromise where the amount paid or to be paid by the Company or any of its subsidiaries is fully covered by insurance coverage or retention amounts maintained by the Company or any of its subsidiaries and (ii) settlements or compromises of any lawsuit for an amount not materially in excess of the amount, if any, reflected or specifically reserved in the balance sheet (or the notes thereto) of the Company included in the Company reports filed with the SEC (with materiality measured relative to the amount so reflected or reserved, if any); provided that, in the case of each of the foregoing, the settlement or compromise of such lawsuit does not (x) impose any material restriction on the business or operations of the Company or any of its subsidiaries (or Parent or any of its subsidiaries after the Closing) and (y) include any non-monetary or injunctive relief, or the admission of wrongdoing, by the Company or any of its subsidiaries or any of their respective officers or directors;

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sell, assign, lease, license, sublicense or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any lien (other than permitted liens), on any material assets or property (including any Company intellectual property and licensed intellectual property) except (i) pursuant to existing contracts or commitments (or refinancings thereof), (ii) transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, or (iii) in the ordinary course of business consistent with past practice and in no event in an amount exceeding $1 million individually or $5 million in the aggregate;

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except for such actions required by the terms of Company benefit plans as in effect on the date hereof: (i) increase the compensation or other benefits payable or provided to any Company service providers other than increases in base salary in the ordinary course of business for Company service providers with base salary of less than $300,000; (ii) increase or accelerate or commit to accelerate the funding, payment or vesting of compensation or benefits provided under any Company benefit plans, (iii) grant or announce any cash, equity or equity-based, change of control, severance or retention award to any Company service provider; (iv) establish, adopt, enter into terminate or amend (x) in any respect any collective bargaining agreement or (y) in any material respect, any Company benefit plan (or any plan, program, agreement or arrangement that would be a Company benefit plan if in effect on the date hereof); (v) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative of any employees of the Company or its subsidiaries or (vi) hire or terminate the employment of any employee of the Company whose annualized base compensation exceeds $300,000, other than (x) hiring to replace departed employees or (y) terminations for “cause” (as determined in the Company’s reasonable discretion), except that the foregoing clauses will not restrict the Company or its subsidiaries from making available to newly hired employees or independent contractors (in the ordinary course of business), plans, agreements, benefits and compensation arrangements (including cash incentive grants, but excluding any equity-related incentives) that are on substantially the same terms and conditions and have a value that is consistent with the past practice of making compensation and benefits available to newly hired employees or independent contractors in similar positions or for employees or independent contractors with similar levels of responsibility;

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acquire any business, assets or capital stock of any person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise), other than the acquisition of assets from vendors or suppliers of the Company or any of its subsidiaries in the ordinary course of business;

•
cancel, modify, amend or waive or terminate the Company’s Existing Credit Agreement, except for modifications or amendments to the Existing Credit Agreement that would not (i) impair the ability of Parent to obtain the Debt Financing (as defined below) on the Closing Date (as defined in the Merger Agreement), (ii) reduce the ability of the Company and its subsidiaries to incur secured debt for borrowed money in the form of the Debt Financing on the Closing Date in any material respect, (iii) reduce the ability of the Company and its subsidiaries to make certain restricted payments on the Closing Date in any material respect, (iv) impair the ability of the Merger to be consummated in compliance with any “merger” or “fundamental changes” covenant in the Existing Credit Agreement or (v) amend or modify the stated final maturity date of any indebtedness for borrowed money thereunder to be sooner than such maturity date as in effect as of the date hereof, or amend or modify any such agreement to reduce the amount of the total lending commitments thereunder; implement or announce any permanent plant closings or permanent facility shutdown that would implicate the WARN Act;

•
other than in the ordinary course of business (i) make, change or revoke any material tax election; (ii) change any material tax accounting period or method of tax accounting, (iii) file any material amended tax return, (iv) settle or compromise any material claim related to taxes, (v) enter into any material closing agreement or (vi) surrender any right to claim a material tax refund, offset or other reduction in liability; or

•
agree, authorize or commit to do any of the foregoing.

Regulatory Filings; Efforts
Subject to the terms of the Merger Agreement, each of the parties thereto will use its reasonable best efforts to:
•
take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties to do all things necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger, as promptly as reasonably practicable and in any event prior to December 20, 2022;

•
obtain from any governmental authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by the Parent and Company or any of their respective controlled affiliates; and

•
as promptly as reasonably practicable, make, or cause to be made, any required or advisable registrations, declarations, submissions and filings with respect to the Merger and any other transactions contemplated by the Merger Agreement required under the Exchange Act, any other applicable federal or state securities laws, and any other applicable law.

Parent and the Company will both:
•
give the other parties prompt notice of the making or commencement of any request or proceeding before any governmental authority with respect to the Merger or any other transactions contemplated by the Merger Agreement;

•
keep the other parties informed as to the status of any such request or proceeding;

•
give the other parties notice and an opportunity to participate in any substantive communication made to any governmental authority regarding the Merger or any other transactions contemplated by the Merger Agreement; and

•
promptly notify the other parties of any communication from any governmental authority regarding the Merger or any other transactions contemplated by the Merger Agreement.

Parent and the Company have the right to review in advance, and each will and consult with the other on, any filing made with, or substantive communication made to, any governmental authority in connection with the Merger or any other transactions contemplated by the Merger Agreement.
Written Consent
In accordance with the terms of the Merger Agreement, Parent was required to use its reasonable best efforts to obtain from the Majority Stockholder the duly executed stockholder written consent and deliver such consent to the Company. The Majority Stockholder’s Written Consent was delivered to the Company on June 21, 2022, shortly after the execution of the Merger Agreement.
No Solicitation; Superior Proposal and Change of Recommendation
The Company has agreed that neither it nor any of its subsidiaries nor any of the employees (including any officers) and directors of it or its subsidiaries will, and it will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:
•
initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below) subject to certain fiduciary duties of directors;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any nonpublic information or data to any person or group relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of the non-solicitation covenant in the Merger Agreement prohibit such discussion);

•
furnish to any person (other than Parent or any of its affiliates) any non-public information relating to the Company or any of its subsidiaries or afford to any such person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its subsidiaries, in any such case with the intent to induce, or that would reasonably be expected to result in, the making, submission or announcement of, an Acquisition Proposal;

•
approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or

•
resolve or agree to do any of the foregoing.

The Merger Agreement provides that the term “Acquisition Proposal” means any proposal or offer from any person or group (other than Parent, the Majority Stockholder and their affiliates) relating to a transaction or series of related transactions, that, if consummated, would result in a:
•
direct or indirect purchase or acquisition by a third-party of the assets of the Company constituting 20% or more of the consolidated net revenues, net income or total assets (including equity securities of the subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole;

•
direct or indirect purchase or acquisition by a third party of beneficial ownership of 20% or more of the total voting power of the Company; or

•
direct or indirect merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or other similar transaction involving the Company pursuant to which such third party (or its equityholders) would hold securities representing 20% or more of the total voting power of the Company (or the surviving or resulting entity) after giving effect to such transaction.

For the avoidance of doubt, the Merger and the other transactions contemplated by the Merger Agreement will not be deemed an Acquisition Proposal.
From and after the execution of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, the Company will, and will cause its subsidiaries and its and their respective employees, officers and directors, to, and will use its reasonable best efforts to cause each of its and their respective other representatives to:
•
cease and cause to be terminated any discussions or negotiations with any person or group that would be prohibited by the non-solicitation provisions of the Merger Agreement and cease providing any further information with respect to the Company or any Acquisition Proposal to any such person or group or its or their representatives;

•
terminate all access granted to any person or group and its or their representatives to any physical or electronic data room (or any other diligence access); and

•
promptly following the execution of the Merger Agreement (and in any event within two (2) business days thereof) request in writing the prompt return or destruction of all non-public information concerning the Company and its subsidiaries furnished to any such person by the Company and its subsidiaries or representatives with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the five-month period immediately preceding the date thereof.

The Company is required to promptly (and, in any event, within twenty-four (24) hours) notify Parent if any (i) inquiries, proposals, indications of interest or offers with respect to an Acquisition Proposal are received by, (ii) information is requested from or (iii) discussions or negotiations sought to be initiated or continued with, the Company or any of its representatives, with such notice indicating the material terms and conditions of any inquiry, proposal or offer.
Notwithstanding the foregoing restrictions, prior to the receipt of the Written Consent on June 21, 2022, the Company and its representatives were allowed, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, to provide non-public information and engage in discussions and negotiations with respect to an unsolicited Acquisition Proposal that either constituted or would reasonably be expected to lead to a Superior Proposal (as defined below).
The Merger Agreement provides that the term “Superior Proposal” means a bona fide written Acquisition Proposal (with references to 20% being deemed to be replaced with references to 50% by a third party that (i) was not the result of a breach of the provisions of the Merger Agreement relating to Acquisition Proposals and (ii) either the Board or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel and after taking into account the certainty and timing of closing, financing arrangements and the form, amount and timing of payment of consideration of such proposal, the third party making such proposal and such other legal, financial, regulatory and all other relevant aspects of such proposal, as the Board or Special Committee deems in good faith relevant, would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company’s Unaffiliated Stockholders than the Merger (taking into account any revisions (or proposed revisions) to the terms of the Merger Agreement, the Guarantee (as defined in the Merger Agreement) and the Debt Financing in response to such Acquisition Proposal).
Neither the Board nor the Special Committee will take any of the following actions constituting a “Change of Recommendation”:
•
withhold, withdraw, qualify or modify (in a manner adverse to Parent) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent)) the recommendation that the holders of shares of Company Common Stock vote to adopt and approve the Merger Agreement (the “Company Recommendation”) (it being understood that it will be considered a modification adverse to Parent that is material if (i) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Board, including the Special Committee, fails to publicly recommend against acceptance of such offer by the stockholders within ten (10) business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (ii) any Acquisition Proposal is publicly announced and the Board or the Special Committee fails to issue a public press release within ten (10) business days of such public announcement reaffirming the Company Recommendation or stating that the Company Recommendation has not been changed);

•
authorize, adopt, approve, endorse, recommend or publicly declare advisable (or publicly propose to authorize, adopt, approve, endorse, recommend or otherwise declare advisable), any Acquisition Proposal; and

•
approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, share exchange agreement or other similar definitive agreement with respect to any Acquisition Proposal (other than an acceptable confidentiality agreement).

A Change of Recommendation will have no effect on the effectiveness of the Written Consent.

Prior to the receipt of the Written Consent on June 21, 2022 shortly following the execution of the Merger Agreement, Board or Special Committee was allowed to make a Change of Recommendation in response to an intervening event or an Acquisition Proposal, in each case, under certain specified circumstances and after complying with certain specified procedural requirements.
Continuing Employee Matters
Each employee of the Company or its subsidiaries who continues to be employed with the Company or its subsidiaries immediately following the Closing (a “Continuing Employee”) will (i) during the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date (or the date of termination of employment of the relevant Continuing Employee, if sooner), be provided with (A) a base salary or base wage no less than the base salary or base wage provided to such Continuing Employee by the Company or its subsidiaries immediately prior to the Effective Time and (B) an annual target cash bonus opportunity that is no less favorable than the annual target cash bonus opportunity as in effect for such Continuing Employee immediately prior to the Effective Time and (ii) during the period commencing on the Closing Date and ending on December 31, 2022 (or the date of termination of employment of the relevant Continuing Employee, if sooner), be provided with employee benefits (excluding, unless otherwise required by applicable law, equity or equity-based compensation, long-term incentives, defined benefit pension, nonqualified deferred compensation and retiree or post-termination welfare benefits (together, the “Excluded Benefits”)) that are substantially comparable in the aggregate to the employee benefits (subject to the same exclusions) provided to such Continuing Employee immediately prior to the Effective Time, in each case as identified on the confidential company disclosure schedules to the Merger Agreement (excluding the Excluded Benefits). Additionally, Parent agreed that each Continuing Employee who experiences a severance-qualifying termination of employment within 12 months following the Closing Date will be provided with severance payments and benefits no less favorable than those that would have been provided to such Continuing Employee upon such a qualifying termination under the applicable severance policy or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Effective Time, (a “Company Severance Plan”), under circumstances that would have given the Continuing Employee a right to severance payments and benefits under such Company Severance Plan. The parties agreed that the transactions contemplated by the Merger Agreement will not constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its subsidiaries under the terms of the benefit plans.
Parent will use its commercially reasonable efforts to cause (i) any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its affiliates in which Continuing Employees participate in the year in which the Closing Date occurs to be waived with respect to the Continuing Employees and their eligible dependents to the extent such conditions or limitations were waived or satisfied under the corresponding benefit plan, (ii) the amount of eligible expenses incurred by each Continuing Employee and his or her eligible dependents during the portion of the plan year ending on the Closing Date that were credited to deductible and maximum out-of-pocket co-insurance requirements under the group health benefit plans to be credited for purposes of satisfying the corresponding deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent and its affiliates for the applicable plan year and (iii) any of its (or its affiliates’) employee benefit plans (including disability pay continuation plans) in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility, vesting (other than with respect to future equity awards) and future vacation benefit accrual thereunder (except for the excluded benefits), service by such Continuing Employees to the Company or any of its subsidiaries or predecessors as if such service were with Parent, to the same extent and for the same purpose as such service was credited under a comparable benefit plan, in each case, except to the extent it would result in a duplication of compensation benefits.
Indemnification and Insurance
For six (6) years from and after the Closing, Parent will cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors (or equivalent) of the Company and each of its subsidiaries (the “Indemnified Parties”) to the same extent such persons are currently indemnified by the Company or any of its subsidiaries pursuant to its organizational documents as in effect on June 20, 2022 for acts or omissions occurring at or prior to the Closing Date. Additionally, Parent will not permit the

Surviving Corporation or any of its subsidiaries to, amend, repeal or modify any provision in the Surviving Corporation’s or any of its subsidiaries’ organizational documents relating to the exculpation or indemnification of former officers and directors as in effect immediately prior to June 20, 2022 in a manner that would adversely affect the Indemnified Parties. Parent also agreed that, for six (6) years from and after the Closing, it will cause the Surviving Corporation to promptly advance expenses as incurred by each Indemnified Party to the same extent such persons are currently entitled to receive advances of expenses pursuant to organizational documents of the Company and each of its subsidiaries as in effect on June 20, 2022.
During the period commencing at the Effective Time and ending on the six (6) year anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance ( “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, or a replacement insurance policy of such D&O insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier that includes coverage with respect to acts or omissions occurring prior to the Effective Time, in each case on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its D&O Insurance obligations, the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage in the last twelve month period ending on June 1, 2022 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In lieu of maintaining the D&O Insurance or obtaining a replacement insurance policy, the Company may (or if Parent requests, the Company will) or the Surviving Corporation may, as applicable, purchase a prepaid “tail” policy with respect to the D&O Insurance, with an extended reporting period ending on the six (6) year anniversary of the Effective Time, from the Company’s current directors’ and officers’ liability insurance carrier or an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company, prior to the Effective Time, or the Surviving Corporation, following the Effective Time, purchases such a “tail” policy, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.
Financing Covenant; Company Cooperation
Parent and Merger Sub agreed to:
•
use their reasonable best efforts to arrange and obtain debt financing in connection with the transactions contemplated by the Merger Agreement (“Debt Financing”) on terms and conditions not materially less favorable than those described in the Debt Commitment Letter;

•
give the Company prompt notice of (i) any material breach or material default by any party to the Debt Commitment Letter or any definitive agreements related to the Debt Financing or (ii) receipt of any written notice or other written communication from any Debt Financing Source (as defined in the Merger Agreement) with respect to (a) a breach of obligations by Parent, Merger Sub or their affiliates under the Debt Commitment Letter or definitive agreements related to the Debt Financing or (b) any material dispute between or among any parties thereto, in each case of the foregoing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing (as defined in the Merger Agreement);

•
use their reasonable best efforts to maintain the effectiveness of the financing commitments in respect of the Debt Financing until the transactions contemplated by the Merger Agreement are consummated or the Merger Agreement is terminated; and

•
use reasonable best efforts to obtain as promptly as practicable alternative sources of financing if the Debt Financing becomes unavailable, which alternative sources of financing (x) will be on terms no less favorable to Parent, Merger Sub and or their affiliates than the Debt Commitment Letter or that are otherwise acceptable to the Parent, (y) do not impose new or additional conditions to the Debt

Financing than what is set forth in the Debt Commitment Letter and (z) do not reduce the aggregate amount of the available Debt Financing to less than the amount required to consummate the transactions contemplated by the Merger Agreement.
The Company agreed to use its reasonable best efforts to, and cause its subsidiaries and its and their respective representatives to use their reasonable best efforts to, provide such cooperation in connection with the arrangement of the Debt Financing to finance the Merger as may be reasonably requested by Parent, including:
•
participating in a reasonable number of meetings, presentations and sessions with prospective financing sources and investors, including direct contact between appropriate members of senior management of the Company, on the one hand, and actual and potential Debt Financing Sources Related Parties (as defined in the Merger Agreement), on the other hand;

•
taking corporate actions reasonably requested by Parent to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation at the Effective Time;

•
furnishing at least four (4) business days prior to the Closing. such documentation and information as is requested in writing by Parent at least ten (10) days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations;

•
executing and delivering any credit agreements and other definitive financing documents, including a customary solvency certificate by the chief financial officer of the Company;

•
facilitating the obtaining of guarantees and pledging of collateral and other matters ancillary to the Debt Financing, as may be requested by Parent, including executing and delivering any customary guarantee, pledge and security documents or other customary documents as may be reasonably requested by Parent (except that any obligations contained in such documents will be effective no earlier than as of the Closing) and delivery to Parent at the Closing of all certificates representing outstanding equity interests of the Company and each of its subsidiaries; and

•
furnishing Parent and the Debt Financing Sources (as defined in the Merger Agreement) unaudited financial statements of the Company and its subsidiaries for each fiscal quarter ending after March 31, 2022 and at least sixty (60) days prior to the Closing Date (as defined in the Merger Agreement).

The Company or any of its subsidiaries are not required to cooperate to arrange the Debt Financing if, amongst other things, such action would:
•
cause any condition to Closing set forth in the Merger Agreement to fail to be satisfied by the Outside Date or otherwise result in a breach of the Merger Agreement by the Company;

•
conflict with or violate the Company’s or any of its subsidiaries’ organizational documents or any applicable law;

•
unreasonably interfere with the business or operations of the Company or its subsidiaries;

•
in the case of any corporate action, not be contingent on, or that would be effective prior to, the occurrence of, the Closing;

•
require payment of any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing Date (other than any fee or liabilities contemplated by the Debt Commitment Letter and redacted fee letter); or

•
require the provision of any legal opinion or other opinion of counsel in connection with the Debt Financing prior to the Closing Date.

If the Closing does not occur, Parent agreed to:
•
promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with the Debt Financing cooperation of the

Company and its subsidiaries (excluding any fees, costs and expenses incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements); and
•
indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of any Debt Financing and any information used in connection therewith, except to the extent such losses, damages, claims, costs or expenses arise from the breach of the Merger Agreement by the Company (including the inaccuracy of any representation or warranty) or result from the gross negligence, bad faith or willful misconduct of the Company, any of its subsidiaries or their respective representatives (such obligations, the “Reimbursement Obligations”).

Obtaining the Debt Financing is not a condition to the closing, and none of Parent’s or Merger Sub’s respective obligations under the Merger Agreement are conditioned in any manner upon Parent or Merger Sub obtaining financing in respect of the transactions contemplated by the Merger Agreement.
Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, in which each of Parent and the Company covenants or agrees to:
•
Publicity:   Consult with each other and provide meaningful opportunity for review and give due consideration to reasonable comments by the other party before issuing any press release or making any other public announcement or public statement with respect to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement, except (i) as may be required by applicable law if such party that is required to issue a press release or make an announcement uses commercially reasonable efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance and gives reasonable and good-faith consideration to any such comments proposed by the other party, (ii) any disclosure of information concerning the Merger Agreement in connection with any dispute between the parties regarding the Merger Agreement or (iii) non-public internal announcements to employees. Additionally, (i) each of the parties may make public statements in response to questions by the press, analysts, investors, business partners or at industry conferences or financial analyst conference calls, so long as such statements are consistent with previous press releases, public disclosures or public statements and (ii) Parent, Merger Sub and their respective affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity-holders, members, managers and investors who are subject to customary confidentiality restrictions;

•
Regulatory Matters:   Notify each other of certain events, including any notice or other communication (i) received from any person alleging that the consent of such party is or may be required in connection with the Merger or other transactions contemplated by the Merger Agreement or (ii) received from any governmental authority or third party whose consent or approval is required for consummation of the Merger or the other transactions contemplated by the Merger Agreement that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed; and

•
Schedule 13e-3:   Cooperate to, concurrently with the preparation and filing of this information statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 relating to the transactions contemplated by the Merger Agreement.

In addition, the Company will:
•
Access:   Give Parent, its officers and other authorized representatives reasonable access during normal business hours and consistent with applicable law, upon reasonable advance notice, to its contracts and other books and records, except that the Company is not required to afford such access or furnish such information if it would, amongst other things, (i) unreasonably interfere with the operations of the Company or any of its subsidiaries, (ii) violate the provisions of any contract to which the Company or any of its subsidiaries is a party or (iii) result in the loss of attorney-client privilege;
•
Stockholder Litigation:   (i) promptly notify Parent of any stockholder litigation against it or any of its representatives arising out or relating to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement, (ii) keep Parent reasonably informed regarding any such stockholder litigation, and give Parent an opportunity to review and propose comments to all filings or written responses to be made by the Company in connection with any such stockholder litigation, (iii) consult with Parent with respect to the defense, settlement or compromise of any such stockholder litigation, including giving Parent the opportunity to participate (but not control), at Parent’s expense, in the defense settlement or prosecution of any such stockholder litigation, (iv) give reasonable and good-faith consideration to any comments proposed by Parent and (v) not enter into or agree to any settlement with respect to such stockholder litigation without Parent’s consent (not to be unreasonably withheld, delayed or conditioned);

•
Section 16 Matters:   Take all actions as may be necessary or appropriate to cause the transactions contemplated by the Merger Agreement and other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by the Merger Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable law;

•
Stock Exchange Delisting:   Cooperate with Parent to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time; and

•
Filing of Information Statement:   Prepare and file with the SEC this information statement and promptly notify Parent of the receipt of any SEC comments to the information statement, and the Company will cause this information statement to be mailed to the holders of Company Common Stock as promptly as possible after the later of receiving clearance from the SEC or the expiration of the ten (10) day period after filing in the event the SEC does not review the information statement; and

Further, the Board will not dissolve or dismantle the Special Committee, or revoke or diminish the authority of the Special Committee.
In addition, Parent and Merger Sub, as applicable, will:
•
Special Committee:   Not remove or cause the removal of any director of the Board that is a member of the Special Committee either as a member of the Board or the Special Committee other than for cause;

•
Rollover and Support Agreements:

•
Use its reasonable best efforts to cause each Rollover Stockholder to comply with and perform its obligations under, and consummate the transactions contemplated by, such Rollover Stockholder’s Rollover and Support Agreement;

•
Not, amend or modify any Rollover and Support Agreement or waive any provisions thereof in a manner that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any other transactions contemplated by the Merger Agreement;

•
Enter into any agreement, arrangement or understanding with any of the Company’s or its subsidiaries’ directors, officers, employees or stockholders (A) the subject of which is related to the Merger or the other transactions contemplated by the Merger Agreement (other than such agreements, arrangements or understandings that are contingent upon consummation of the

Closing) or (B) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration; and
•
Enter into or modify any contract which would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any other transactions contemplated thereby.

Conditions to Consummation of the Merger
The respective obligation of each party to effect the Merger are subject to the satisfaction or, to the extent not prohibited by applicable law, waiver of, at or prior to the Closing Date, of the following conditions:
•
the adoption and approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote or written consent of the holders representing a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon;

•
no court or other governmental authority of competent jurisdiction has enacted, announced, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent in nature) that is in effect that restrains, enjoins, renders illegal or otherwise prohibits consummation of the Merger; and

•
at least 20 calendar days have elapsed since the Company mailed this information statement to the stockholders of the Company as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated thereunder).

The Written Consent was delivered to the Company on June 21, 2022 shortly after the execution of the Merger Agreement and, as a result, the closing condition relating to the adoption of the Merger Agreement by the stockholders described in the first bullet above has been satisfied.
The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:
•
the representations and warranties of the Company related to the absence of a Material Adverse Effect since December 31, 2021, Centerview’s fairness opinion and the Company’s Existing Credit Agreement, must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time);

•
the representations and warranties of the Company related to certain capitalization representations must be true and correct as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time), except for any de minimis inaccuracies;

•
the representations and warranties of the Company related to organization, good standing, qualification, corporate authority, approval and fairness, outstanding shares, takeover statutes and brokers and finders must be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time);

•
the other representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) must be true and correct as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time), except, for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•
the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and

•
the receipt by Parent and Merger Sub of a certificate dated as of the Closing Date signed on behalf of the Company by the chief executive officer or chief financial officer of the Company certifying that each of the conditions specified above have been satisfied.

The obligation of the Company to effect the Merger is also subject to satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
•
the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the Merger and deliver the Merger Consideration in accordance with the Merger Agreement;

•
each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and

•
the receipt by the Company of a certificate dated as of the Closing Date signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that each of the conditions specified above have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger and any other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time by the mutual written consent of Parent and the Company.
In addition, the Merger Agreement may be terminated and the Merger and any other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time by either Parent or the Company:
•
if the Merger is not consummated on or before December 20, 2022 or such other date agreed by the parties in writing (the “Outside Date”), except that the right to terminate the Merger Agreement under this clause is not available to a party whose failure to comply with its obligations under the Merger Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or before the Outside Date (the “Outside Date Termination Right”);

•
if any court or other governmental authority of competent jurisdiction has enacted, issued, promulgated or entered any order that permanently restrains, enjoins, renders illegal or otherwise permanently prohibits consummation of the Merger and such order shall have become final and non-appealable; or

•
if the other party breaches any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach would give rise to the failure of a condition precedent to Closing and cannot be cured prior to the Outside Date or, if capable of being cured prior to the Outside Date, has not been cured prior to the earlier of (x) 30 days after the giving of notice thereof to the other party of such breach describing such breach or failure in reasonable detail and stating the non-breaching party’s intention to terminate the Merger Agreement and abandon the Merger and any other transactions contemplated by the Merger Agreement and (y) three (3) business days prior to the Outside Date, except that no party has the right to terminate the Merger Agreement as a result of another party’s breach if such terminating party is in breach of any representation, warranty, covenant or agreement which breach would give rise to a failure of a condition precedent to closing (the “Merger Agreement Breach Termination Right”) .

The Merger Agreement also provides that the Company may terminate the Merger Agreement, if:
•
all of the Parent and Merger Sub closing conditions have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing);

•
the Company has irrevocably certified in writing to Parent and Merger Sub following the date on which Closing is required to occur pursuant to the Merger Agreement that it is prepared to and stands ready, willing and able to consummate the Closing and that all of the Company’s closing conditions have been satisfied or irrevocably waived; and

•
Parent and Merger Sub fail to effect the Closing on or prior to the date that is three (3) business days following receipt by Parent and Merger Sub of the written certification of the Company (the “Merger Agreement Failure to Close Termination Right”).

The Merger Agreement also includes a termination right for (i) the Company if the Written Consent is not delivered by Parent within 24 hours of signing the Merger Agreement and (ii) Parent if prior to the delivery of the Written Consent, a Change of Recommendation occurs. These termination rights are no longer exercisable because the Written Consent was delivered to the Company on June 21, 2022 shortly after the execution of the Merger Agreement.
Termination Fees and Expenses
Fees Payable by Parent.   Parent will pay the Company (or its designee) a termination fee of $50,000,000 (the “Parent Termination Fee”) in the following circumstances:
•
termination of the Merger Agreement by the Company upon exercise of the Company’s Merger Agreement Breach Termination Right; or

•
termination of the Merger Agreement by the Company upon exercise of the Merger Agreement Failure to Close Termination Right or if Parent terminates the Merger Agreement as a result of the Outside Date Termination Right and, at such time, the Company could have terminated the Merger Agreement pursuant to the Merger Agreement Breach Termination Right or the Merger Agreement Failure to Close Termination Right.

The Merger Agreement also provides that Parent will pay the Company all fees and expenses incurred by the Company and its subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby up to $10,000,000 in the aggregate if the Company terminates the Merger Agreement because the Written Consent was not delivered within 24 hours of signing. Because the Written Consent was delivered to the Company on June 21, 2022 shortly after the execution of the Merger Agreement, and the termination right described in the immediately preceding sentence is no longer exercisable, Parent will no longer be required to pay the Company such fees and expenses.
Fees Payable by Company.   The Company will pay Parent a termination fee of $24,000,000 (the “Company Termination Fee”) if Parent terminates the Merger Agreement because prior to the delivery of the Written Consent a Change of Recommendation occurred. Because the Written Consent was delivered to the Company on June 21, 2022 shortly after the execution of the Merger Agreement and the termination right described in the immediately preceding sentence is no longer exercisable, the Company can no longer be required to pay the Company Termination Fee.
Sole and Exclusive Remedy.   The Company Termination Fee and the Parent Termination Fee, together with any Reimbursement Obligations and Enforcement Costs (as defined below), as applicable, will be the sole and exclusive remedy of a party and its related parties against the other party and such other party’s related parties.
Enforcement Costs.   If either party fails to timely pay the Company Termination Fee or the Parent Termination Fee, as applicable, (each, a “Termination Payment”), and, to obtain such payment, the party owed a Termination Payment obtains a judgment against the party owing the applicable Termination Payment, the owing party will pay to the owed party its reasonable, documented and out-of-pocket costs and expenses (including attorneys’ fees of outside counsel) in connection with such suit, together with interest thereon at the prime rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by the owed party) in effect on the date such Termination Payment was required to be paid from such date through the date of full payment thereof (the “Enforcement Costs”), except that in no event will any party be required to pay Enforcement Costs in an aggregate amount exceeding $2,000,000.

Expenses:   Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including all fees and expenses of its representatives, will be paid by the party incurring such expenses, except that any expenses incurred in connection with the filing fee for this information statement and Schedule 13e-3 and printing and mailing such documents will be paid by the Company.
Amendment and Waiver
At any time prior to the Effective Time, the Merger Agreement may be amended, modified or waived if it is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. After the receipt of the Written Consent, no amendment of the Merger Agreement may be made that by applicable law requires further approval by the holders of shares of Company Common Stock without obtaining such further approval. Such Written Consent was delivered on June 21, 2022 shortly after the execution of the Merger Agreement.
Jurisdiction; Specific Performance
By entering into the Merger Agreement, each party thereto, with respect to any dispute between the parties arising out of the Merger Agreement or transactions contemplated thereby, (i) expressly submitted to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction over such claim or cause of action or Action, the federal courts located in the State of Delaware (the “Chosen Courts”), (ii) expressly waived any claim of lack of personal jurisdiction or improper venue or claims that such courts are an inconvenient forum and (iii) agreed that all claims, actions or proceedings relating to the Merger Agreement or transactions contemplated thereby must be brought in the Chosen Courts.
The parties to the Merger Agreement are entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement, including the right of a party to cause each other party to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions of the Merger Agreement, and to enforce the obligations of the TPG Partners VIII, L.P. and TPG Healthcare Partners, L.P. (together, the “Guarantors”) pursuant to the terms of the Guarantee (as defined in the Merger Agreement) and the Merger Agreement, as applicable, in any of the Chosen Courts without proof of actual damages (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.
Notwithstanding the foregoing, the parties agreed that the right of the Company to obtain specific performance (or any other equitable relief) of Parent’s and Merger Sub’s obligation to consummate the Closing will be subject to the requirements that:
•
the closing conditions set forth in the Merger Agreement have been and continue to be satisfied or, to the extent waivable under applicable law and the Merger Agreement, waived by Parent (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but which are capable of being satisfied at the Closing);

•
Parent has failed to consummate the Closing in accordance with the Merger Agreement;

•
the Debt Financing has been funded or will be funded at the Closing (in accordance with the terms and conditions thereof); and

the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Debt Financing is funded, then the Company stands ready, willing and able to consummate the Closing and will take such actions that are required of the Company by the Merger Agreement to cause the Closing to occur.
Governing Law
The Merger Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regarding to any choice or conflict of law provision or rule.

THE ROLLOVER AND SUPPORT AGREEMENTS
This section describes the material terms and conditions of the Rollover and Support Agreements. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Rollover and Support Agreements, the form of which is attached as Annex D and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Rollover and Support Agreements that is important to you. We encourage you to read the form of Rollover and Support Agreement carefully and in its entirety. This section is not intended to provide you with factual information about the Company. Such information can be found elsewhere in this information statement and in the public filings the Company makes with the SEC, which may be obtained by following the instructions set forth in the section entitled, “Where You Can Find More Information,” beginning on page 97.
Concurrently with the execution and delivery of the Merger Agreement on June 20, 2022, certain directors and officers of the Company (Stephen Farrell, John Steele, Kyle Stern, Timothy Fairbanks, Sharad Mansukani, Stephanie Jones, Jonathan Starr, Giray Akar, Thomas Pelegrin, Jason Montrie, Scott Tracey and Michele Henderson, who collectively own approximately 4.0% of the issued and outstanding shares of Company Common Stock) each entered into a Rollover and Support Agreement with Parent, in connection with the transactions contemplated by the Merger Agreement.
Pursuant to the Rollover and Support Agreements, each Rollover Stockholder, other than Sharad Mansukani, agreed to designate (A) 80% of such Rollover Stockholder’s shares of Company Common Stock held as of the date of the Merger Agreement or, in the case of Sharad Mansukani, 100% of the shares of Company Common Stock held as of the date of the Merger Agreement, and (B) all shares of Company Common Stock acquired by such Rollover Stockholder following the date of the Merger Agreement and prior to the Effective Time as “Rollover Shares,” with such Rollover Shares to be treated in accordance with the terms of the Merger Agreement as more fully described in the section of this information statement titled “Merger Agreement — Consideration to be Received in the Merger” beginning on page 65.
Additionally, each Rollover Stockholder agreed:
•
to be bound by the provisions of the Merger Agreement applicable to Rollover Stockholders, the shares of Company Common Stock held by such Rollover Stockholder and any Company Equity Awards held by such Rollover Stockholder as if such Rollover Stockholder were an original signatory to the Merger Agreement;

•
that it would not bring, commence, institute, maintain, prosecute or voluntarily aid in any action, in law or in equity, in any court or before any governmental authority, which challenges the validity of or seeks to enjoin the operation of any provision of the Rollover and Support Agreement, the Merger Agreement, or any other agreements, certificates or instruments to be entered into pursuant to the Merger Agreement;

•
to waive, and not exercise, any right to dissent or appraisal or any similar provision under applicable law (including the DGCL) in connection with the Merger and the other transactions contemplated by the Merger Agreement;

•
contemporaneously with the Closing, to enter into a stockholders agreement with the Company, Parent and the Majority Stockholder and abide by any restrictions on transfer and other terms and conditions as set forth in such stockholders agreement; and

•
except as expressly contemplated by the Merger Agreement or the Rollover and Support Agreement, unless consented to in writing by Parent, not to take any action to, directly or indirectly, (i) offer to sell, sell, assign, transfer (including by operation of law), subject to a lien or otherwise dispose of any of the Rollover Shares or any other equity interest in the Company, (ii) deposit any of the Rollover Shares or any other equity interest in the Company into a voting trust or enter into a voting agreement or arrangement with respect to any Rollover Share or other equity interest in the Company or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of or transfer of any interest in or the voting of any of the Rollover Shares or any other equity interest in the Company.

The Rollover and Support Agreements will automatically terminate, without any notice or other action by any person, if and when the Merger Agreement is terminated prior to the Effective Time in accordance with the terms of the Merger Agreement.

MARKET INFORMATION, DIVIDENDS AND CERTAIN TRANSACTIONS IN THE SHARES OF COMPANY COMMON STOCK
On June 16, 2021, the Company consummated its initial public offering, and on June 18, 2021, the Company closed its initial public offering of 13,333,334 shares of Company Common Stock at a price of $14.00 per share, generating aggregate net proceeds of approximately $146.1 million. The Company sold 11,666,667 Shares of Company Common Stock and a selling stockholder sold 1,666,667 Shares of Company Common Stock. Shares of Company Common Stock began trading on the NYSE under the symbol “CNVY” on June 16, 2021. Prior to that, there was no public market for Company Common Stock. As of June 17, 2022, 73,194,171 shares of Company Common Stock were issued and outstanding. The Company’s book value per share as of June 30, 2022 was $7.25.
Since the date of our initial public offering, we have not paid dividends on outstanding Company Common Stock. The terms of the Merger Agreement do not allow us to declare or pay a dividend between June 20, 2022 and the earlier of the consummation of the Merger or the termination of the Merger Agreement. Following the Merger there will be no further market for the Company Common Stock and the Company Common Stock will be delisted from the NYSE and de-registered under the Exchange Act.
The following table sets forth, for the periods indicated, the high and low sales price of shares of Company Common Stock on the NYSE:
Fiscal Year	High	Low	Dividend Paid
2020
First Quarter	N/A	N/A	—
Second Quarter	N/A	N/A	—
Third Quarter	N/A	N/A	—
Fourth Quarter	N/A	N/A	—
2021
First Quarter	N/A	N/A	—
Second Quarter	$14.29	$10.55	—
Third Quarter	$11.48	$7.61	—
Fourth Quarter	$8.45	$6.01	—
2022
First Quarter	$8.90	$4.85	—
Second Quarter	$10.49	$3.75	—
Third Quarter	$10.47	$10.35	—
Other than the Merger Agreement, as discussed in the section of this information statement entitled “The Merger Agreement” beginning on page 65, the Company, the TPG Parties, the Top Management Rollover Stockholders and their respective affiliates have not executed any transactions with respect to the Company Common Stock during the past 60 days.

The following table sets forth the amount of the Company Common Stock purchased by the Company, the TPG Parties, the Top Management Rollover Stockholders and their respective affiliates during the past two years:
	Total Number of Shares Purchased	Range of Prices Paid per Share	Average Price Paid per Share
2020 Q3
2020 Q4
2021 Q1
2021 Q2	45,000	$12.82 to $13.10	$13.00
2021 Q3
2021 Q4
2022 Q1
2022 Q2
2022 Q3

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS
No provision has been made (a) to grant the Unaffiliated Stockholders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, or (b) to obtain counsel or appraisal services at the expense of the Company, or any other such party or affiliate.

APPRAISAL RIGHTS
If the Merger is completed, holders of Company Common Stock other than the Majority Stockholder who do not wish to accept the Merger Consideration have the right to seek appraisal of their shares of Company Common Stock under Section 262 of the DGCL (“Section 262”) and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the applicable portion of the Merger Consideration that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as “appraisal rights”.
Strict compliance with the procedures set forth in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the withdrawal, loss or waiver of your appraisal rights. The following is a summary of appraisal rights under Section 262, the full text of which is attached as Annex C hereto and is incorporated herein by reference. The summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 and to any amendments to such section after the date of this Information Statement (please note that the 20-day period described below for a holder of Company Common Stock to demand appraisal will begin to run on the date of mailing this Information Statement, as described more fully below). Holders of Company Common Stock should assume that the Company will take no action to perfect any appraisal rights of any holder of Company Common Stock. Any holder of Company Common Stock who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that holders of Company Common Stock seek to exercise their appraisal rights under Section 262. A holder of Company Common Stock who loses his, her or its appraisal rights will be entitled to receive the applicable portion of the Merger Consideration under the Merger Agreement.
Only a holder of record of shares of Company Common Stock who (i) continuously holds such shares of Company Common Stock through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived his, her or its appraisal rights, (iii) strictly complies with the applicable statutory procedures under Section 262 and (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares of Company Common Stock will be entitled to receive the fair value of his, her or its shares of Company Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.
When a merger agreement is approved by written consent without a meeting pursuant to Section 228 of the DGCL, as is the case with the Merger Agreement, Section 262 requires that either a constituent corporation before, or the surviving corporation within ten (10) days after, the effective date of the merger notify each of its stockholders who is entitled to appraisal rights, that appraisal rights are so available and must include in each such notice a copy of Section 262. Such notice, if given on or after the effective date of the merger, must also notify the stockholders of the effective date of the merger.
THIS INFORMATION STATEMENT CONSTITUTES THE OFFICIAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262. COMPANY STOCKHOLDERS SHOULD NOT EXPECT TO RECEIVE ANY ADDITIONAL NOTICE WITH RESPECT TO THE DEADLINE FOR DEMANDING APPRAISAL RIGHTS.
Any holder of Company Common Stock entitled to exercise appraisal rights may, within 20 days after the date of mailing of this Information Statement, demand in writing from the Company or the Surviving Corporation, as applicable, an appraisal of his, her or its shares of Company Common Stock. Such demand will be sufficient if it reasonably informs the Company or the Surviving Corporation, as applicable, of the identity of the holder of Company Common Stock making such demand and that the holder of Company Common Stock intends thereby to demand an appraisal of the fair value of his, her or its shares of Company Common Stock. Failure to make such a demand on or before the expiration of such 20-day period will result in the loss of the holder of Company Common Stock’s appraisal rights. For clarity, such 20-day period will begin to run on the date of mailing of this Information Statement.
A holder of Company Common Stock who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to the following address or email the demand to the following email address:
Convey Health Solutions Holdings, Inc.
100 SE 3rd Avenue, 26th Floor
Fort Lauderdale, FL 33394
Attention: Amy Shook
Email: AShook@conveyhs.com
The demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder’s name appears on his, her or its certificates evidencing the shares of Company Common Stock, and must state that such person intends thereby to demand appraisal of his, her or its shares of Company Common Stock. If the shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the authorized agent is acting as agent for the record owner or owners of such shares of Company Common Stock. A record holder such as a broker who holds shares of Company Common Stock as a nominee for several beneficial owners may exercise appraisal rights on behalf of one or more beneficial owners with respect to the shares of Company Common Stock held for such beneficial owner or owners while not exercising such rights with respect to the shares of Company Common Stock held for other beneficial owners. In such case, the written demand for appraisal should set forth the number of shares of Company Common Stock covered by such demand. Unless a demand for appraisal specifies a number of shares of Company Common Stock, such demand will be presumed to cover all shares of Company Common Stock held in the name of such record holder.
Beneficial owners who do not also hold their shares of Company Common Stock of record may not directly make appraisal demands. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of such shares of Company Common Stock. If you hold your shares of Company Common Stock through a broker, bank or other nominee and you wish to exercise your appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the Effective Time, and you must act promptly to cause the record holder of such shares of Company Common Stock to follow properly and in a timely manner the steps necessary to perfect such record holder’s appraisal rights.
Within 10 days following the Effective Time, the Company, as the Surviving Corporation, must notify each holder of Company Common Stock who is entitled to appraisal rights of the date that the Merger has become effective; provided, however, that if such notice is sent more than twenty (20) days following the sending of this Information Statement, such notice need only be sent to each holder who is entitled to appraisal rights and who has demanded appraisal of his, her or its shares of Company Common Stock in accordance with Section 262.
At any time within 60 days after the Effective Time, any holder of Company Common Stock who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw his, her or its demand for appraisal and accept the applicable portion of the Merger Consideration under the Merger Agreement by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. Thereafter, the written approval of the Surviving Corporation will be needed for such a withdrawal.
Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the foregoing shall not affect the right of any holder of Company Common Stock who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such holder of Company Common Stock’s demand for appraisal and accept the applicable portion of the Merger Consideration under the Merger Agreement within 60 days after the Effective Time.
Within 120 days after the Effective Time, but not thereafter, the Company and any holder of Company Common Stock who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all holders of Company Common Stock that have demanded appraisal. A holder of Company Common Stock demanding appraisal must serve a copy of the petition on the Surviving Corporation. If, within 120 days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any holder of Company Common Stock that previously demanded appraisal will become entitled only to such holder of Company Common Stock’s applicable Merger Consideration under the Merger Agreement. The Company is not obligated and does not currently intend to file a petition. It is the obligation of the holders of Company Common Stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of Company Capital Stock within the time prescribed in Section 262 and the failure of a holder of Company Common Stock to file such a petition within the period specified in Section 262 could nullify such holder of Company Common Stock’s previous written demand for appraisal.
In addition, any holder of Company Common Stock entitled to appraisal rights that has made a demand for appraisal in accordance with Section 262 is entitled, within 120 days after the Effective Time and upon written request to the Company in writing, to receive from the Company a statement setting forth the aggregate number of shares of Company Common Stock not consented in writing in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Company Common Stock. The statement must be mailed within 10 days after such written request has been received by the Surviving Corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation such statement. As noted above, however, the demand for appraisal can only be made by the holder of Company Common Stock of record.
Upon the filing of a petition by a holder of Company Common Stock, service of a copy of such a petition shall be made upon the Surviving Corporation. The Surviving Corporation shall be required to, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all holders of Company Common Stock who have demanded appraisal of their shares of Company Common Stock and with whom the Surviving Corporation has not reached agreements as to the value of such shares of Company Common Stock. The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to all such holders of Company Common Stock set forth on such verified list. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Delaware Court of Chancery.
If a hearing on the petition is held, the Delaware Court of Chancery is empowered to determine those holders of Company Common Stock who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require that holders of Company Common Stock who have demanded an appraisal for their shares of Company Common Stock and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. The Delaware Court of Chancery is empowered to dismiss the proceedings as to any holder of Company Common Stock who does not comply with such direction.
Upon application by the Company or any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to appraisal. Any stockholder whose name appears on the verified list mentioned above and who has submitted his, her or its stock certificates to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262.

The Delaware Court of Chancery shall then determine the fair value of the shares of Company Common Stock as of the Effective Time, taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with any interest, to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its sole discretion, determines otherwise for good cause shown, and except as otherwise provided in Section 262, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each holder of Company Common Stock entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Company Common Stock as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid by the Surviving Corporation as part of the pre-judgment payment to the holder of Company Common Stock.
When the fair value of the Company Common Stock is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, forthwith in the case of uncertificated holders of Company Common Stock or upon surrender by certificated holders of Company Common Stock of their stock certificates.
Holders of Company Common Stock should be aware that no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of Company Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the applicable Merger Consideration that they are otherwise entitled to receive under the terms of the Merger Agreement. The Company does not anticipate offering more than the per share portion of the Merger Consideration to any holder of Company Common Stock exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Company Common Stock is less than the applicable Merger Consideration.
In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
The Delaware Court of Chancery may also (i) assess costs of the proceeding (which exclude attorneys’ fees and fees and expenses of experts) among the parties as the Delaware Court of Chancery deems equitable, and (ii) upon application of a holder of Company Common Stock, order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and fees and expenses of experts, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
If no petition for appraisal is filed within 120 days after the Effective Time, or if the holder of Company Common Stock otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that holder of Company Common Stock to appraisal will cease and that holder of Company Common Stock’s shares will be deemed to have been converted at the Effective Time into the right to receive the applicable Merger Consideration, except that any attempt to withdraw made more than 60 days after the Effective Time will require the written approval of Surviving Corporation. In addition, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder of Company Common Stock absent court approval.
From and after the Effective Time, no holder of Company Common Stock who has demanded appraisal rights under Section 262 will be entitled to vote such Company Stockholder’s shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions in respect of such shares of Company Common Stock (except dividends or other distributions payable to holders of Company Common Stock of record at a date which is prior to the Effective Time).
HOLDERS OF COMPANY COMMON STOCK CONSIDERING SEEKING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES OF COMPANY COMMON STOCK AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES OF COMPANY COMMON STOCK. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN A LOSS OF STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, AND IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262, ANY HOLDER OF COMPANY COMMON STOCK WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT THEIR LEGAL AND FINANCIAL ADVISORS BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. NO PROVISIONS HAVE BEEN MADE TO GRANT ANY UNAFFILIATED STOCKHOLDERS ACCESS TO THE CORPORATE FILES OF THE COMPANY OR TO OBTAIN COUNSEL OR APPRAISAL SERVICES AT THE EXPENSE OF THE COMPANY OR THE MAJORITY STOCKHOLDER.
TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262, SECTION 262 WILL GOVERN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Company Common Stock as of June 30, 2022 unless otherwise indicated below, by:
•
each person known by us to beneficially own more than 5% of our outstanding shares of common stock;

•
each of our directors;

•
each of our named executive officers; and

•
our directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days of June 30, 2022. The percent of common stock calculations are based on the 73,221,622 shares of our common stock outstanding as of June 30, 2022.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. The address of each of the Named Executive Officers and Directors and All Executive Officers and Directors as a Group (9 Persons) in the table below is 100 SE 3rd Avenue, 26th Floor, Fort Lauderdale, Florida 33394. The address of TPG Cannes Aggregation L.P. is c/o TPG Global, LLC, 301 Commerce St., Suite 3300, Fort Worth, Texas 76102.
	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
TPG Cannes Aggregation L.P.(1)	54,699,513	74.7%
Named Executive Officers and Directors:
Stephen C. Farrell(2)	1,500,075	2.0%
John Steele(3)	1,050,720	1.4%
Kyle Stern(4)	900,774	1.2%
Dr. Sharad S. Mansukani(5)	594,286	0.8%
Todd B. Sisitsky(6)	—
Katherine Wood(7)	—
W. Carl Whitmer(8)	42,525	0.1%
Paul Campanelli	—
All Executive Officers and Directors as a Group (9 Persons)(9)	4,668,707	6.4%

(1)
Beneficial ownership information is as of June 30, 2022 and based on information contained in the Schedule 13G filed by TPG GP A, LLC (“TPG GP A”), David Bonderman, James G. Coulter and Jon Winkelried on February 11, 2022. Pursuant to such filing, the reporting persons beneficially own 54,699,513 shares. TPG GP A is the managing member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which holds 100% of the shares of Class B common stock (which represents a majority of the combined voting power of the common stock) of TPG Inc., a Delaware corporation, which is the controlling shareholder of TPG GPCo, Inc., a Delaware corporation, which is the managing member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Operating Group I, L.P., a Delaware limited partnership, which is the sole member of TPG GenPar VIII Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG GenPar VIII, L.P., a Delaware limited partnership, which is the general partner of TPG Cannes Aggregation, L.P., a Delaware limited partnership (“TPG Cannes”), which directly holds 54,699,513 shares of common stock. Because of the relationship of TPG GP A to TPG Cannes, TPG GP A may be deemed to be the beneficial owner of the shares of Common Stock held by TPG Cannes. TPG GP A is owned by entities owned by Messrs. Bonderman, Coulter and Winkelried. Because of the relationship of Messrs. Bonderman, Coulter and Winkelried to TPG GP A, each of Messrs. Bonderman, Coulter and Winkelried may be deemed to be the beneficial owners of the shares of Common Stock held by TPG Cannes. Messrs. Bonderman, Coulter and Winkelried disclaim beneficial ownership of such shares of Common Stock except to the extent of their pecuniary interest therein. The address of the reporting persons is c/o TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(2)
Includes 863,213 shares underlying stock options that were exercisable as of June 30, 2022 or vest within 60 days of June 30, 2022.

(3)
Includes 292,749 shares underlying stock options that were exercisable as of June 30, 2022 or vest within 60 days of June 30, 2022.

(4)
Includes 292,749 shares underlying stock options that were exercisable as of June 30, 2022 or vest within 60 days of June 30, 2022.

(5)
Dr. Sharad S. Mansukani, who is the Chairman of our Board of Directors, is a Senior Advisor of TPG. Dr. Mansukani has no voting or investment power over the shares held by TPG. Includes 387,608 shares of underlying stock options that are currently exercisable as of June 30, 2022 or vest within 60 days of June 30, 2022.

(6)
Todd B. Sisitsky, who is one of our directors, is a Partner of TPG. Mr. Sisitsky has no voting or investment power over the shares held by TPG. The address of Mr. Sisitsky is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(7)
Katherine Wood, who is one of our directors, is a Partner of TPG. Ms. Wood has no voting or investment power over the shares held by TPG. The address of Ms. Wood is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(8)
Includes 17,325 shares underlying stock options that were exercisable as of June 30, 2022 or vest within 60 days of June 30, 2022.

(9)
Includes 2,167,537 shares underlying stock options that were exercisable as of June 30, 2022 or vest within 60 days of June 30, 2022.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements, and other documents with the SEC. These reports contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. The Company’s SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “SEC Filings” section of the Company’s website at https://ir.conveyhealthsolutions.com/financials/sec-filings/default.aspx. Our website address is being provided as an inactive textual reference only. The information provided on, or accessible through, our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.
The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.
The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:
Company Filings:	Periods:
Annual Report on Form 10-K	Fiscal Year ended December 31, 2021
Quarterly Report on Form 10-Q	Fiscal Quarter ended March 31, 2022
The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may request a copy of these filings by telephone at (800) 559-9358 or by writing to us at:
Investor Relations
100 SE 3rd Avenue, 26th Floor
Fort Lauderdale, Florida
e-mail: InvestorRelations@conveyhs.com
Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Parent and Merger Sub.
Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated [•], 2022. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and among
COMMODORE PARENT 2022, LLC,
COMMODORE MERGER SUB 2022, INC.
and
CONVEY HEALTH SOLUTIONS HOLDINGS, INC.
Dated as of June 20, 2022

A-i

Annex A Defined Terms
Exhibit A Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B Form of Stockholder Consent
Exhibit C Form of FIRPTA Certificate

A-ii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 20, 2022, is by and among Commodore Parent 2022, LLC, a Delaware limited liability company (“Parent”), Commodore Merger Sub 2022, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Convey Health Solutions Holdings, Inc., a Delaware corporation (the “Company”). Parent, the Company and Merger Sub are referred to herein as the “Parties” and each, a “Party.”
RECITALS
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”);
WHEREAS, the sole member of Parent has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby;
WHEREAS, the board of directors of Merger Sub has unanimously determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Merger and any other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the sole stockholder of Merger Sub;
WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee (the “Special Committee”), consisting solely of members of the Company Board, independent of Parent, Merger Sub or their respective Affiliates to, among other things, develop, assess and negotiate the terms of this Agreement and the transactions contemplated hereby, including the Merger, and to make a recommendation to the Company Board as to whether the Company should enter into this Agreement;
WHEREAS, the Special Committee has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the holders of shares of common stock, par value $0.01 per share, of the Company (the “Shares”) (other than TPG Cannes Aggregation, L.P, Parent, Merger Sub or any of their respective Affiliates or the Rollover Stockholders) (the “Unaffiliated Stockholders”), and (B) recommended to the Company Board that the Company Board (i) determine that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declare this Agreement and the transactions contemplated hereby advisable, (iii) approve this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (iv) resolve to recommend that the stockholders of the Company vote to adopt and approve this Agreement in accordance with the DGCL;
WHEREAS, the Company Board (acting on the recommendation of the Special Committee) has (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declared this Agreement and the transactions contemplated hereby advisable, (iii) approved the Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the stockholders of the Company vote to adopt and approve this Agreement in accordance with the DGCL;
WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, each of the holders of Shares set forth in Section 1.01(a) of the Company Disclosure Schedule (together with any other holder of Shares that becomes party to a Rollover and Support Agreement with Parent after the date hereof, the “Rollover Stockholders”) has entered into a rollover and support agreement with Parent (each, a “Rollover and Support Agreement”), pursuant to which, among other things, each Rollover Stockholder shall designate all or a portion of the Shares held by such Rollover Stockholder as “Rollover

Shares” (the “Rollover Shares”) which shall be subject to the treatment accorded to such Rollover Shares pursuant to the terms of such Rollover Stockholder’s Rollover and Support Agreement and this Agreement;
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company concurrently with the execution of this Agreement (i) a limited guarantee (the “Guarantee”) from TPG Partners VIII, L.P. and TPG Healthcare Partners, L.P. (together, the “Guarantors”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and (ii) the Debt Commitment Letter; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
The Merger; Closing; Effective Time
Section 1.01.   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article 2. The Merger shall have the effects specified in the DGCL.
Section 1.02.   Closing.   Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 (or at the request of either Party, by means of a virtual Closing through electronic exchange of documents and signatures), at 9:00 a.m. (New York time) on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent waivable under applicable Law and this Agreement) of those conditions) have been satisfied or waived (to the extent waivable under applicable Law and this Agreement) in accordance with this Agreement; provided that, notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub shall not have any obligation whatsoever to consummate the Closing until the date that is 45 days after the date hereof. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 1.03.   Effective Time.   At the Closing, the Company and Parent will cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in the relevant provisions of the DGCL. The Merger shall become effective at the time (the “Effective Time”) when the Delaware Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Delaware Certificate of Merger.
ARTICLE 2
Certificate of Incorporation and Bylaws of the Surviving Corporation
Section 2.01.   Certificate of Incorporation of the Surviving Corporation.   At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Exhibit A to this Agreement, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law and consistent with the obligations set forth in Section 6.10.

Section 2.02.   Bylaws of the Surviving Corporation.   Subject to the requirements of Section 6.10, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended as provided therein, by the Charter or as provided by applicable Law and consistent with the obligations set forth in Section 6.10.
ARTICLE 3
Directors and Officers of the Surviving Corporation
Section 3.01.   Directors of the Surviving Corporation.   Immediately prior to, but conditioned on the occurrence of, the Effective Time, the Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.
Section 3.02.   Officers of the Surviving Corporation.   The Parties shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.
ARTICLE 4
Effect of the Merger on Capital Stock; Exchange of Share Certificates
Section 4.01.   Effect on Capital Stock.   At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any capital stock of the Company:
(a)   Merger Consideration.   Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares that are to be cancelled or converted in accordance with Section 4.01(b) or Section 4.01(c) and (ii) Shares that are owned by stockholders of the Company who did not vote in favor of this Agreement or the Merger (or consent thereto in writing) and who have demanded and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (the Shares referred to in clause (ii), “Dissenting Shares,” and the Shares referred to in clauses (i) and (ii), collectively, “Excluded Shares”)) shall be converted into the right to receive $10.50 per Share in cash, without interest (the “Merger Consideration”). At the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 4.01(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Share Certificate”) or otherwise if the Company then has Shares which are not certificated, the applicable number of uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration.
(b)   Cancellation of Certain Shares.   Any Shares that are owned by the Company and not held on behalf of third parties and any Dissenting Shares, in each case, that are issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder of such Shares, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist, subject to any rights the holder thereof may have under Section 4.02(g).
(c)   Rollover Shares and Shares Held by TPG Cannes Aggregation, L.P. or Parent.   Each Rollover Share and each Share issued and outstanding immediately prior to the Effective Time that is owned by TPG Cannes Aggregation, L.P., a Delaware limited partnership, Parent or Merger Sub shall, by virtue of the Merger and without any action on the part of the holder of such Shares, be converted into 0.01 Surviving Corporation Shares.
(d)   Merger Sub.   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such share, be cancelled without payment of any consideration therefor and cease to exist.

Section 4.02.   Exchange of Share Certificates.
(a)   Appointment of Paying Agent.   Prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.
(b)   Deposit of Merger Consideration.   At or prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent (and, following the funding of the Debt Financing, the Company shall, and shall cause its Subsidiaries to, cooperate as reasonably requested by Parent to facilitate the proceeds of the Debt Financing being deposited with the Paying Agent) cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of Excluded Shares) under Section 4.01(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.02, the Payment Fund shall be invested by the Paying Agent, if so directed by Parent or Merger Sub. Any such investment, if made, must be made in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein.
(c)   Procedures for Surrender.
(i)   Promptly after the Effective Time (and in any event within two Business Days thereafter or such longer period as may be required by the Paying Agent), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares as of immediately prior to the Effective Time (other than Excluded Shares) (A) a notice advising such holders of the effectiveness of the Merger, (B) a letter of transmittal (the “Letter of Transmittal”) specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.02(f)) or transfer of Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) to the Paying Agent, such materials to be in such form and have such other provisions as Parent desires with approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed), and (C) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.02(f)) or Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the terms of this Agreement.
(ii)   With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article 4.
(iii)   Upon surrender to the Paying Agent of Shares that (A) are Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.02(f)), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case of the foregoing clauses (A) and (B) of this Section 4.02(c)(iii), pursuant to such materials and instructions as contemplated by Section 4.02(c)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third party intermediaries pursuant to Section 4.02(c)(ii), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to deliver to each such holder, as promptly as reasonably practicable after the Effective Time, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.02(h)) of cash that such holder has the right to receive pursuant to Section 4.01(a).
(iv)   No interest will be paid or accrued on any amount payable upon surrender of any Shares.
(v)   In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Share Certificate surrendered or transferred in exchange thereof is registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Share Certificates may be issued to such transferee if the Share Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to the Paying Agent.
(vi)   Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Share Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article 4. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Persons in whose name such Book-Entry Shares are registered in the stock transfer records of the Company.
(d)   Transfers.   From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article 4.
(e)   Termination of Payment Fund.   Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Book-Entry Shares by the one-year anniversary of the Effective Time shall be delivered to the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.02(h)) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.02(f)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(f)   Lost, Stolen or Destroyed Share Certificates.   In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.02(h)) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Share Certificate multiplied by the Merger Consideration.
(g)   Dissenting Shares.   Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such Person’s rights to receive payment under Section 262 of the DGCL. If any such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company shall (i) give Parent notice of any written demands for appraisal of Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company with respect to the Dissenting Shares promptly after receipt by the Company and (ii) give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to such demands for appraisal pursuant to the DGCL in respect of such Dissenting Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands, or agree to do any of the foregoing.
(h)   Withholding Rights.   Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local or foreign Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any Party or Guarantor becomes aware of any withholding obligation with respect to any payment hereunder or in connection with the transactions contemplated hereby (other than (i) in connection with compensatory payments or (ii) backup withholding), in each case, which payment is to be made to any Party or Guarantor, then Parent or the Company, as applicable, shall provide prompt notice thereof to the other Party, and the Parties shall and shall cause their applicable Affiliates, permitted successors and assigns to use commercially reasonable efforts to cooperate with one another in order to eliminate or reduce any such deduction or withholding.
(i)   FIRPTA Certificate.   At or prior to the Closing, the Company shall deliver to Parent a duly executed certificate, dated not more than 30 days prior to the Closing Date, in the form set forth in Exhibit C to this Agreement.
Section 4.03.   Treatment of Company Equity Awards.
(a)   Treatment of Company Options.   At the Effective Time, each Company Option, whether vested or unvested, shall remain outstanding and continue to be subject to the same terms and conditions as immediately prior to the Effective Time, as set forth in the applicable Company Equity Plan and award agreement, except that: (i) each Company Option shall be exercisable for that number of Surviving Corporation Shares equal to the product of (A) the number of Shares subject to the Company Option immediately before the Effective Time multiplied by (B) 0.01; and (ii) the per share exercise price for each Surviving Corporation Share issuable upon exercise of the Company Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per Share of such Company Option immediately before the Effective Time by (B) 0.01; provided, however, that the exercise price and the number of Surviving Corporation Share purchasable under each Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.
(b)   Treatment of Company RSU Awards.   At the Effective Time, each then outstanding Company RSU Award shall remain outstanding and continue to be subject to the same terms and conditions as immediately prior to the Effective Time, as set forth in the applicable Company Equity Plan and award agreement, except that each Company RSU Award shall settle in a number of Surviving Corporation Shares equal to the number of Shares subject to the Company RSU Award immediately before the Effective Time multiplied by 0.01.
(c)   Treatment of Company PSU Awards.   At the Effective Time, each then outstanding Company PSU Award shall remain outstanding and continue to be subject to the same terms and conditions as immediately prior to the Effective Time, as set forth in the applicable Company Equity Plan and the award agreement, except that each Company PSU Award shall settle in a number of Surviving Corporation Shares equal to the number of Shares subject to the Company PSU Award immediately before the Effective Time multiplied by 0.01.
(d)   Treatment of Company LTI Awards.   At the Effective Time, each then outstanding Company LTI Award shall remain outstanding and continue to be subject to the same terms and conditions as immediately prior to the Effective Time, as set forth in the Notice of Long Term Incentive Award and the Long Term Incentive Award Terms and Conditions, except that, to the extent a Company LTI Award settles in Shares, each Company LTI Award shall instead settle in a number of Surviving Corporation Shares equal to the number of Shares subject to the Company LTI Award immediately before the Effective Time multiplied by 0.01.
(e)   Corporate Actions.   At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee, as applicable, shall adopt any resolutions and take any other actions that are necessary to effectuate the treatment of the Company Equity Awards pursuant to Sections 4.03(a), 4.03(b), 4.03(c) and 4.03(d).
Section 4.04.   Adjustments to Prevent Dilution.   Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article 8, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 4.04 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.
ARTICLE 5
Representations and Warranties
Section 5.01.   Representations and Warranties of the Company.   Except as set forth in the Company Reports filed by the Company with the SEC since the Applicable Date and publicly available at least two Business Days prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor or “forward-looking statements” section or any similar section, to the extent they are forward-looking in nature) or in the disclosure schedule delivered to Parent and Merger Sub by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent on the face of such disclosure); provided, that with respect to Section 5.01(g)(ii), only items (if any) specifically disclosed against Section 5.01(g)(ii) of the Company Disclosure Schedule shall be deemed disclosure with respect to Section 5.01(g)(ii)), the Company hereby represents and warrants to Parent and Merger Sub that:
(a)   Organization, Good Standing and Qualification.
(i)   The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii)   Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or a similar concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries and their respective jurisdictions of organization are identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
(b)   Capital Structure.
(i)   The authorized capital stock of the Company consists of (i) 25,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”) and (ii) 500,000,000 Shares. As of June 17, 2022: (A) 73,194,171 Shares were issued and outstanding, (B) no shares of Preferred Stock were issued and outstanding, (C) 5,636,129 Shares were subject to outstanding Company Options, (D) 2,660,447 Shares were subject to outstanding Company RSU Awards, and (E) 1,245,120 Shares were subject to outstanding Company PSU Awards. Except as set forth in this Section 5.01(b) and for Shares issuable upon the exercise or settlement of Company Equity Awards outstanding on the date hereof or granted following the date hereof pursuant to Section 6.01(b), the Company has no other equity or equity-based interests authorized, issued and/or outstanding.
(ii)   Section 5.01(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all outstanding Company Equity Awards granted under the Company Equity Plan or otherwise, indicating, with respect to each Company Equity Award then outstanding, the type of award granted, the target number of Shares subject to such Company Equity Award, date of grant, vested status, and in the case of any Company Option, the exercise price. Each Company Option was granted in compliance with Section 409A of the Code.
(iii)   All of the outstanding Shares are duly authorized and validly issued in accordance with the Company’s organizational documents, as applicable, and are, or will be when issued, fully paid and nonassessable. All of the outstanding Shares have not been, or will not be when issued, issued in violation of any applicable securities Laws or preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding equity interests in each of the Company’s Subsidiaries are authorized and validly issued in accordance with the respective organizational documents of such Subsidiaries and are fully paid (to the extent required under such Subsidiaries’ organizational documents) and nonassessable and have not been issued in violation of any applicable securities Laws or preemptive rights, rights of first refusal or other similar rights of any Person. The Company owns, directly or indirectly, all of the outstanding equity interests in each of its Subsidiaries free and clear of all Liens other than (A) transfer restrictions imposed by federal and state securities Laws and (B) any transfer restrictions contained in the organizational documents of the Company and its Subsidiaries.
(iv)   Except as set forth in the organizational documents of the Company and except as otherwise provided in Section 5.01(b)(i), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom equity interests, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, giving any Person a right to subscribe for or acquire or measured by reference to, any equity interests in the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(v)   Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Company or any of its Subsidiaries on any matter.
(vi)   There are no voting trusts, voting proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the Shares or other equity interest of the Company or any of its Subsidiaries.
(vii)   Except with respect to the ownership of any equity or long-term debt securities between or among the Company or any of its Subsidiaries, none of the Company or any of its Subsidiaries owns, directly or indirectly, any equity or long-term debt securities of any Person.
(c)   Corporate Authority; Approval and Fairness.
(i)   The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the Requisite Company Stockholder Approval. Except for the Requisite Company Stockholder Approval, no other corporate action by the Company (other than, in the case of the Merger, the filing of the Delaware Certificate of Merger and the other documents as required by DGCL) or vote of holders of any class of the capital stock of the Company is necessary to approve and adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
(ii)   The Special Committee has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Merger are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, and (B) recommended to the Company Board that the Company Board (i) determine that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declare this Agreement and the transactions contemplated hereby advisable, (iii) approve this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (iv) resolve to recommend that the stockholders of the Company vote to adopt and approve this Agreement in accordance with the DGCL.
(iii)   The Company Board (acting on the recommendation of the Special Committee) has (A) (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declared this Agreement and the transactions contemplated hereby advisable, (iii) approved this Agreement, approved the execution and delivery by the Company of this Agreement, approved the performance by the Company of its covenants and agreements contained herein and approved the consummation of the Merger and any other transactions contemplated hereby upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the stockholders of the Company vote to adopt and approve this Agreement in accordance with the DGCL, in each case on the terms and subject to the conditions set forth in this Agreement (the “Company Recommendation”), which Company Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof, and (B) directed that this Agreement be submitted to the holders of Shares for their adoption.
(iv)   Assuming as of the date of such delivery that TPG Cannes Aggregation, L.P. owns a majority of the Shares outstanding as of such time, the delivery of a written consent substantially in the form attached hereto as Exhibit B (the “Stockholder Consent”) to approve and adopt this Agreement in accordance with Section 228 and Section 251(c) of the DGCL shall satisfy the Requisite Company Stockholder Approval.
(d)   Governmental Filings; No Violations.
(i)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any (A) federal, state, local, municipal, foreign or other government; (B) governmental, quasi-governmental, supranational or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); (C) self-regulatory organization (including NYSE); or (D) arbitral tribunal (public or private) (each, a “Governmental Authority”) other than (1) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, (2) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (3) compliance with any applicable rules of the NYSE and (4) where failure to obtain such authorization or take any such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No notice, authorization or other action by or in respect of, or filing with, any Governmental Authority is required to be made or obtained by the Company or any of its Subsidiaries prior to the Closing in order for the Company and its Subsidiaries to continue to operate under the Company Permits following the Closing, except where failure to file such notice, obtain such authorization or take any such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.01(d)(i), conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries; (B) assuming compliance with the matters referred to in Section 5.01(d)(i), conflict with or result in a violation or breach of any applicable Law; (C) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any Company Permit or any agreement, lease, license, contract, note, bond, mortgage, indenture, arrangement or other obligation (each a “Contract”) binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject; or (D) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries, except in the case of clauses (B), (C) and (D) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)   Company Reports; Financial Statements; Internal Controls.
(i)   The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since December 31, 2019 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment), complied in all material respects or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters with respect to Company Reports received by the Company from the SEC staff and (ii) the Company is in compliance in all material respects with the applicable listing and corporate governance requirements of NYSE.
(ii)   The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements. As of the date hereof, the Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
(iii)   There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act that have not been so described in the Company Reports.
(iv)   The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and their consolidated statements of operations, comprehensive income, Company stockholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case, have been prepared in conformity with U.S. GAAP (except, in the case of the unaudited statements, subject to normal and recurring year-end adjustments) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.
(f)   Liabilities.   There are no obligations or liabilities of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than (i) obligations or liabilities to the extent disclosed, reflected or reserved against in the consolidated balance sheet of the Company for the year ended December 31, 2021 (or any notes thereto); (ii) obligations or liabilities arising in connection with the transactions contemplated by this Agreement; (iii) obligations or liabilities incurred in the ordinary course of business since December 31, 2021 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (iv) executory obligations arising from any Contract entered into in the ordinary course of business

(none of which results from or was caused by a breach of any such Contract); and (v) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)   Absence of Certain Changes.
(i)   Since December 31, 2021 through the date of this Agreement, (x) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business, and (y) there has not been any action taken by the Company that would have required the consent of Parent pursuant to Section 6.01 had such action been taken after the date of this Agreement.
(ii)   Since December 31, 2021, there has not been any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)   Litigation.   There are no pending or, to the Knowledge of the Company, threatened, civil, criminal or administrative actions, suits, claims, charges, complaints, hearings, arbitrations, investigations or proceedings by or before any arbitrator or Governmental Authority (each, an “Action”) to which the Company or any of its Subsidiaries is a party or any Action by any Governmental Authority against or involving the Company or its Subsidiaries or any of their respective assets or properties, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any Subsidiary is subject to any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(i)   Employee Benefits.
(i)   Section 5.01(i)(i) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all material Benefit Plans. With respect to each material Benefit Plan listed on Section 5.01(i)(i) of the Company Disclosure Schedule, the Company has provided or made available to Parent, to the extent applicable, true and complete copies of (1) the plan document (or, if such Benefit Plan is not in writing, a written description of the material terms thereof) and all material amendments thereto, (2) any related trust agreements, insurance contracts or other funding arrangements, (3) the most recent audited financial statements and actuarial or other valuation report prepared with respect thereto, if any, (4) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, (5) the most recent IRS determination or opinion letter and (6) all non-routine material correspondence with any Governmental Authority within the last three years.
(ii)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Benefit Plans are, and have been established, maintained, funded, operated and administered, in accordance with their terms and in compliance with ERISA, the Code and other applicable Laws. Each Benefit Plan subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such favorable determination or opinion letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to the Knowledge of the Company, there are no circumstances reasonably expected to adversely affect the qualification of such plan under Section 401(a) of the Code. Each trust created under any such Benefit Plan is exempt from Taxes under Section 501(a) of the Code and has been so exempt since its creation.
(iii)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened Actions, audits, investigations, claims (other than routine claims for benefits) or proceedings, including by a Governmental Authority, by, on behalf of, against or relating to any Benefit Plan. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Affiliates has incurred (whether or not assessed), or is reasonably expected to incur or be subject to, any Tax or penalty under Section 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(iv)   No Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has participated in or contributed to, or been obligated to contribute to, any “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), or, except as set forth on Section 5.01(i)(iv) of the Company Disclosure Schedule, any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, in each case, in the last six (6) years, nor does the Company or any of its ERISA Affiliates otherwise have any current or contingent liability or obligation under or with respect to such plans. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a plan or arrangement that provides post-employment health, life or other welfare benefits to any Person other than as required under Section 4980B of the Code or applicable Law for which the recipient pays the full cost of coverage.
(v)   Neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger or any other transactions contemplated hereby will, whether alone or in combination with another event, be reasonably expected to (A) entitle any Service Provider to severance pay or any other payment or benefit or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to any of the Benefit Plans, (C) materially limit or restrict the right of the Company to amend or terminate any Benefit Plan or (D) result in any payment (whether in cash or property or the vesting of property) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).
(vi)   Neither the Company nor any of its Affiliates has any current or projected liability under any Benefit Plan for providing, and no Benefit Plan provides or promises any post-employment or post-retirement life, health, medical, dental or other welfare benefits (whether insured or self-insured) to any current or former Service Providers or beneficiaries or dependents thereof, other than statutory liability for providing group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or Law.
(vii)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A or 457A of the Code has been operated and maintained in operational and documentary compliance with Section 409A and 457A of the Code and applicable guidance thereunder.
(viii)   As of the date hereof, there is no contract, agreement, plan or arrangement to which the Company or any of its Affiliates is bound to provide a gross-up or otherwise reimburse any current or former Service Provider or other person for excise taxes paid pursuant to Sections 409A or 4999 of the Code.
(j)   Compliance with Laws; Company Permits.
(i)   Compliance with Laws.   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) since the Applicable Date, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with applicable federal, state, local, territorial, provincial, municipal, regional, foreign or supranational laws, acts, statutes, codes, orders, treaties and ordinances, common law, and any rules, rulings, regulations, standards, judgments, orders, writs, injunctions, decrees, awards, arbitration awards and agency requirements of any Governmental Authority (collectively, “Laws”), (B) since the Applicable Date there have been no, and there are no pending, investigations or audits by the United States Department of Health and Human Services Office for Civil Rights or any other Governmental Authority with respect to compliance with Health Information Privacy and Security Laws applicable to the Company or its Subsidiaries; and (C) the Company has not received any notice or communication from any Governmental Authority that it is not in compliance with any applicable Law or that it is under investigation by any Governmental Authority for potential non-compliance with any applicable Law, in each case, that has not been cured as of the date of this Agreement.
(ii)   Compliance with Healthcare Laws.   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(A)   Since the Applicable Date, the Company and its Subsidiaries have been in compliance in all material respects with all applicable Healthcare Laws.
(B)   Since the Applicable Date, neither the Company nor its Subsidiaries is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction related to compliance with applicable Healthcare Laws.
(C)   Since the Applicable Date, neither the Company nor its Subsidiaries has: (i) had a civil monetary penalty assessed against it under section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) been convicted of, charged with or indicted for a Medicare, Medicaid or other Federal Healthcare Program offense, or (iii) been excluded, suspended or debarred from participation in any Federal Healthcare Program. Since the Applicable Date, neither the Company nor its Subsidiaries (A) has been listed on the U.S. Department of Health and Human Services Office of Inspector General List of Excluded Individuals and Entities or the General Services Administration List of Excluded Parties, or (B) has been excluded from any Federal Healthcare Program pursuant to 42 U.S.C. § 1320a-7b and related regulations.
(iii)   Permits.   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date, the Company and its Subsidiaries have held all permits, licenses, and consents issued or granted by any Governmental Authority required for the conduct of their respective businesses (the “Company Permits”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the material Company Permits are in full force and effect, and, to the Knowledge of the Company, no suspension, revocation or cancellation of any material Company Permit has been threatened.
(iv)   International Trade.   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, nor to the Knowledge of the Company, employees, any agent or other third party Representative acting on behalf of the Company or any of its Subsidiaries: (A) is a Sanctioned Person, (B) in the last five (5) years, has engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (C) in the last five (5) years, has made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws, or (D) in the last five (5) years, has otherwise been in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”) or any Anti-Corruption Laws. To the Knowledge of the Company, none of the items imported by the Company or any of its Subsidiaries are or have been subject to any antidumping or countervailing duty orders imposed by the U.S. Department of Commerce.
(v)   Anti-Corruption.   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries: (A) have received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation, (B) made any voluntary or involuntary disclosure to a Governmental Authority, or (C) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to Trade Controls or Anti-Corruption Laws. The Company and its Subsidiaries have implemented, maintain in effect, and enforce written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of applicable Trade Controls and Anti-Corruption Laws.

(k)   Material Contracts.
(i)   Except (x) for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company Reports as of the date of this Agreement, (y) as set forth in Section 5.01(k)(i) of the Company Disclosure Schedule or (z) for Contracts that are Other Material Contracts, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (a Contract described by each of the following clauses of this Section 5.01(k)(i), including Contracts and all amendments and modifications thereto filed or required to be filed as exhibits to the Company Reports, together with each Other Material Contract, being hereinafter referred to as a “Material Contract”):
(A)   that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);
(B)   with respect to real property or personal property under which the Company or any of its Subsidiaries is the lessee, sublessee, licensee or otherwise has rights of use or occupancy providing for payments in excess of $250,000 in any fiscal year or more than $500,000 in the aggregate over the term thereof (assuming the same is renewed or extended at the unilateral option of any other Person party thereto), in each case that cannot be terminated on not more than 60 days’ notice without payment by the Company or any of its Subsidiaries of any termination fee or other similar penalty;
(C)   with any customer of the Company, which Contract, together with all other Contracts with such customer and such customer’s affiliates, accounted for total revenues from such customer and such customer’s affiliates, in the aggregate, in excess of $15,000,000 for the fiscal year ended December 31, 2021;
(D)   with any vendor/supplier of the Company, which Contract, together with all other Contracts with such vendor/supplier and such vendor/supplier’s affiliates, accounted for total payments to such vendor/supplier and such vendor/supplier’s affiliates, in the aggregate, in excess of $15,000,000 for the fiscal year ended December 31, 2021;
(E)   that is an exclusive agency, dealer, franchise, sales representative, marketing or other similar exclusive Contract;
(F)   with a Governmental Authority or any currently outstanding bids, proposals or other offers related to Contracts with a Governmental Authority (other than Contracts that are health plans entered into in the ordinary course of business), in each case providing for payments in excess of $250,000 in any fiscal year or more than $500,000 in the aggregate over the term thereof;
(G)   relating to the acquisition or disposition by the Company or any of its Subsidiaries of any business or a material amount of assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) (i) entered into since the Applicable Date involving consideration in excess of $2,500,000 or (ii) pursuant to which the Company or any of its Subsidiaries has any material actual, contingent or other liabilities or obligations (other than customary confidentiality and non-disclosure obligations or customary covenants to provide reasonable access to books and records) reasonably expected to be in excess of $1,000,000;
(H)   that is a Collective Bargaining Agreement;
(I)   that is an employment, severance, termination or consulting or other Contract with any current or former Service Provider that provides for total ongoing annual cash payments in the aggregate in excess of $250,000;
(J)   entered into outside of the ordinary course of business which involves the payment or receipt of an amount in excess of $2,500,000 annually;
(K)   that is a credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the borrowing of Indebtedness by the Company or any of its Subsidiaries or that grants Liens over any material assets of the Company or any of its

Subsidiaries (other than any agreement between the Company or any of its Subsidiaries, on the one hand, and another Subsidiary of the Company, on the other hand);
(L)   relating to any loan or other extension of credit made by the Company or any of its Subsidiaries (other than trade receivables owed by customers in the ordinary course of business and any agreement between the Company or any of its Subsidiaries, on the one hand, and another Subsidiary of the Company, on the other hand);
(M)   relating to the ownership, management or control of the Company or any Person in which the Company or any of its Subsidiaries owns any equity interest other than direct and indirect wholly-owned Subsidiaries of the Company or any of its Subsidiaries;
(N)   that limits (or purports to limit) the freedom of the Company or any of its Subsidiaries (or, following the Closing, Parent or any of its Affiliates) to (A) sell any products or services of or to any other Person or in any geographic area, (B) engage or compete in any line of business, or (C) obtain products or services from any Person;
(O)   that (i) imposes or contains any (A) exclusivity requirements, (B) “most favored nation”, “most favored customer,” or similar obligations, or (C) minimum purchase or sale obligations (including any take-or-pay Contracts or “output” Contracts), or (ii) provides for the Company or any of its Subsidiaries to be the exclusive or preferred provider or recipient of any product or service obligations, in each case (x) that is a Contract described in Sections 5.01(k)(i)(C) and 5.01(k)(i)(D) or (y) where such requirement or obligation is material to the Company and its Subsidiaries, taken as a whole;
(P)   granting to any Person a right of first refusal, right of first offer or option to purchase or acquire any assets valued at an amount in excess of $2,500,000;
(Q)   involving interest rate, currency or commodities swaps, options, caps, collars, hedges or forward exchanges, or other similar agreements, regardless of whether entered into for the purposes of hedging, investment or otherwise;
(R)   pursuant to which the Company and its Subsidiaries (i) obtain the right to use, or a covenant not to be sued under, any Licensed Intellectual Property or (ii) grants the right to use, or a covenant not to be sued under, any Intellectual Property (excluding non-exclusive licenses or sublicenses of Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business consistent with past practice), in each case, that is material to the Company and its Subsidiaries, taken as a whole;
(S)   pursuant to which the Company has provided or licensed, or agreed to provide or license, any source code containing or embodying any Software included in the Company Intellectual Property to any third party (other than any Contracts relating to immaterial source code that is held in escrow and not used) that is material to the Company and its Subsidiaries, taken as a whole; and
(T)   that is a partnership or joint venture Contract.
(ii)   The Company has made available to Parent prior to the date of this Agreement accurate and complete copies of all Material Contracts required to be identified in Section 5.01(k)(i) of the Company Disclosure Schedule (including, for clarity, any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals) as in effect as of the date of this Agreement.
(iii)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception (and subject to the termination or expiration of any such Material Contract after the date of this Agreement in accordance with its terms). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no other party thereto, is (or with or without notice or lapse of time would be) in default or breach under the terms of any such Material Contract and no event has occurred (with respect to defaults or breaches by any other party thereto, to the Knowledge of the Company, as of the date of this Agreement) that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any Material Contract or (C) give any Person the right to cancel, terminate or modify in a manner adverse to the Company any Material Contract.
(l)   Real Property.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or its applicable Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens; (ii) there exists no default or event of default under any of the Real Property Leases (or any event that with notice or lapse of time or both would become a default) on the part of the Company or any of its Subsidiaries (as applicable) or, to the Knowledge of the Company, as of the date of this Agreement, any other party; and (iii) the Company or its applicable Subsidiary has not subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, the buildings and improvements on the Leased Real Property are in good operating condition (except for normal wear and tear) and are adequate and suitable for their current uses and purposes. There are no rights of first refusal or options held by the Company or any of its Subsidiaries to purchase any of the Leased Real Property, and neither the Company nor any of its Subsidiaries owns any real property.
(m)   Takeover Statutes.   No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Merger or any other transactions contemplated by this Agreement. There is no stockholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound. The Company Board has adopted such resolutions and taken all action so that Parent will not be prohibited from entering into or consummating a “business combination” with the Company as an “interested stockholder” (in each case as such term is defined in the Company’s certificate of incorporation) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.
(n)   Environmental Matters.   Each of the Company and its Subsidiaries is, and since the Applicable Date, has been, in compliance with all applicable Environmental Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries possesses and maintains, and is, and since the Applicable Date, has been, in compliance with, all Company Permits required under Environmental Laws, other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written claim, notice of violation, citation, directive or other information since the Applicable Date concerning any actual violation or alleged violation of, or liability under, any Environmental Law except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no Actions, suits or proceedings pending or, to the Knowledge of the Company, threatened concerning compliance by the Company or any of its Subsidiaries with, or liability of the Company or any of its Subsidiaries under, any Environmental Law except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to any order, decree, injunction or other binding agreement with any Governmental Authority concerning liability or obligations under any Environmental Law that would result in liabilities under applicable Environmental Laws, other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, sold, exposed any Person to or released any Hazardous Substances, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substances, in each case as would, to the Knowledge of the Company, result in liabilities under Environmental Laws, other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to or, to the Knowledge of the Company, otherwise become subject to any liability of any other Person relating to Environmental Laws or Hazardous Substances, other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(o)   Taxes.
(i)   The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete in all material respects, (B) have paid all material Taxes that are required to be paid (whether or not shown as due on such Tax Returns) and (C) have complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes and related information reporting requirements with respect to amounts owing to or from any employee, creditor, customer or other third party.
(ii)   There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.
(iii)   No material deficiency for any amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved in whole or in part.
(iv)   (A) There are not any material audits, suits, claims, examinations, investigations, assessments, or other proceedings in respect of Taxes or Tax matters in progress, pending, or threatened in writing and (B) with respect to any tax years open for audit as of the date hereof, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax, other than any such waiver or extension that is automatic or automatically granted.
(v)   No material claim has been made by a Governmental Authority (i) in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction that has not been resolved or (ii) in a jurisdiction where the Company or any Subsidiary does not file Tax Returns for a particular type of Tax that such entity is or may be subject to such type of Tax (or required to file any Tax Return in respect of such type of Tax) in that jurisdiction that has not been resolved.
(vi)   Neither the Company nor any Subsidiary (A) has any liability for the payment of any Tax imposed on any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or foreign Tax Law; (B) has transferee or successor liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) by operation of applicable Law; or (C) is a party to any Tax sharing, allocation or indemnification agreement other than any (1) agreement or arrangement solely among the Company and its Subsidiaries, or (2) customary gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements or other commercial agreements (a) entered into in the ordinary course of business, (b) not primarily related to Taxes and (c) which do not involve the sale of a material asset or entity.
(vii)   In the last two years, neither the Company nor any Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local or foreign Law).
(viii)   Neither the Company nor any Subsidiary has “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law).
(ix)   The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) and has not been a USRPHC during the five (5) year period ending on the date of this Agreement.

(x)   Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date (other than any sales of inventory); or (D) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.
(xi)   Neither the Company nor any Subsidiary has sought any relief under, or taken any action in respect of, any provision of the CARES Act or the Families First Coronavirus Response Act.
(p)   Labor Matters.
(i)   Neither the Company nor any of its Subsidiaries is or, since the Applicable Date, has been a party to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement. To the Knowledge of the Company, since the Applicable Date through the date of this Agreement, (A) there have been no labor union or works council organizing activities with respect to any of the Service Providers; and (B) there have been no threatened material unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, slowdowns, work stoppages, picketing, handbilling, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no current union representation organizational or similar efforts involving any Service Providers.
(ii)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and, since the Applicable Date, have been, in compliance with all applicable Laws respecting labor, employment, and fair employment practices (including equal employment opportunity Laws), including all Laws respecting terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), civil rights, employee harassment, sexual harassment discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), employee trainings and notices, information privacy, labor relations, employee leave issues, COVID-19, affirmative action, shifts organization, overtime, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, including any bargaining or other obligations under the National Labor Relations Act.
(iii)   The Company and each of its Subsidiaries is, and, since the Applicable Date, has been in material compliance with the WARN Act and has no material liabilities or other obligations thereunder.
(iv)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has not been any Action relating to, or any act or material allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any sex-based discrimination, sexual harassment or sexual misconduct policy by an executive officer of the Company, nor has there been, to the Knowledge of the Company, any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Knowledge of the Company has any such Action been threatened.
(q)   Intellectual Property.   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i)   Section 5.01(q)(i) of the Company Disclosure Schedule sets forth a true and complete list of any and all of the patents and patent applications, trademark registrations and applications, registered copyrights and domain names, in each case, included in the Company Intellectual Property (“Scheduled Company IP”). The Company and its Subsidiaries are the sole and exclusive owners of all Company Intellectual Property, including all Scheduled Company IP, and hold all right, title and interest in such Company Intellectual Property and hold their rights under all Licensed Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens and Liens that will be released at or prior to the Closing. None of the Company Intellectual Property, including Scheduled Company IP, has been adjudged invalid or unenforceable, in whole or part, and all Company Intellectual Property, including Scheduled Company IP, is subsisting and, to the Knowledge of the Company, valid and enforceable.
(ii)   Except as disclosed in Section 5.01(q)(ii) of the Company Disclosure Schedule, the Company and its Subsidiaries have not granted any license to any third party or agreed to pay to or receive from any third party any royalty in respect of any of such Scheduled Company IP, except with respect to licenses of commercially available off-the shelf software for a license fee of no more than $250,000 per year and any non-exclusive licenses granted in the ordinary course of business.
(iii)   The Company and its Subsidiaries own or have a valid and enforceable license to use all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Company and its Subsidiaries. The consummation by the Company and its Subsidiaries of the transactions contemplated by this Agreement will not alter, encumber (except with respect to any encumbrance constituting a Permitted Lien), impair or extinguish any of the Company Intellectual Property or any of the Company’s or its Subsidiaries’ rights under any of the Licensed Intellectual Property.
(iv)   To the Knowledge of the Company, the Company and its Subsidiaries do not, and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products or services offered or sold in connection with the business of the Company and its Subsidiaries as currently conducted does not, infringe, misappropriate or otherwise violate, and, since the Applicable Date, has not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person.
(v)   To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or, since the Applicable Date, has infringed, misappropriated or otherwise violated, any Company Intellectual Property.
(vi)   There are no pending or, to the Knowledge of the Company, threatened, claims, proceedings or litigation (A) alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any third party Intellectual Property, (B) based upon, challenging or seeking to deny or restrict the validity, enforceability or any of the rights of the Company or any of its Subsidiaries in or to any Company Intellectual Property or Licensed Intellectual Property or (C) asserting that any Person is infringing, misappropriating or otherwise violating any Company Intellectual Property or Licensed Intellectual Property.
(vii)   The Company and its Subsidiaries have taken commercially reasonable steps to maintain, protect and enforce, as applicable, all Company Intellectual Property and their rights in and to all Licensed Intellectual Property, including maintaining and protecting the confidentiality of all Company Intellectual Property (including trade secrets and Software source code) the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof and no such Intellectual Property (including trade secrets and Software source code) has been disclosed other than to Persons that are bound by written, valid, enforceable and binding confidentiality agreements (or equivalent obligations) and, to the Knowledge of the Company, no such agreement (or obligation) has been breached or violated.
(viii)   The Company and its Subsidiaries have appropriate procedures in place designed to provide that all Intellectual Property conceived, developed or reduced to practice by employees performing their duties for or on behalf of the Company and its Subsidiaries, and by any other Person performing research and/or development for or on behalf of the Company and its Subsidiaries, have been assigned to the Company and its Subsidiaries. To the extent that any Intellectual Property has been developed or created by any Person (including any current or former employee, officer, director, shareholder, independent contractor, representative, consultant, agent or supplier of the Company and its Subsidiaries) for or on behalf of the Company or its Subsidiaries, the Company and its Subsidiaries have a written, valid, enforceable and binding agreement with such Person pursuant to which such Person assigns or assigned to the Company and its Subsidiaries sole and exclusive ownership and any and all other right, title and interest such Person may have in and to any and all such Intellectual Property and, to the Knowledge of the Company, no such agreement has been breached or violated.

(ix)   The use and distribution of products and services by or on behalf of the Company and its Subsidiaries is in compliance with the terms and conditions of all applicable licenses for Open Source Software used by the Company and its Subsidiaries. The Company and its Subsidiaries have not used Open Source Software in a manner that would, under the applicable license, require Software included in the Company Intellectual Property that is used in the products and services of the Company and its Subsidiaries to be (i) made available or distributed to third parties in source code form, (ii) licensed to third parties for the purpose of making derivative works, (iii) licensed to third parties under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable to third parties at no charge.
(x)   The Software included in the Company Intellectual Property or exclusively licensed to the Company and its Subsidiaries performs in accordance with its functional, design and performance specifications and, to the Knowledge of the Company, there are no viruses, bugs, worms, Trojan horses, bombs, backdoors, clocks, timers or similar programs in any such Software.
(xi)   The Company and its Subsidiaries have developed and implemented privacy, cybersecurity compliance and information system programs that are in compliance with (A) all contractual obligations binding on the Company and its Subsidiaries and all Laws, in each case, relating to data privacy, data protection, security breach notification, and (B) the Payment Card Industry Data Security Standard (PCI DSS) version 3.2) (collectively, the “Privacy Requirements”) and the Company and its Subsidiaries are, and have at all times since the Applicable Date been, in compliance therewith. The Company and its Subsidiaries have not been charged with the violation of any Privacy Requirements and no Person or Governmental Authority has brought, or, to the Knowledge of the Company, threatened to bring, any claim, action, suit, investigation or proceeding against the Company or its Subsidiaries in relation to any actual unauthorized use, access, interruption, modification or corruption of any of the IT Assets (or any information or transactions stored or contained therein or transmitted thereby) or violation or breach of any Privacy Requirement. The IT Assets operate and perform in accordance with their specifications and otherwise in a manner that permits the Company and its Subsidiaries to conduct their business as currently conducted. The Company and its Subsidiaries have taken reasonable actions to protect the integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Except as set forth on Section 5.01(q)(xi) of the Disclosure Schedule, there has been no unauthorized use, access, interruption, modification or corruption of any of the IT Assets (or any information or transactions stored or contained therein or transmitted thereby).
(xii)   Since the Applicable Date, (A) the Company and its Subsidiaries have been in compliance with applicable Health Information Privacy and Security Laws; and (B) the Company and its Subsidiaries have not experienced any breach (as defined at 45 C.F.R. § 164.402 or under equivalent state Health Information Privacy and Security Laws) of “protected health information” (as defined at 45 C.F.R. § 160.103 or, in the case of equivalent state Health Information Privacy and Security Laws, as defined under the equivalent state Health Information Privacy and Security Law definition).
(r)   Insurance.   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any Subsidiary has taken any action or failed to take any action that, with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(s)   Fairness Opinion.   The Special Committee has received the opinion of its outside financial advisor, Centerview Partners LLC, substantially to the effect that, as of the date of such opinion and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be paid to the holders of Shares (other than the Shares (i) owned by TPG Cannes Aggregation, L.P., Parent, Merger Sub or any of their respective Affiliates, (ii) Shares owned by the Rollover Stockholders and (iii) Dissenting Shares that receive the appraised value in accordance with the provisions of Section 262 of the DGCL) pursuant to this Agreement is fair, from a financial point of view, to such holders, and as of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.
(t)   Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in an Information Statement (as defined herein) or the Schedule 13e-3 (as defined herein) and any amendment or supplement thereto will, at the date of mailing to stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.
(u)   Brokers and Finders.   Except for the Company’s obligations to Centerview Partners LLC, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company. The Company has provided to Parent a true and complete copy of each Contract setting forth such obligations to Centerview Partners LLC.
(v)   Affiliate Transactions.   Since December 31, 2020, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company Reports filed prior to the date hereof, in each case, other than any such transactions, or series of related transactions, agreements, arrangements or understandings with Parent, Merger Sub or their respective Affiliates.
(w)   Existing Credit Agreement.   As of the date of this Agreement, no “Default” or “Event of Default” (as such terms are defined in the Existing Credit Agreement) has occurred and is continuing under the Existing Credit Agreement.
(x)   No Other Representations or Warranties.   Except for the representations and warranties contained in Section 5.02 or in any closing certificate delivered pursuant to Section 7.03(c) and the representations of the Guarantors under the Guarantee, the Company agrees and acknowledges that neither Parent nor any Person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Parent shall not have any liability to the Company resulting from the Company’s reliance on any such information.
Section 5.02.   Representations and Warranties of Parent and Merger Sub.   Except as set forth in the disclosure schedule delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent (and only to the extent) that the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub each hereby represent and warrant to the Company that:
(a)   Organization, Good Standing and Qualification.   (i) Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (ii) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (iii) each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iv) each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, in the case of each of clauses (iii) and (iv), except as does not and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger or any other transactions contemplated by this Agreement by the Outside Date.

(b)   Corporate Authority.   No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger or any other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, which such approval shall occur immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(c)   Governmental Filings; No Violations.
(i)   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, (B) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (C) compliance with any applicable stock exchange rules, and (D) where the failure to take such actions or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any other transactions contemplated by this Agreement.
(ii)   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated in this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.02(c)(i), conflict with or result in any violation or breach of any provision of the organizational documents of Parent, Merger Sub or any of their respective Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.02(c)(i), conflict with or result in a violation or breach of any applicable Law, (C) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, acceleration of any right or obligation or the loss of any benefit to which the Parent, Merger Sub or any of their respective Subsidiaries are entitled, under any Contract binding upon Parent, Merger Sub or any of their respective Subsidiaries, or to which any of their respective properties, rights or other assets are subject, or any Company Permit necessary to conduct the business of Parent, Merger Sub or any of their Subsidiaries as currently conducted, or (D) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent, Merger Sub or any of their Subsidiaries, except in the case of clauses (B), (C) and (D) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any other transactions contemplated by this Agreement.
(d)   Litigation.   As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. None of Parent or Merger Sub is subject to any outstanding judgment, order writ, injunction, decree or award of any Governmental Authority, except for those that have not and would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any other transactions contemplated by this Agreement.
(e)   Guarantee.   Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company a true, complete and correct copy of its duly executed Guarantee. The Guarantee is in full force and effect, has not been amended or modified and constitutes a legal, valid and binding obligation of the Guarantors, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantors under the Guarantee.

(f)   Financing.
(i)   Parent has delivered to the Company true, complete and fully executed copies of the commitment letter (including all related exhibits, schedules, annexes, supplements and term sheets attached thereto, and including any related fee letter as described below, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 6.13, the “Debt Commitment Letter”) from the Debt Financing Sources party thereto, confirming their respective commitments to provide Parent or any of its Affiliates with debt financing in connection with the transactions contemplated hereby in the amount set forth therein (the “Debt Financing”).
(ii)   The Debt Commitment Letter is in full force and effect and is a valid and binding obligation of Parent or its Affiliates party thereto and, to the knowledge of Parent, the other parties thereto, enforceable against Parent or its Affiliates party thereto and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date hereof, the Debt Commitment Letter has not been amended or modified, and the commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded or otherwise modified. All fees (if any) required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid in full. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a material breach or default on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other party thereto under any term of the Debt Commitment Letter which would reasonably be expected to materially impair or adversely affect the Debt Financing. As of the date hereof, Parent and Merger Sub have no reason to believe that they or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that (A) any of the conditions precedent or other contingencies related to the funding of the Debt Financing will not be satisfied or (B) the Debt Financing will not be made available to Parent or Merger Sub on the Closing Date. Parent and Merger Sub each expressly agree and acknowledge that Parent’s and Merger Sub’s obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of any financing.
(iii)   There are no conditions precedent or other contingencies (including the consent of any lender under the Existing Credit Agreement which is not party to the Debt Commitment Letter) directly or indirectly related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. Other than the Debt Commitment Letter, there are no other contracts, arrangements or understandings entered into by Parent or any Affiliate thereof related to the funding or investing, as applicable, of the Debt Financing (except for (i) customary fee letters relating to the commitments in the Debt Commitment Letter, a true, complete and fully executed copy of each of which has been provided to the Company, with only the fee amounts, pricing terms, pricing caps and other commercially sensitive terms redacted or (ii) customary engagement letters or non-disclosure agreements which do not impact the conditionality or amount of the Debt Financing).
(iv)   Assuming the Debt Financing is funded on the Closing Date in accordance with the Debt Commitment Letter, the Closing is consummated in accordance with the terms of this Agreement and the transactions in the Rollover and Support Agreements are consummated in accordance with the terms thereof, following satisfaction of the conditions precedent thereto, the aggregate proceeds of the Debt Financing together with no more than $5 million of cash of the Company will be in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement, including to (i) pay the aggregate Merger Consideration pursuant to Section 4.01(a) and (ii) pay all related fees and expenses of Parent, Merger Sub and their respective representatives pursuant to this Agreement.
(g)   Ownership of Merger Sub; No Prior Activities.   The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and outstanding and non-assessable. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, business activities, assets, liabilities or obligations of any nature other than those incident to its formation or pursuant to this Agreement and the Merger and any other transactions contemplated by this Agreement.
(h)   Solvency.   Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or any of its Affiliates. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Debt Financing), and assuming (i) the satisfaction of the conditions to Parent’s obligation to consummate the Merger and (ii) the accuracy of the representations and warranties set forth in Section 5.01 in a manner that would satisfy the condition set forth in Section 7.02(a), the Surviving Corporation and its Subsidiaries on a consolidated basis will be Solvent.
(i)   Brokers and Finders.   Except for any Person whose fees and expenses will be paid by Parent, neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with the Merger or any other transactions contemplated by this Agreement.
(j)   Information Supplied.   None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in an Information Statement or the Schedule 13e-3 and any amendment or supplement thereto will, at the date of mailing to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.
(k)   Ownership of Shares.   Except for 54,699,513 Shares owned by TPG Cannes Aggregation, L.P. (as may be contributed to Parent prior to the Closing), Parent and Merger Sub and their respective Subsidiaries and controlling or controlled Affiliates (including TPG Cannes Aggregation, L.P.) do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of the Company or any options, warrants or other similar instruments to acquire Shares except pursuant to this Agreement.
(l)   No Other Transactions.   Except for the Rollover and Support Agreements, as of the date hereof, neither Parent nor any of its Affiliates (including TPG Cannes Aggregation, L.P.) has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration in the Merger. Other than as contemplated by this Agreement, the Rollover and Support Agreements and the Confidentiality Agreement, as of the date hereof, none of Parent, Merger Sub, or any of their respective officers, directors or Affiliates (including TPG Cannes Aggregation, L.P.), has entered into any agreement, arrangement or understanding with any of the Company’s directors, officers, employees or Affiliates the subject of which is related to the Merger or any of the other transactions contemplated by this Agreement.
(m)   No Other Representations or Warranties.   Except for the representations and warranties contained in Section 5.01 or in any closing certificate delivered pursuant to Section 7.02(c), Parent and Merger Sub agree and acknowledge that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent, Merger Sub, their respective Affiliates or their or their respective Affiliates’ Representatives in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and the Company shall not have any liability to Parent or Merger Sub resulting from Parent’s or Merger Sub’s reliance on any such information. Each of Parent and Merger Sub specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in Section 5.01, that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
ARTICLE 6
Covenants
Section 6.01.   Interim Operations.   (a) Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (iv) as set forth on Section 6.01 of the Company Disclosure Schedule, or (v) for any necessary or advisable actions taken in good faith to respond to the actual or reasonably anticipated effects of COVID-19 or to comply with COVID-19 Measures (provided, that, with respect to actions taken or omitted to be taken in reliance on this clause (v), to the extent permitted under applicable Law and practicable under the circumstances, the Company shall provide prior notice to and consult in good faith with Parent prior to taking such action), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company will, and will cause its Subsidiaries to, use its and their commercially reasonable efforts to (A) conduct their businesses in the ordinary course of business in all material respects and (B) preserve intact their business organizations and relationships with customers, suppliers, distributors and other Persons with which it has material business dealings.
(b)   Except (A) as expressly contemplated, required or permitted by this Agreement, (B) as required by applicable Law, (C) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (D) as set forth on Section 6.01 of the Company Disclosure Schedule, or (E) for any necessary or advisable actions taken in good faith to respond to the actual or reasonably anticipated effects of COVID-19 or to comply with COVID-19 Measures (provided, that, with respect to actions taken or omitted to be taken in reliance on this clause (E), to the extent permitted under applicable Law and practicable under the circumstances, the Company shall provide prior notice to and consult in good faith with Parent prior to taking such action), from the date of this Agreement until earlier to occur of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company will not, and will cause its Subsidiaries not to:
(i)   (x) adopt any change in the certificate of incorporation or bylaws of the Company or (y) adopt any change in the organizational documents of any of the Company’s Subsidiaries, in each case whether by merger consolidation or otherwise;
(ii)   merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize, recapitalize or completely or partially liquidate or dissolve or otherwise enter into any agreement or arrangement imposing any material restrictions on the assets, operations or business of the Company or any of its Subsidiaries;
(iii)   issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, other than (A) any such transaction among the Company and its Subsidiaries or among the Company’s wholly owned Subsidiaries or (B) any issuance of Shares pursuant to exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms;
(iv)   make any loans, advances or capital contributions to or investments in any Person (other than to the Company or any of its wholly owned Subsidiaries);
(v)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock, except for dividends or other distributions paid by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company;

(vi)   reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (except for (A) any such transaction by a wholly owned Subsidiary of the Company, (B) acquisitions of Shares in satisfaction of withholding obligations in respect of Company Equity Awards to the extent required by such Company Equity Awards, or (C) payment of the exercise price in respect of Company Options, in the case of clauses (B) and (C), outstanding as of the date of this Agreement pursuant to its terms or granted thereafter not in violation of this Agreement);
(vii)   create, incur, assume or guarantee any Indebtedness for borrowed money or issue any debt securities or guarantees of the same or any other Indebtedness, except for (A) borrowings in the ordinary course of business under the Existing Credit Agreement, (B) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries in the ordinary course of business to the extent such Indebtedness is in existence on the date of this Agreement or incurred in compliance with clause (A) of this Section 6.01(b)(vii), or (C) any Indebtedness solely among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;
(viii)   other than in accordance with the Company’s capital expenditure budget made available to Parent, incur or commit to any capital expenditure or expenditures, in any period, except capital expenditures in an amount not exceeding in the aggregate 120% of the amount included in such budget;
(ix)   other than in the ordinary course of business consistent with past practice, (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement; provided, that no Contract of the type described in Section 5.01(k)(i)(N) or Section 5.01(k)(i)(O) shall be entered into without the prior written consent of Parent, or (B) amend, modify or waive in any material respect or terminate any Material Contract in a manner adverse to the Company (other than expirations of any such Contract in accordance with its terms);
(x)   make any material changes with respect to financial accounting policies or procedures, except as required by Law or by U.S. GAAP or official interpretations with respect thereto or by any Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);
(xi)   settle any Action for an amount in excess of $1 million individually or $5 million in the aggregate other than (A) any settlement or compromise where the amount paid or to be paid by the Company or any of its Subsidiaries is fully covered by insurance coverage or retention amounts maintained by the Company or any of its Subsidiaries and (B) settlements or compromises of any Action for an amount not materially in excess of the amount, if any, reflected or specifically reserved in the balance sheet (or the notes thereto) of the Company included in the Company Reports (with materiality measured relative to the amount so reflected or reserved, if any); provided that, in the case of each of the foregoing clauses (A) and (B), the settlement or compromise of such Action does not (x) impose any material restriction on the business or operations of the Company or any of its Subsidiaries (or Parent or any of its Subsidiaries after the Closing) and (y) include any non-monetary or injunctive relief, or the admission of wrongdoing, by the Company or any of its Subsidiaries or any of their respective officers or directors;
(xii)   sell, assign, lease, license, sublicense or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien (other than Permitted Liens), on any material assets or property (including any Company Intellectual Property and Licensed Intellectual Property) except (A) pursuant to existing contracts or commitments (or refinancings thereof), (B) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or (C) in the ordinary course of business consistent with past practice and in no event in an amount exceeding $1 million individually or $5 million in the aggregate;
(xiii)   except for such actions required by the terms of Benefit Plans as in effect on the date hereof: (A) increase the compensation or other benefits payable or provided to any Service Providers other than increases in base salary in the ordinary course of business for Service Providers with base salary of less than $300,000; (B) increase or accelerate or commit to accelerate the funding, payment or vesting of compensation or benefits provided under any Benefit Plan, (C) grant or announce any cash, equity or equity-based, change of control, severance or retention award to any Service Provider; (D) establish, adopt, enter into terminate or amend (x) in any respect any Collective Bargaining Agreement or (y) in any material respect, any Benefit Plan (or any plan, program, agreement or arrangement that would be a Benefit Plan if in effect on the date hereof); (E) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative of any employees of the Company or its Subsidiaries or (F) hire or terminate the employment of any employee of the Company whose annualized base compensation exceeds $300,000, other than (x) hiring to replace departed employees or (y) terminations for “cause” (as determined in the Company’s reasonable discretion); provided, however, that the foregoing clauses (A), (B), (C), and (D) shall not restrict the Company or its Subsidiaries from making available to newly hired employees or independent contractors (in the ordinary course of business), plans, agreements, benefits and compensation arrangements (including cash incentive grants, but excluding any equity-related incentives)) that are on substantially the same terms and conditions and have a value that is consistent with the past practice of making compensation and benefits available to newly hired employees or independent contractors in similar positions or for employees or independent contractors with similar levels of responsibility;
(xiv)   acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise), other than the acquisition of assets from vendors or suppliers of the Company or any of its Subsidiaries in the ordinary course of business;
(xv)   cancel, modify, amend or waive or terminate the Existing Credit Agreement, except for modifications or amendments to the Existing Credit Agreement that would not (A) impair the ability of Parent to obtain the Debt Financing on the Closing Date, (B) reduce the ability of the Company and its Subsidiaries to incur secured debt for borrowed money in the form of the Debt Financing on the Closing Date in any material respect, (C) reduce the ability of the Company and its Subsidiaries to make Restricted Payments (as defined in the Existing Credit Agreement) on the Closing Date in any material respect, (D) impair the ability of the Merger to be consummated in compliance with any “merger” or “fundamental changes” covenant in the Existing Credit Agreement or (E) amend or modify the stated final maturity date of any indebtedness for borrowed money thereunder to be sooner than such maturity date as in effect as of the date hereof, or amend or modify any such agreement to reduce the amount of the total lending commitments thereunder; implement or announce any permanent plant closings or permanent facility shutdown that would implicate the WARN Act;
(xvi)   other than in the ordinary course of business (A) make, change or revoke any material Tax election; (B) change any material Tax accounting period or method of Tax accounting, (C) file any material amended Tax Return, (D) settle or compromise any material claim related to Taxes, (E) enter into any material closing agreement or (F) surrender any right to claim a material Tax refund, offset or other reduction in liability; or
(xvii)   agree, authorize or commit to do any of the foregoing.
Section 6.02.   Acquisition Proposals; Change of Recommendation.   (a) Subject to the terms of this Section 6.02, the Company agrees that from the date hereof until the earlier of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective employees, officers and directors to, and will use its reasonable best efforts to cause each of its and their respective other Representatives to, (x) cease and cause to be terminated any discussions or negotiations with any Person or Group that would be prohibited by this Section 6.02(a) and cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or Group or its or their Representatives; (y) terminate all access granted to any such Person or Group and its or their Representatives to any physical or electronic data room (or any other diligence access); and (z) promptly following the execution of this Agreement (and in any event within two (2) Business Days hereof) request in writing the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Person by the Company and its Subsidiaries or Representatives with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the five-month period immediately preceding the date hereof). From and after the execution of this Agreement until the earlier of the termination of this Agreement pursuant to Article 8 and the Effective Time, the Company agrees that, except as expressly permitted by this Section 6.02, neither it nor any of its Subsidiaries nor any of the employees (including any officers) and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:
(i)   initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (provided, that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar bona fide agreement or obligation of any Person with respect to the Company to allow such Person to submit an Acquisition Proposal if the Company Board (acting on the recommendation of the Special Committee) or the Special Committee has determined that failure to so waive or terminate would be inconsistent with the Company’s directors’ fiduciary duties under applicable Law);
(ii)   engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any nonpublic information or data to any Person or Group relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 6.02 prohibit such discussions);
(iii)   furnish to any Person (other than Parent or any of its Affiliates) any non-public information relating to the Company or any of its Subsidiaries or afford to any such Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries, in any such case with the intent to induce, or that would reasonably be expected to result in, the making, submission or announcement of, an Acquisition Proposal;
(iv)   approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or
(v)   resolve or agree to do any of the foregoing.
(b)   Notwithstanding anything in Section 6.02(a) to the contrary, but subject to compliance with this Section 6.02(b), prior to the receipt of the Stockholder Consent, in response to an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of Section 6.02(a), the Company may, or may authorize its Representatives to, (A) provide information in response to a request therefor by a Person or Group who has made such an unsolicited bona fide written Acquisition Proposal if the Company receives from such Person or Group so requesting such information an Acceptable Confidentiality Agreement; provided that such Acceptable Confidentiality Agreement need not prohibit the making, or amendment, of an Acquisition Proposal; and provided, further, that the Company shall substantially concurrently disclose (and, if applicable, provide copies of) any such information to Parent to the extent not previously disclosed or provided; and (B) engage or participate in any discussions or negotiations with any Person or Group who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, prior to the receipt of the Stockholder Consent, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person or Group that has made an Acquisition Proposal solely to clarify and understand any ambiguous terms and conditions of such proposal that are necessary to provide adequate information for the Company Board or the Special Committee to make an informed determination under this Section 6.02.
(c)   No Change in Recommendation or Alternative Acquisition Agreement.   Except as permitted by Section 6.02(d), the Company Board, including the Special Committee, shall not:
(i)   withhold, withdraw, qualify or modify (in a manner adverse to Parent) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent)) the Company

Recommendation (it being understood that it shall be considered a modification adverse to Parent that is material if (A) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board, including the Special Committee, fails to publicly recommend against acceptance of such tender or exchange offer by the holders of Shares within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (B) any Acquisition Proposal is publicly announced and the Company Board or the Special Committee fails to issue a public press release within ten Business Days of such public announcement reaffirming the Company Recommendation or stating that the Company Recommendation has not been changed);
(ii)   authorize, adopt, approve, endorse, recommend or publicly declare advisable (or publicly propose to authorize, adopt, approve, endorse, recommend or otherwise declare advisable), any Acquisition Proposal; and
(iii)   except as expressly permitted by, and after compliance with, this Section 6.02, approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, share exchange agreement or other similar definitive agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 6.02(a) relating to any Acquisition Proposal) (an “Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (i) through (iii), a “Change of Recommendation”). For the avoidance of doubt, a Change of Recommendation shall have no effect on the effectiveness of the Stockholder Consent.
(d)   Superior Proposal; Changes of Recommendation.
(i)   Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Stockholder Consent, in response to an unsolicited bona fide written Acquisition Proposal that did not arise from a breach of the obligations set forth in Section 6.02(a), either the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation, if prior to taking such action (A) the Company Board (acting on the recommendation of the Special Committee), or the Special Committee, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal and (B) the Company shall have given three Business Days’ prior notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person or Group making such proposal) and copies of the most recent versions of all relevant documents relating to such proposal, and that the Company intends to take such action, and during such three Business Day period, the Company shall (and shall cause its Representatives to) be reasonably willing and available to participate in good faith negotiations with Parent and its Representatives should Parent propose to make adjustments or revisions to the terms and conditions of this Agreement, the Debt Commitment Letter and/or the Guarantee; and at the end of the three Business Day period, prior to taking action to effect a Change of Recommendation the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines (taking into account any adjustment to the terms and conditions of this Agreement, the Debt Commitment Letter, and/or the Guarantee committed to by Parent in writing in response to such Acquisition Proposal, if any, and any other information offered by Parent) in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal; provided that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.02(d)(i) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.02(d)(i) shall be reduced to two Business Days; and
(ii)   Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Stockholder Consent, in response to an Intervening Event (as defined below), the Company Board or Special Committee may effect a Change of Recommendation if prior to taking such action (A) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (B) the Company shall have given three Business Days’ prior notice to Parent that the Company has determined that an Intervening Event has occurred or arisen (which notice will describe such Intervening Event in detail) and that the Company intends to effect a Change of Recommendation, and after giving such notice and prior to effecting such Change of Recommendation, the Company negotiates (and causes its Representatives to negotiate) in good faith with Parent and its Representatives (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement, the Debt Commitment Letter and/or the Guarantee in response thereto; and at the end of the three Business Day period, prior to taking action to effect a Change of Recommendation, the Company Board (acting on the recommendation of the Special Committee) or Special Committee takes into account any adjustments or revisions to the terms and conditions of this Agreement, the Debt Commitment Letter, and/or the Guarantee proposed by Parent in writing and any other information offered by Parent in response to such notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law; provided that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.02(d)(ii) with respect to such new written notice, except that the advance written notice obligation set forth in Section 6.02(d)(ii) shall be reduced to two Business Days. “Intervening Event” means any material change, effect, event, occurrence or development arising after the date of this Agreement that was not known or reasonably foreseeable by the Special Committee as of the date of this Agreement (or, if known or reasonably foreseeable, only the portion of such change, effect, event, occurrence or development of which the magnitude or material consequences were not known or reasonably foreseeable by the Special Committee as of the date of this Agreement); provided, however, that in no event shall the receipt, existence or terms of an actual or possible Acquisition Proposal or any matter relating thereto or the consequences thereof constitute or be deemed to contribute to an Intervening Event.
(e)   Certain Permitted Disclosure.   Anything in this Agreement to the contrary notwithstanding, the Company, the Company Board or the Special Committee, may, to the extent applicable, disclose to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal as required by applicable Law, or a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto to comply with disclosure obligations under applicable Law, in each case, which actions shall not constitute or be deemed to constitute a Change of Recommendation; provided, however, that nothing in this paragraph (e) shall be construed to permit the Company to effect any Change of Recommendation other than in accordance with Section 6.02(d).
(f)   Notice.   The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if any inquiries, proposals, indications of interest or offers with respect to an Acquisition Proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives after the date hereof indicating, in connection with such notice, the material terms and conditions of any inquiry, proposal (including, for the avoidance of doubt, the form and amount of consideration and proposed financing arrangements), or offer (including the identity of the Person or Group making such inquiry, proposal, indication of interest or offer and, if applicable, copies of any written request, proposal, inquiry, indication of interest or offer, including proposed agreements, commitment letters and any other written communications, but excluding, for the avoidance of doubt, drafts of agreements to the extent they do not constitute or form a part of the Acquisition Proposal or request) and thereafter shall keep Parent reasonably informed, on a reasonably current basis (and, in any event, within twenty-four (24) hours), of the status and material terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto and any new, amended or revised material written materials relating thereto provided to the Company or its Representatives) and the status of any such discussions or negotiations.
Section 6.03.   Delivery of Stockholder Consent; Information Statement Filing; Schedule 13e-3; Information Supplied.

(a)   Parent shall use its reasonable best efforts to obtain from TPG Cannes Aggregation, L.P. and deliver to the Company the duly executed Stockholder Consent as soon as practicable following the execution and delivery of this Agreement.
(b)   In connection with the Stockholder Consent, the Company shall take all actions necessary or advisable to comply in all material respects, and shall comply in all material respects, with the DGCL, including Section 228 and Section 262 thereof, and the organizational documents of the Company.
(c)   The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the Required Company Stockholder Approval has been obtained through the execution and delivery to the Company of the Stockholder Consent (but in no event later than the 30th day following the date thereof), a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consent and the Merger, (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (including any amendment or supplement thereto, the “Information Statement”).The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Information Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13e-3”) relating to the transactions contemplated by this Agreement.
(d)   The Company shall promptly notify Parent, and Parent shall promptly notify the Company, as applicable, of the receipt of any comments from the SEC with respect to the Information Statement or Schedule 13e-3 and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party and/or any of its Representatives and the SEC with respect to the Information Statement or the Schedule 13e-3, as applicable. Each of the Company and Parent shall provide Parent and the Company, as applicable, and their respective outside legal counsel and other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Schedule 13e-3). The Company and Parent shall use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Information Statement and the Schedule 13e-3 from the SEC, and the Company shall cause the definitive Information Statement and Schedule 13e-3 to be mailed to the stockholders of the Company as promptly as possible after confirmation from the SEC that it will not review, or that it has completed its review of, the Information Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth calendar day after making the initial filing of the preliminary Information Statement that the SEC will or will not be reviewing the Information Statement (such date, the “SEC Clearance Date”).
(e)   The Company agrees, as to itself and its Subsidiaries, that the Information Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company and Parent agree, as to themselves and their Affiliates, that the Schedule 13e-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion in the Information Statement or Schedule 13e-3 will, at the date of mailing to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Information Statement or Schedule 13e-3. If any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Information Statement or Schedule 13e-3, as applicable, so that either the Information Statement or Schedule 13e-3 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company shall promptly prepare

(with the assistance of Parent as provided for in this Section 6.03) an amendment or supplement to the Information Statement, (ii) the Company and Parent shall promptly prepare an amendment or supplement to the Schedule 13e-3 and/or (iii) the Company shall cause the Information Statement or Schedule 13e-3 as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.
(f)   The Company shall provide Parent with a reasonable opportunity to review drafts of the Information Statement and will consider in good faith any comments provided by Parent in connection with such review. The Company and Parent shall (i) provide each other with a reasonable opportunity to review drafts of the Schedule 13e-3 prior to filing the Schedule 13e-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the other Party, its outside legal counsel and its other Representatives.
Section 6.04.   Efforts; Cooperation; Regulatory Matters.   (a) Subject to the terms of this Agreement, each of the Company, Parent and Merger Sub shall use reasonable best efforts to: (i) take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions precedent set forth in Article 7 to be satisfied and consummate and make effective the Merger and any other transactions contemplated by this Agreement when required in accordance with this Agreement as promptly as reasonably practicable and in any event prior to the Outside Date; (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent, the Company or any of their respective controlled Affiliates and (iii) as promptly as reasonably practicable, make or cause to be made any required or advisable registrations, declarations, submissions and filings with respect to the Merger or any other transactions contemplated by this Agreement required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law.
(b)   Without limiting the generality of anything contained in this Section 6.04, Parent and the Company shall: (i) give the other Parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement; (ii) keep the other Parties informed as to the status of any such request or proceeding; (iii) give the other Parties notice and an opportunity to participate in any substantive communication made to any domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement; and (iv) promptly notify the other Parties of any communication from any domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or substantive written materials submitted or substantive communication made to any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement (other than the Information Statement and the Schedule 13e-3 which are covered by Section 6.03). In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, each Party will permit authorized representatives of the other Parties to be present at each non-ministerial meeting, conference, videoconference, or telephone call and to have access to and be consulted in connection with any presentation, letter, white paper, or proposal made or submitted to any Governmental Authority in connection with such request or proceeding. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.04 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be); provided that materials provided pursuant to this Section 6.04 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.
(c)   Subject to applicable Laws and as required by any Governmental Authority, the Company, on the one hand, and Parent, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated hereby, including promptly furnishing the other with copies of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement or (b) upon receiving any communication from any Governmental Authority or third party whose consent or approval is required for consummation of the Merger or the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.
Section 6.05.   Information.   (a) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement, the Schedule 13e-3 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any Governmental Authority in connection with the Merger and any other transactions contemplated by this Agreement.
(b)   Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours and consistent with applicable Law, upon reasonable advance notice, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, to its contracts and other books and records; provided that the Company shall not be required to afford such access or furnish such information if it would unreasonably interfere with the operations of the Company or any of its Subsidiaries and no investigation pursuant to this Section 6.05(b) shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company to disclose any information of the Company or any of its Subsidiaries the disclosure of which would (i) violate the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which the Company or any of its Subsidiaries is a party or (ii) result in a loss of attorney-client privilege; provided that, in each case, in the event the Company does not disclose certain information pursuant to the foregoing clauses, at Parent’s reasonable request the parties shall use commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform any invasive on-site procedures (including any invasive on-site study) with respect to any property of the Company or its Subsidiaries without the Company’s prior written consent. All information obtained by Parent and its Representatives shall be subject to the Confidentiality Agreement, which shall continue in full force and effect until the Closing, at which time it shall automatically terminate and be no further force or effect.
(c)   To the extent that any of the information or material furnished pursuant to this Section 6.05 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.
Section 6.06.   Stock Exchange Delisting.   The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.07.   Publicity.   The initial press release regarding the Merger shall be a joint press release of Parent and the Company reasonably acceptable to Parent and the Company. Thereafter, except as otherwise expressly contemplated by Section 6.02, neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the Merger or any other transactions contemplated by this Agreement without consulting with each other and providing meaningful opportunity for review and giving due consideration to reasonable comment by the other Party, except (a) as such press release or other public announcement may be required by applicable Law, in which case the Party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good-faith consideration to any such comments proposed by the other Party, (b) any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement, or (c) internal announcements to employees that are not made public. Notwithstanding anything to the contrary in this Section 6.07, (i) each of the Parties may make public statements in response to questions by the press, analysts, investors, business partners or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company or to the extent that they have been reviewed and previously approved by both Parent and the Company and (ii) Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions.
Section 6.08.   Employee Benefits.   (a) Parent agrees that each employee of the Company or any of its Subsidiaries as of immediately prior to the Closing who continues to be employed with the Company or its Subsidiaries immediately following the Closing (each such employee, a “Continuing Employee”) shall, (i) during the period commencing on the Closing Date and ending on the first anniversary thereof (or the date of termination of employment of the relevant Continuing Employee, if sooner), be provided with (A) a base salary or base wage no less than the base salary or base wage provided to such Continuing Employee by the Company or its Subsidiaries immediately prior to the Effective Time and (B) an annual target cash bonus opportunity that is no less favorable than the annual target cash bonus opportunity as in effect for such Continuing Employee immediately prior to the Effective Time and (ii) during the period commencing on the Closing Date and ending on December 31, 2022 (or the date of termination of employment of the relevant Continuing Employee, if sooner), be provided with employee benefits (excluding, unless otherwise required by applicable Law, equity or equity-based compensation, long-term incentives, defined benefit pension, nonqualified deferred compensation and retiree or post-termination welfare benefits (together, the “Excluded Benefits”)) that are substantially comparable in the aggregate to the employee benefits (subject to the same exclusions) provided to such Continuing Employee immediately prior to the Effective Time (excluding the Excluded Benefits). Additionally, Parent agrees that each Continuing Employee who experiences a severance-qualifying termination of employment within twelve (12) months following the Closing Date shall be provided with severance payments and benefits no less favorable than those that would have been provided to such Continuing Employee upon such a qualifying termination under the applicable severance policy or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Effective Time, in each case as identified on Section 6.08 of the Company Disclosure Schedule (each, a “Company Severance Plan”), under circumstances that would have given the Continuing Employee a right to severance payments and benefits under such Company Severance Plan. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to (i) prohibit Parent and the Surviving Corporation from having the right to terminate the employment of any Continuing Employee, or (ii) establish or amend any Benefit Plan or other employee benefit plan or arrangement in accordance with the terms thereof and applicable Law.
(b)   Parent shall use commercially reasonable efforts to cause (i) any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates in which Continuing Employees participate in the year in which the Closing Date occurs to be waived with respect to the Continuing Employees and their eligible dependents to the extent such conditions or limitations were waived or satisfied under the corresponding Benefit Plan, (ii) the amount of eligible expenses incurred by each

Continuing Employee and his or her eligible dependents during the portion of the plan year ending on the Closing Date that were credited to deductible and maximum out-of-pocket co-insurance requirements under the group health Benefit Plans to be credited for purposes of satisfying the corresponding deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent and its Affiliates for the applicable plan year and (iii) any of its (or its Affiliates’) employee benefit plans (including disability pay continuation plans) in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility, vesting (other than with respect to future equity awards) and future vacation benefit accrual thereunder (except for the Excluded Benefits), service by such Continuing Employees to the Company or any of its Subsidiaries or predecessors as if such service were with Parent, to the same extent and for the same purpose as such service was credited under a comparable Benefit Plan, in each case, except to the extent it would result in a duplication of compensation benefits.
(c)   The parties hereby acknowledge and agree that the transactions contemplated by this Agreement shall not constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Benefit Plans.
(d)   Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an establishment or amendment of any particular Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan, in each case, in accordance with their terms, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee or (iv) create any third party beneficiary rights, including for the benefit of any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to this Section 6.08 or any compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan that Parent, the Surviving Corporation or any of their Affiliates may maintain.
Section 6.09.   Expenses.   Whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and any other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that expenses incurred in connection with the filing fee for the Information Statement and Schedule 13e-3 and printing and mailing the Information Statement and Schedule 13e-3 shall be borne by the Company.
Section 6.10.   Indemnification.
(a)   For six (6) years from and after the Closing, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors (or equivalent) of the Company and each Subsidiary thereof (the “Indemnified Parties”) to the same extent such persons are currently indemnified by the Company or any Subsidiary thereof pursuant to its certificate of incorporation and by-laws (or equivalent organizational documents) as in effect on the date hereof for acts or omissions occurring at or prior to the Closing Date, and Parent shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or modify any provision in the Surviving Corporation’s or any of its Subsidiaries’ certificates of incorporation and by-laws relating to the exculpation or indemnification of former officers and directors as in effect immediately prior to the date hereof in a manner that would adversely affect the Indemnified Parties. Parent also agrees that, for six (6) years from and after the Closing, it shall cause the Surviving Corporation to promptly advance expenses as incurred by each Indemnified Party to the same extent such persons are currently entitled to receive advances of expenses pursuant to the certificate of incorporation and by-laws (or equivalent organizational documents) of the Company and each Subsidiary thereof as in effect on the date hereof.
(b)   During the period commencing at the Effective Time and ending on the six (6) year anniversary of the Effective Time, subject to the remainder of this Section 6.10(b), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, or a replacement insurance policy of such D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier that includes coverage with respect to acts or omissions occurring prior to the Effective Time, in each case on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(b), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage in the last twelve month period ending on June 1, 2022 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then, subject to the following sentence, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In lieu of maintaining the D&O Insurance or obtaining a replacement insurance policy pursuant to this Section 6.10(b), the Company may (or if Parent requests, the Company shall) or the Surviving Corporation may, as applicable, purchase a prepaid “tail” policy with respect to the D&O Insurance, with an extended reporting period ending on the six (6) year anniversary of the Effective Time, from the Company’s current directors’ and officers’ liability insurance carrier or an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company, prior to the Effective Time, or the Surviving Corporation, following the Effective Time, purchases such a “tail” policy, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.
(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 6.10 shall survive the consummation of the Closing indefinitely. In the event that Parent, the Surviving Corporation or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of Parent or its Subsidiaries, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 6.10.
(d)   The obligations of Parent, the Surviving Corporation and its Subsidiaries under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.10 applies without the written consent of such affected Indemnified Party.
Section 6.11.   Stockholder Litigation.   The Company shall promptly notify Parent of any stockholder litigation against it or any of its Representatives arising out of or relating to this Agreement, the Merger or any other transactions contemplated by this Agreement (including by providing copies of all litigation documents served on the Company) and shall keep Parent reasonably informed regarding any such stockholder litigation. Until the termination of this Agreement in accordance with Article 8, the Company shall (a) provide Parent an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any stockholder litigation against the Company and its directors relating to any transaction contemplated by this Agreement and consult with Parent with respect to the defense, settlement or compromise of any such stockholder litigation, and the Company shall give reasonable and good-faith consideration to any comments proposed by Parent and (b) give Parent the opportunity to participate (but not to control), at Parent’s expense, in the defense, settlement or prosecution of any such stockholder litigation. In no event shall the Company enter into or agree to any settlement with respect to such stockholder litigation without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Section 6.11, any Action relating to the Dissenting Shares will be governed by Section 4.02(g).
Section 6.12.   Financing.
(a)   Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain the Debt Financing on terms and conditions not materially less favorable than those described in the Debt Commitment Letter, including (but subject in all respects to Section 6.13) their reasonable best efforts to (i) maintain in effect the Debt Commitment Letter (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (c) below), (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter or on other terms no less favorable to Parent, Merger Sub or their Affiliates, as applicable, (iii) satisfy, or obtain a waiver thereof, on a timely basis all conditions applicable to Parent,

Merger Sub or their Affiliates, as applicable, in the Debt Commitment Letter that are within their control, (iv) assuming that all conditions contained in the Debt Commitment Letter have been satisfied, consummate the Debt Financing at or prior to the Closing and (v) enforce their rights under the Debt Commitment Letter.
(b)   Parent and Merger Sub shall give the Company prompt notice (x) of any material breach or material default by any party to the Debt Commitment Letter, or any definitive agreements related to the Debt Financing, in each case of which Parent or Merger Sub becomes aware, and (y) of the receipt of any written notice or other written communication, in each case received from any Debt Financing Source with respect to any (1) breach of obligations of Parent, Merger Sub or their Affiliates, as applicable, under the Debt Commitment Letter or definitive agreements related to the Debt Financing, or actual default, termination or repudiation by any party to the Debt Commitment Letter or definitive agreements related to the Debt Financing or (2) material dispute between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing or any provisions of any of the Debt Commitment Letter, in each case set forth in this clause (b), with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing; provided that in no event shall Parent or Merger Sub be under any obligation to disclose any information pursuant to clauses (1) or (2) that would waive the protection of attorney-client or similar privilege if such party shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege.
(c)   For the avoidance of doubt, Parent and Merger Sub shall have the right from time to time to amend, supplement, replace, substitute, terminate or otherwise modify or waive its rights under any Debt Commitment Letter (including without limitation to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments); provided that no such amendment, supplement, replacement, substitution, termination, modification or waiver shall (A) reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement, (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letter in a manner that would reasonably be expected to materially delay or prevent the Closing or (C) adversely impacts the ability of Parent and/or Merger Sub to enforce its rights against the other parties to the Debt Financing Commitments. Parent and Merger Sub shall, and shall cause their respective controlled Affiliates to, use their reasonable best efforts to maintain the effectiveness of the Financing Commitments until the transactions contemplated by this Agreement are consummated or this Agreement is terminated. Unless entered into for the purpose of adding and appointing additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, Parent shall furnish to the Company a copy of any executed written amendment, supplement, replacement, substitution, termination, modification or waiver of the Debt Commitment Letter.
(d)   In the event that any portion of the Debt Financing necessary for Parent and Merger Sub to consummate the Closing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (other than as a result of the Company’s breach of any provision of this Agreement or failure to satisfy the conditions set forth in Sections 7.01 or 7.02), Parent and Merger Sub shall use their reasonable best efforts to (A) arrange and obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (an “Alternative Financing”) on terms that (i) taken as whole, are no less favorable to Parent, Merger Sub or their Affiliates, as applicable, than the existing Debt Commitment Letter or that are otherwise acceptable to Parent, (ii) do not impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing set forth in the existing Debt Commitment Letter and (iii) do not reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement and (B) provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted in a manner consistent with Section 5.02(f)(iii), as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time thereafter in compliance with this Section 6.12, the “Alternative Financing Commitment Letter”). Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or its Affiliates be required to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof or agree to any term less favorable to Parent than such term contained in the Debt Commitment Letter as in effect on the date hereof.
(e)   For purposes of this Agreement (other than with respect to representations in this Agreement made by or with respect to Parent or Merger Sub that speak as of the date hereof or another specified date), references to the “Debt Commitment Letter” shall include any such document as permitted or required by this Section 6.12 to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Debt Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder.
Section 6.13.   Cooperation with Debt Financing.
(a)   The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to, provide such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, including:
(i)   participating in a reasonable number of meetings, presentations and sessions with prospective financing sources and investors, including direct contact between appropriate members of senior management of the Company, on the one hand, and the actual and potential Debt Financing Sources Related Parties, on the other hand;
(ii)   taking corporate actions reasonably requested by Parent to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation at the Effective Time;
(iii)   furnishing, at least four Business Days prior to the Closing, such documentation and information as is requested in writing by Parent at least 10 days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, in order to satisfy the conditions set forth in the Conditions Exhibit;
(iv)   executing and delivering any credit agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including a customary solvency certificate by the chief financial officer of the Company in the form of Annex I to the Conditions Exhibit; and;
(v)   facilitating the obtaining of guarantees and pledging of collateral and other matters ancillary to the Debt Financing, as may be requested by Parent, including executing and delivering any customary guarantee, pledge and security documents or other definitive financing documents, surveys and title insurance or other customary certificates or documents as may be reasonably requested by Parent to facilitate any guarantee, obtaining and perfection of security interests in collateral from and after the Closing (provided that any obligations contained in such documents shall be effective no earlier than as of the Closing) and delivery to Parent at the Closing of all certificates representing outstanding equity interests of the Company and each of its Subsidiaries.
(b)   As promptly as practicable, and in any event prior to the Closing Date, the Company shall furnish Parent and the Debt Financing Sources each item of Required Information.
(c)   Notwithstanding the foregoing, nothing in Section 6.13 shall require the Company or any of its Subsidiaries to:
(i)   take any action in respect of the Debt Financing to the extent that such action would cause any condition to Closing set forth in Article 7 to fail to be satisfied by the Outside Date or otherwise result in a breach of this Agreement by the Company;

(ii)   take any action in respect of the Debt Financing that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any applicable Law;
(iii)   take any action to the extent such action would unreasonably interfere with the business or operations of the Company or its Subsidiaries;
(iv)   execute and deliver any letter, agreement, document or certificate in connection with the Debt Financing (except the Debt Commitment Letter and related fee letter and borrowing notices) or take any corporation action that is not contingent on, or that would be effective prior to, the occurrence of, the Closing;
(v)   pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing Date (other than any such fee or liabilities contemplated by the Debt Commitment Letter and redacted fee letter); or
(vi)   provide any legal opinion or other opinion of counsel in connection with the Debt Financing prior to the Closing Date.
(d)   Parent shall, in the event the Closing does not occur, (x) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.13 (it being understood that the reimbursement set forth in this paragraph shall not apply to any fees, costs and expenses incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements) and (y) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of any Debt Financing and any information used in connection therewith, except to the extent such losses, damages, claims, costs or expenses arise from the breach of this Agreement by the Company (which, for the avoidance of doubt, shall include the inaccuracy of any representation or warranty) or result from the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives (the obligations set forth in this paragraph collectively, the “Reimbursement Obligations”).
(e)   The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos, names and trademarks in connection with the Debt Financing; provided that such logos, names and trademarks are used in a manner that is not intended to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill.
(f)   All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.13 or otherwise in connection with the Debt Financing shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the financing sources and other potential sources of capital and prospective lenders during syndication (if any) of the Debt Financing or any replacement, amended, modified or alternative financing subject to the potential sources of capital and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).
Section 6.14.   Other Actions by the Company.   (a) Takeover Statutes. If any Takeover Statute is or becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall use reasonable best efforts to, to the extent permitted by applicable Law, grant such approvals and take such actions as are necessary so that the Merger or such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on such transactions.
(b)   Section 16 Matters.   The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.
Section 6.15.   Obligations of Parent.   Parent, in its capacity as the sole stockholder of Merger Sub, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, approve and adopt this Agreement by written consent immediately following its execution.
Section 6.16.   Certain Contracts.   Parent hereby agrees to use its reasonable best efforts to cause each Rollover Stockholder to comply with, and perform its obligations under, and consummate the transactions contemplated by, such Rollover Stockholder’s Rollover and Support Agreement. Without the prior written consent of the Special Committee, Parent, Merger Sub and their respective Affiliates (including TPG Cannes Aggregation, L.P.) shall not, (i) amend, restate, supplement or otherwise modify any Rollover and Support Agreement or waive any provisions thereof in a manner that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any other transactions contemplated by this Agreement, (ii) other than the Rollover and Support Agreements, enter into any agreement, arrangement or understanding (in each case, whether written or oral) with any of the Company’s or its Subsidiaries’ directors, officers, employees or stockholders (A) the subject of which is related to the Merger or the other transactions contemplated by this Agreement (other than such agreements, arrangements or understandings that are contingent upon consummation of the Closing) or (B) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (iii) enter into or modify any Contract which would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any other transactions contemplated hereby.
Section 6.17.   Special Committee.   Prior to the Effective Time, without the prior written consent of the Special Committee, (i) the Company Board shall not dissolve, dismantle or otherwise dismantle the Special Committee, or revoke or diminish the authority of the Special Committee, and (ii) neither Parent, Merger Sub nor their respective Affiliates (including TPG Cannes Aggregation, L.P.) shall remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a member of the Company Board or such Special Committee other than for cause.
ARTICLE 7
Conditions
Section 7.01.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver (except with respect to Section 7.01(a) and Section 7.01(c), which shall not be waivable) at or prior to the Closing of each of the following conditions:
(a)   Requisite Company Stockholder Approvals.   The Requisite Company Stockholder Approval shall have been obtained.
(b)   Laws or Orders.   No court or other Governmental Authority of competent jurisdiction shall have enacted, announced, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect that restrains, enjoins, renders illegal or otherwise prohibits consummation of the Merger.
(c)   Information Statement.   At least 20 calendar days shall have elapsed since the Company mailed to the stockholders of the Company the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).
Section 7.02.   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a)   Representations and Warranties.   (i) The representation and warranty of the Company set forth in Section 5.01(g)(ii) (Absence of Material Adverse Effect), Section 5.01(s) (Fairness Opinion) and Section 5.01(w) (Existing Credit Agreement) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time); (ii) each of the representations and warranties of the Company set forth in Sections 5.01(b)(i), 5.01(b)(iv) and 5.01(b)(v) (Capital Structure) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time), except for any de minimis inaccuracies; (iii) each of the representations and warranties of the Company set forth in Section 5.01(a)(i) (Organization, Good Standing and Qualification), the first sentence of Section 5.01(b)(iii) (Capital Structure), Section 5.01(c) (Corporate Authority; Approval and Fairness), Section 5.01(m) (Takeover Statutes) and Section 5.01(u) (Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   Company Closing Certificate.   Parent and Merger Sub shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.02(a) and Section 7.02(b) are satisfied.
Section 7.03.   Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the Merger and deliver the Merger Consideration in accordance with Article 4.
(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   Parent Closing Certificate.   The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 7.03(a) and 7.03(b) are satisfied.
ARTICLE 8
Termination
Section 8.01.   Termination.   This Agreement may be terminated and the Merger and any other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

(a)   by mutual written consent of the Company and Parent;
(b)   by either Parent or the Company, if the Merger shall not have been consummated on or before the date that is six months following the date hereof or such other date as the Company and Parent may mutually agree in writing (the “Outside Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;
(c)   by either Parent or the Company, if any court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Order that permanently restrains, enjoins, renders illegal or otherwise permanently prohibits consummation of the Merger and such Order shall have become final and non-appealable;
(d)   by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or incorrect following the date of this Agreement, in either case such that any condition set forth in Section 7.02(a), or Section 7.02(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Parent to the Company describing such breach or failure in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement and (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to Parent if it is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.03(a) or Section 7.03(b);
(e)   by the Company, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect following the date of this Agreement, in either case such that any condition set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by to the Company to the breaching Party describing such breach or failure in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement and (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to the Company if it is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.02(a) or Section 7.02(b);
(f)   by Parent, prior to the time the Stockholder Consent is delivered, if a Change of Recommendation shall have been made or occurred (provided, that any notice delivered by the Company to Parent pursuant to Section 6.02(d) stating the Company’s intention to make a Change of Recommendation in advance thereof shall not result in Parent having the right to terminate pursuant to this Section 8.01(f));
(g)   by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing), (ii) the Company has irrevocably certified in writing to Parent and Merger Sub following the date on which Closing is required to occur pursuant to Section 1.02 that it is prepared to and stands ready, willing and able to consummate the Closing and that all of the closing conditions set forth in Section 7.03 have been satisfied or irrevocably waived, and (iii) Parent and Merger Sub fail to effect the Closing on or prior to the date that is three (3) Business Days following receipt by Parent and Merger Sub of the written certification of the Company; and
(h)   by the Company, if the Stockholder Consent has not been delivered by Parent within twenty-four (24) hours following the execution and delivery of this Agreement by Parent and Merger Sub.

(i)   The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a written notice of such termination to the other Party.
Section 8.02.   Effect of Termination and Abandonment.   (a) Except to the extent provided in Sections 8.02(b), 8.02(c), 8.02(d) and 8.02(e), in the event of termination of this Agreement in accordance with Section 8.01, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided that (x) subject to Sections 8.02(c) and 8.02(e), no such termination shall relieve any Party of any liability or damages to the other Party resulting from any fraud or Willful and Material Breach of its obligations set forth in this Agreement and (y) the provisions set forth in this Section 8.02 and the second and third sentences of Section 9.01 shall survive the termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Guarantee, which rights, obligations and agreements set forth in the Guarantee will survive the termination of this Agreement in accordance with their respective terms.
(b)   In the event that this Agreement is terminated:
(i)   by Parent pursuant to Section 8.01(f) (Change of Recommendation);
then, within two (2) Business Days after termination of this Agreement the Company shall pay or cause to be paid a termination fee of $24,000,000 (the “Company Termination Fee”) to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.
(c)   Subject to Section 8.02(e), if this Agreement is terminated by the Company pursuant to Section 8.01(e) or Section 8.01(g), or by Parent pursuant to Section 8.01(b) if at such time the Company could have validly terminated this Agreement pursuant to Section 8.01(e) or Section 8.01(g), then within two (2) Business Days after termination of this Agreement, Parent shall pay or cause to be paid a termination fee of $50,000,000 (the “Parent Termination Fee”) to the Company by wire transfer of immediately available funds to an account designated in writing by the Company. In the event this Agreement is terminated by the Company pursuant to Section 8.01(h), Parent shall pay to the Company, by wire transfer of immediately available funds, an amount equal to that required to reimburse the Company and its Subsidiaries for all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby at or prior to the time of such termination, up to $10,000,000 in the aggregate.
(d)   Each Party acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if the Company or Parent fails to timely pay Parent or Company any amount due pursuant to Section 8.02(b) or Section 8.02(c), as applicable (any such amount due, a “Termination Payment”), and, to obtain such payment, the Party owed a Termination Payment commences a suit that results in a judgment against the Party owing the applicable Termination Payment, the owing Party shall pay to the owed Party its reasonable, documented and out-of-pocket costs and expenses (including attorneys’ fees of outside counsel) in connection with such suit, together with interest thereon at the prime rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by the owed Party) in effect on the date such Termination Payment was required to be paid from such date through the date of full payment thereof (any such amounts of costs, expenses and interest, the “Enforcement Costs”); provided, that in no event shall any Party be required to pay Enforcement Costs in an aggregate amount exceeding $2,000,000.
(e)   Limitations on Remedies.
(i)   In circumstances in which a Termination Payment is payable pursuant to Section 8.02(b) or Section 8.02(c), as applicable, payment of such Termination Payment, together with any Reimbursement Obligations and any Enforcements Costs shall be, in the case of the Parent Termination Fee, the sole and exclusive remedy of Company and its Related Parties against Parent, Merger Sub and the Parent Related Parties (including the Debt Financing Sources Related Parties) and, in the case of the Company Termination Fee, of Parent and Merger Sub against the Company and its Related Parties, in each case for any losses suffered or incurred as a result of or under this Agreement or the transactions contemplated by this Agreement (including the Debt Financing), including the failure of the Closing to occur and for any loss or monetary damages suffered as a result of any breach (including any Willful and Material

Breach) of any covenant or agreement in this Agreement. The Parties further agree that the maximum aggregate liability of (1) Parent, Merger Sub and the Parent Related Parties (including the Debt Financing Sources Related Parties) with respect to this Agreement and the transactions contemplated hereby, shall be limited to an amount equal to the amount of the Parent Termination Fee together with any Reimbursement Obligations and any Enforcements Costs, and in no event shall any Persons seek to recover, or be entitled to recover, any money damages or other losses or expenses of any kind, character or description in excess of such amount with respect to this Agreement and the transactions contemplated hereby and (2) the Company and its Related Parties with respect to this Agreement and the transactions contemplated hereby, shall be limited to an amount equal to the amount of the Parent Termination Fee together with any Enforcements Costs, and in no event shall any Persons seek to recover, or be entitled to recover, any money damages or other losses or expenses of any kind, character or description in excess of such amount with respect to this Agreement and the transactions contemplated hereby.
(ii)   Notwithstanding anything in this Section 8.02 or this Agreement to the contrary, the Company may pursue both a grant of specific performance pursuant to Section 9.05(b) and the payment of the Parent Termination Fee, the Reimbursement Obligations and the Enforcement Costs;provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance resulting in the Closing and payment of any such amounts.
(f)   Each of the Parties acknowledges and agrees that the Termination Payments are not intended to be penalties, but rather are liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such Termination Payment is due and payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and any other transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.
(g)   Following the termination of this Agreement, Parent shall pay the Reimbursement Obligations as and to the extent provided in Section 6.13(d).
ARTICLE 9
Miscellaneous and General
Section 9.01.   Survival.   This Article 9, the agreements of the Company, Parent and Merger Sub contained in Article 4, Section 6.08 (Employee Benefits) and Section 6.10 (Indemnification) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger. This Article 9 (other than Section 9.05(b) and Section 9.05(c) and the agreements of the Company, Parent and Merger Sub contained in the last sentence of Section 6.05(b), Section 6.09 (Expenses) and Section 8.02 (Effect of Termination and Abandonment) and the Guarantee shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
Section 9.02.   Modification or Amendment.   Subject to Section 9.16 and to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that after the receipt of the Requisite Company Stockholder Approval, no amendment shall be made that by applicable Law requires further approval by the holders of Shares without obtaining such further approval.
Section 9.03.   Waiver.   Other than Section 7.01(a), the conditions to each of the respective Parties’ obligations to consummate the Merger and any other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.02).
Section 9.04.   Counterparts.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.05.   Governing Law and Venue; Waiver of Jury Trial; Specific Performance.
(a)   This Agreement and any claim, cause of action or Action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) expressly submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware or, if such court would not have subject matter jurisdiction over any such claim, cause of action or Action, the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), in the event any dispute between the Parties (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other Parties relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.06, such service to become effective ten (10) days after such mailing. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY LEGAL ACTION AGAINST ANY DEBT FINANCING SOURCE ARISING OUT OF OR RELATED TO THE DEBT COMMITMENT LETTERS. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05. This Section 9.05(a) is subject to Section 9.16.
(b)   The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specific terms or otherwise breach or threaten to breach any such provisions. It is accordingly agreed that, at any time prior to the valid termination of this Agreement pursuant to Article 8, subject to the limitations set forth therein and in this Section 9.05 (including Section 9.05(c)), (i) the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement, and to enforce the obligations of the Guarantors pursuant to the terms of the Guarantee and hereof, as applicable, in any court referred to in Section 9.05(a) without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity, and (ii) the Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(c)   Notwithstanding Section 9.05(b) or anything else herein to the contrary, it is explicitly agreed that the right of the Company to obtain specific performance (or any other equitable relief) of Parent’s and Merger Sub’s obligation to consummate the Closing shall be subject to the requirements that:
(i)   the conditions set forth in Section 7.01 and Section 7.02 have been and continue to be satisfied or, to the extent waivable under applicable Law and this Agreement, waived by Parent (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but which are capable of being satisfied at the Closing);
(ii)   Parent has failed to consummate the Closing in accordance with Section 1.02;
(iii)   the Debt Financing has been funded or will be funded at the Closing (in each case, in accordance with the terms and conditions thereof); and
(iv)   the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Debt Financing is funded, then the Company stands ready, willing and able to consummate the Closing and will take such actions that are required of the Company by this Agreement to cause the Closing to occur.
Section 9.06.   Notices.   All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties to this Agreement shall be in writing and (a) served by personal delivery upon the Party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email:
If to Parent or Merger Sub:
c/o TPG Global, LLC
301 Commerce St, Suite 3300
Fort Worth, TX 76102
Attention: Office of General Counsel
c/o Deirdre Harding
Email: officeofgeneralcounsel@tpg.com
cc: dharding@tpg.com
with a copy to (which shall not constitute notice):
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: H. Oliver Smith; Darren M. Schweiger
Email: oliver.smith@davispolk.com; darren.schweiger@davispolk.com
If to the Company:
Convey Health Solutions Holding, Inc.
100 SE 3rd Avenue, 26th Floor,
Fort Lauderdale, Florida 33394
Attention: Timothy Fairbanks; Amy Shook
Email: tfairbanks@conveyhs.com; ashook@conveyhs.com
with a copy to (which shall not constitute notice) counsel to the Special Committee:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Marni J. Lerner; Sebastian Tiller
Email: mlerner@stblaw.com; stiller@stblaw.com

and with a copy to (which shall not constitute notice) counsel to the Company:
Cravath, Swaine & Moore LLP
825 8th Ave.
New York, NY 10019
Attention: Aaron Gruber; Andrew M. Wark
Email: agruber@cravath.com; awark@cravath.com
or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) when delivered if sent by email. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.06 .
Section 9.07.   Entire Agreement.   This Agreement (including any exhibits, annexes and schedules hereto) and the documents and other agreements among the Parties, or any of them, as contemplated by or referred to herein, including the Company Disclosure Schedule, the Parent Disclosure Schedule and the Guarantee, together with each other agreement entered into by or among any of the Parties as of the date of this Agreement that makes reference to this Section 9.07, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof.
Section 9.08.   No Third-Party Beneficiaries.   Except as provided in this Section 9.08 and subject to Section 9.16, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided that if, and only if, the Effective Time occurs, (a) the holders of Shares shall be third-party beneficiaries of, and entitled to rely on, Section 4.01 (Effect on Capital Stock) and Section 4.02 (Exchange of Share Certificates), (b) the holders of Company Equity Awards shall be third-party beneficiaries of, and entitled to rely on, Section 4.03 (Treatment of Company Equity Awards), and (c) the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.10 (Indemnification).
Section 9.09.   Exercise of Discretion.   For all purposes hereunder, the Company (prior to the Effective Time) and the Company Board, as applicable, shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed by the Special Committee.
Section 9.10.   Obligations of Parent and of the Company.   Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
Section 9.11.   Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration, excise and other similar Taxes and fees imposed upon the Merger or the transfer of Shares pursuant to the Merger shall be paid by Parent or the Company when due.
Section 9.12.   Definitions.   Capitalized terms used in this Agreement have the meanings specified in Annex A.
Section 9.13.   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
Section 9.14.   Interpretation; Construction.   (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.
(b)   If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The term “or” is not exclusive and shall mean “and/or”, unless the context otherwise requires. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Sub, include documents filed or furnished by the Company with the SEC or provided at least 24 hours prior to the execution of this Agreement in the “Financial and Legal Dataroom” online data room hosted by Datasite Diligence.
(c)   The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Section 9.15.   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that Parent and Merger Sub may assign any and all of its rights under this Agreement, by written notice to the Company, to (a) any of their respective Affiliates that is resident for Tax purposes solely in the United States, any State thereof or the District of Columbia or (b) any Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided that (i) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and any other transactions contemplated by this Agreement, (ii) no assignment shall relieve Parent of any of its obligations pursuant to this Agreement and (iii) no assignment shall relieve Merger Sub of its obligations that are unperformed by its assignee. Any purported assignment in violation of this Agreement is void.
Section 9.16.   Debt Financing Sources.   Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries, hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party and arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company or its Subsidiaries in any such Action shall be effective if notice is given in accordance with Section 9.06, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Action brought against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that no Debt Financing Sources Related Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, (vii) agrees that no Debt Financing Sources Related Party will have any liability to the Company or its Affiliates in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that nothing in this Section 9.16 shall in any way limit or modify (a) any Debt Financing Source’s obligations to Parent or any Affiliate under the Debt Commitment Letter or (b) the rights of the Company and its Subsidiaries under any debt commitment letter or any definitive agreements relating to the Debt Financing executed in connection with the Debt Financing to the extent the Company and/or its Affiliates are party thereto) and (viii) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, the foregoing agreements in this Section 9.16 and Section 8.02(e)(i) and such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section) shall not be amended in any way materially adverse to any Debt Financing Sources Related Parties without the prior written consent of each related Debt Financing Source.
Section 9.17.   No Recourse.
(a)   In no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any other Person be entitled to seek or obtain, any monetary recovery or monetary award of any kind (including consequential, special, indirect or punitive damages) against any Parent Related Party with respect to this Agreement or the Guarantee or the transactions contemplated hereby and thereby (including any breach by the Guarantors, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, except, in each case, for claims that the Company may assert (A) against Parent or Merger Sub to the extent expressly provided for in this Agreement or the Guarantee; (B) against the Guarantors to the extent expressly provided for in this Agreement or the Guarantee or (C) against TPG Global, LLC pursuant to the Confidentiality Agreement.
(b)   In no event will Parent or Merger Sub, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any other Person be entitled to seek or obtain, any monetary recovery or monetary award of any kind (including consequential, special, indirect or punitive damages) against any Related Party of the Company with respect to this Agreement or the transactions contemplated hereby (including any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, except, in each case, for claims that Parent or Merger Sub may assert against the Company to the extent expressly provided for in this Agreement.
Section 9.18.   Necessary Further Actions.   If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest in the Surviving Corporation the full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
Section 9.19.   Effect of Breach of Designated Persons.   Notwithstanding anything in this Agreement to the contrary, to the extent any actions or omissions of any of the Persons listed on Section 9.19 of the Company Disclosure Schedule (each such Person, a “Designated Person”), or any actions or omissions of other individuals taken at the direction of any Designated Person, would constitute a breach by the Company of a representation, warranty, covenant or agreement contained in this Agreement, or would result in any of the representations or warranties of the Company contained in this Agreement becoming inaccurate, for which the Company otherwise would have been responsible, such breach or inaccuracy shall be disregarded for all purposes of this Agreement (in each case, other than any such action or omission taken at the written direction of the Special Committee). Without limiting the foregoing, Parent and Merger Sub shall not have any right to rely on any failure of the conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (or terminate this Agreement under Section 8.01(d) as a result thereof) or claim payment of the Company Termination Fee, any damage or seek any other remedy at law or in equity to the extent (i) any Designated Person had actual knowledge as of the date of this Agreement of any facts or circumstances that constitute or give rise to the breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement which breach or inaccuracy gives rise to the failure of the conditions set forth in Section 7.02(a) to be satisfied or (ii) that such failure, damage or injury arises from any actions or omissions of the Company or its Subsidiaries taken by or at the direction of any Designated Person (other than any such action or omission taken at the written direction of the Special Committee).
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.
COMMODORE PARENT 2022, LLC
By: /s/ Ken Murphy

      Name: Ken Murphy
      Title:  Chief Operating Officer
COMMODORE MERGER SUB 2022, INC.
By: /s/ Ken Murphy

      Name: Ken Murphy
      Title:  Chief Operating Officer
CONVEY HEALTH SOLUTIONS
HOLDINGS, INC.
By: /s/ Stephen Farrell

      Name: Stephen C. Farrell
      Title:  Chief Executive Officer

ANNEX A
DEFINED TERMS
“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof; or (ii) executed, delivered and effective after the date hereof, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions); provided, however, that (i) other than with respect to any immaterial provisions, the confidentiality provisions contained therein are not less favorable to the Company in any material respect than the terms of the Confidentiality Agreement and (ii) any such confidentiality agreement need not contain any standstill provision.
“Acquisition Proposal” means any proposal or offer from a Third Person relating to any transaction or series of related transactions that, if consummated, would result in (i) a direct or indirect purchase or acquisition by a Third Person of the assets of the Company constituting twenty percent (20%)or more of the consolidated net revenues, net income or total assets (including equity securities of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole; (ii) any direct or indirect purchase or acquisition by a Third Person of beneficial ownership of twenty percent (20%) or more of the total voting power of the Company; or (iii) a direct or indirect merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or other similar transaction involving the Company pursuant to which such Third Person (or its equityholders) would hold securities representing twenty percent (20%) or more of the total voting power of the Company (or the surviving or resulting entity) after giving effect to such transaction.
“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person, provided that (i) none of Parent, Merger Sub or any of their respective Affiliates (other than the Company and its Subsidiaries) shall be deemed to be Affiliates of the Company or any Subsidiaries of the Company and (ii) the Company and Subsidiaries of the Company shall not be deemed to be Affiliates of Parent, Merger Sub or any of their respective Affiliates (other than the Company and its Subsidiaries), in each case, for any purpose hereunder.
“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.
“Benefit Plans” means, collectively, each (i) “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA); (ii) employment, individual consulting or other compensation, severance, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, retirement, profit sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or other insurance benefits) in each case, whether or not written (x) that is sponsored, maintained, administered, contributed to or required to be contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.
“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which banks in the County of New York, New York are required or authorized to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22, 2020-65 and 2021-11 and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020).

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“Collective Bargaining Agreement” shall mean any Contract between (as applicable) any of the Company or any of its Affiliates and any labor union or other authorized employee representative representing Service Providers.
“Company Equity Awards” means, collectively, the Company Options, Company RSU Awards, Company PSU Awards and Company LTI Awards.
“Company Equity Plans” means, collectively, (i) the Cannes Holding Parent, Inc. 2019 Equity Incentive Plan and (ii) the Convey Holding Parent, Inc. 2021 Omnibus Incentive Plan, in each case as amended and/or restated.
“Company Intellectual Property” shall mean any and all Intellectual Property owned, or purported to be owned, by the Company or any of its Subsidiaries.
“Company LTI Awards” means each long-term incentive award that vests in cash or Shares, granted under pursuant to the Long Term Incentive Award Terms and Conditions.
“Company Option” means each option to acquire Shares granted under a Company Equity Plan.
“Company PSU Award” means each award of restricted stock units with respect to Shares granted under the Company Equity Plans that vest based on the achievement of predetermined performance goals.
“Company RSU Award” means each award of restricted stock units with respect to Shares granted under the Company Equity Plans that vest solely based on the passage of time.
“Conditions Exhibit” shall mean Exhibit C to the Debt Commitment Letter.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“Confidentiality Agreement” means that certain confidentiality agreement, dated as of June 7, 2022, by and between TPG Global, LLC and the Company.
“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Commitment Letter (including any Alternative Financing Commitment Letters) and any joinder agreements, credit agreements or indentures (or similar definitive financing documents) relating thereto.
“Debt Financing Sources Related Parties” means the Debt Financing Sources, the respective Affiliates of each of the foregoing and the respective officers, directors, employees, controlling Persons, agents, advisors and the other Representatives and successors of each of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.
“Environmental Law” means any Law relating to pollution, the protection of the environment or human or worker health and safety or Hazardous Substances and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such Laws.
“Ex-Im Laws” means all U.S. and applicable non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Existing Credit Agreement” means that certain First Lien Credit Agreement, dated as of September 4, 2019 (as amended, supplemented, waived or otherwise modified from time to time), among Convey Health Parent, Inc., as holdings, Convey Health Solutions Inc., as borrower, Truist Bank (f/k/a SunTrust Bank), as

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Priority Revolver Agent, an Issuing Bank and Swing Line Lender (each as defined therein), the several banks and other financial institutions from time to time party thereto as lenders and Ares Capital Corporation, as administrative agent and collateral agent.
“Federal Healthcare Program” shall mean Medicare, Medicaid, CHAMPUS and any other federal healthcare program, as defined in 42 U.S.C. Section 1320a-7b(f).
“Group” shall have the meaning given to such term under Section 13 of the Exchange Act.
“Hazardous Substance” means any material, substance, chemical, contaminant or waste that is listed, regulated, classified or defined as hazardous, toxic or as a pollutant under any Law, including, without limitation, any petroleum compounds or petroleum derivatives, asbestos and asbestos containing materials, per- and polyfluoroalkyl substances, pesticides, odor, regulated levels of mold or polychlorinated biphenyls.
“Health Information Privacy and Security Laws” shall mean HIPAA and state Laws applicable to the Company or any Subsidiary thereof governing the privacy and security of individually-identifiable health information.
“Healthcare Laws” means all Laws pertaining to healthcare regulatory matters applicable to the Company and its Subsidiaries, including: (i) Title XVIII of the Social Security Act (Medicare Statute) and its implementing regulations; (ii) Title XIX of the Social Security Act (Medicaid Statute), its implementing regulations, and state Medicaid Laws; (iii) 42 U.S.C. § 1320a-7a (the Civil Monetary Penalty Law);
(iv) 42 U.S.C. § 1320a-7b (federal Anti-Kickback Statute) (including the statutory exceptions and safe harbor regulations) and any state kickback statute; (v) 31 U.S.C. § 3729 et seq. (federal False Claims Act) and any state false claims prohibitions; (vi) 42 U.S.C. § 1320a-7 (Exclusion Statute); (vii) any state insurance Law related to the sale of health insurance; (viii) the applicable provisions of the Federal Food, Drug, and Cosmetic Act related to and any federal or state Law regarding the dispensing, storage, selling, and shipping of medical products; and (ix) the Federal Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812.
“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 (Pub. L.
No. 104-191), the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and 45 C.F.R. Parts 160, 162, and 164.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, means all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person, or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.
“Intellectual Property” means, any and all rights, title and interests in or relating to any and all intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) inventions, invention disclosures, national and multinational statutory invention registrations, patents and applications therefor, including any and all provisionals, non-provisionals, reissues, divisions, revisions, continuations, continuations-in-part, reexaminations, substitutions, supplementary protection certificates and extensions of any of the foregoing, and any counterparts claiming priority from any of the foregoing; (ii) trademarks, service marks, logos, brand names, certification marks, trade dress, trade names, designs, slogans, social media identifiers and accounts and any and all other indications of origin (including common law trademarks) together with any and all goodwill associated with the foregoing, along with any and all applications, registrations, renewals and extensions of any of the foregoing; (iii) Internet domain names; (iv) works of authorship, mask works, industrial designs, copyrights, whether or not registered or published, all registrations and recordations of, and applications for, any of the foregoing and all moral rights, renewals, extensions, reversions and restorations associated with any of the foregoing, now or hereafter provided by Law, regardless of the medium of fixation or means of expression; (v) trade secrets, know-how and other confidential or business or technical information if such information derives independent economic value from not being generally known to the public, including any and all ideas, discoveries, formulas, compositions, plans, designs, methodologies, processes and/or procedures, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and all information and all

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other know-how; (vi) Software; (vii) databases and data collections; and (viii) all rights in copies and embodiments of any of the foregoing (whether electronic or tangible).
“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology assets, including all associated documentation related to any of the foregoing, in each case, owned by, or licensed or leased to the Company or any of its Subsidiaries.
“Knowledge” means, when used with respect to the Company, the actual knowledge of any of the persons listed on Section A.1 of the Company Disclosure Schedule and, with respect to Parent, the actual knowledge of any of the persons listed on Section A.1 of the Parent Disclosure Schedule.
“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.
“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and exclusively licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.
“Lien” means any mortgage, lien, pledge, charge, security interest, deed of trust, U.S. Uniform Commercial Code lien, right of first refusal, right-of-way, defect in title, easement, or other encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.
“Material Adverse Effect” means any change, effect, event, occurrence or development that is (x) materially adverse to the business or financial condition of the Company and its Subsidiaries, taken as a whole or (y) prevents, materially delays or materially impairs the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that for purposes of clause (x), no change, effect, event, occurrence or development, either alone or in combination with any other change, effect, event, occurrence or development, directly or indirectly, arising out of, relating to or attributable to the following shall constitute a Material Adverse Effect (and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect): (A) changes generally affecting the economy or political, social, regulatory, business, economic, financial, credit, commodity or capital market conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (B) changes generally affecting the industries in which the Company and its Subsidiaries operate; (C) changes or prospective changes in United States generally accepted accounting principles (“U.S. GAAP”) or in any Law after the date of this Agreement or any interpretation or enforcement thereof by any Governmental Authority; (D) changes in any political or geopolitical, regulatory, legislative or social conditions, acts of war (whether or not declared), hostilities, civil disobedience, sabotage, cyber-intrusions, military actions or acts of terrorism, or any escalation or worsening of any of the foregoing; (E) any hurricane, tropical storm, tornado, earthquake, flood, tsunami, natural disaster, epidemic, disease, outbreak, health emergency or crisis (including with respect to or as a result of COVID-19), act of God, other comparable events or any escalation or worsening of any of the foregoing; (F) any change or prospective change in the credit rating of the Company; provided that the underlying causes of any such change may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition; (G) a decline, in and of itself, in the price or trading volume of the Shares on the New York Stock Exchange (“NYSE”) or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries; provided that the underlying causes of any such decline may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition; (H) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes of any such failure may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition; and

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(I) the announcement, pendency or consummation of this Agreement or the Merger, including, in each case the impact thereof on relationships with employees, customers, suppliers, distributors, partners, vendors or other Persons (provided, that this clause (I) shall not apply to any representation or warranty contained in this Agreement (or any related condition) to the extent that such representation or warranty expressly addresses consequences resulting from the execution of this Agreement or the consummation or pendency of the transactions contemplated hereby); except, in the case of clauses (A) through (E), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected by such facts, changes, effects, events, circumstances, occurrences or developments, compared to other, similarly sized and situated participants in the industries in which the Company and the Subsidiaries operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or will be a Material Adverse Effect).
“Other Material Contracts” means a Contract to which or by which the Company or any of its Subsidiaries is a party or bound by (i) with any top 10 customer of the Company for the fiscal year ended December 31, 2021 (determined on the basis of revenues from such customers); or (ii) with any top 10 vendors/suppliers of the Company for the fiscal year ended December 31, 2021 (determined on the basis of payments to such vendors/suppliers); in each case other than Contracts described in clauses (A)-(T) of Section 5.01(k)(i).
“Open Source Software” means software that is distributed as free software, open source software or copyleft software pursuant to a similar licensing or distribution model that requires, as a condition to the use, modification or distribution (including under an ASP or “software as a service” model) of such software that other software using, incorporating, linking, integrating, or distributed or bundled with such software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge. Without limiting the generality of the foregoing, “Open Source Software” includes software licensed or distributed under any of the following license or distribution models, or licenses or distribution models similar to any of the following: (i) the Apache Software Foundation License, (ii) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (iii) the Artistic License (e.g., PERL), (iv) the Mozilla Public License, (v) the Netscape Public License, (vi) the Sun Community Source License (SCSL), (vii) the Sun Industry Standards Distribution License (SISL), (viii) Affero General Public License (AGPL), (ix) Common Development and Distribution License (CDDL) or (x) any license or distribution agreements or arrangements now listed as open source licenses on www.opensource.org or any successor website thereof or in the Free Software Directory maintained by the Free Software Foundation on http://directory.fsf.org/ or any successor website thereof.
“Parent Related Party” means any Related Party of Parent.
“Permitted Liens” means: (I) Liens for current Taxes or assessments that are (x) not yet due or delinquent or (y) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP; (II) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business; (III) with respect to the Leased Real Property, (x) easements, covenants, conditions, restrictions or other similar matters of record that do not materially impair the use, occupancy or value of such Leased Real Property, including any other agreements, conditions or restrictions that are shown by a current title report or other similar report or listing or implied by law, including easements for streets, alleys, highways, telephone lines, power lines, and railways, and all matters of public record, (y) zoning, building, subdivision or other similar requirements or restrictions which are imposed by any Governmental Authority of competent jurisdiction which are not violated in any material respect by the current use or occupancy of such Leased Real Property or the operation of the business thereon and (z) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Leased Real Property incurred in the ordinary course of business for amounts which are not due and payable; (IV) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws, social security, retirement or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (V) non-exclusive licenses and similar non-exclusive rights granted with respect to Intellectual Property granted in the ordinary course of business; and (VII) Liens to the extent specifically disclosed or reflected

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on the consolidated balance sheet of the Company for the year ended December 31, 2021 (or any notes thereto) and/or securing Indebtedness or other obligations reflected on such balance sheet or otherwise expressly disclosed on the Company Disclosure Schedule.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.
“Real Property Leases” means the leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property.
“Regulation S-K” shall mean Regulation S-K promulgated under the Securities Act.
“Related Party” means, with respect to a Party, such Party and any of such Party’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, shareholders, equity holders, managers, members, partners, agents, attorneys, advisors, financing sources or other Representatives or any of the foregoing’s respective successors or assigns.
“Representative” means, with respect to any Person, its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, and other representatives and advisors.
“Required Information” means the unaudited consolidated financial statements of the Company and its Subsidiaries for each fiscal quarter ending after March 31, 2022 and at least 60 days prior to the Closing Date, consisting of the unaudited consolidated balance sheet as of each such date and the related unaudited statement of income for such fiscal quarter and for the portion of the fiscal year then ended and cash flows for the portion of the fiscal year then ended.
“Requisite Company Stockholder Approval” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby by the affirmative vote or written consent of the holders representing a majority of the aggregate voting power of the outstanding Shares entitled to vote thereon.
“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including but not limited to Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce’s Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); (iii) any Person located, organized, or resident in or a national of a Sanctioned Country; or (iv) any Person who is otherwise the subject or target of Trade Controls.
“Sanctions” means all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions or export controls, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of Commerce or State) and the United Nations Security Council.
“Service Provider” shall mean any director, officer, employee (whether temporary, part-time or full-time) or individual independent contractor of any of the Company or any of its Subsidiaries, in each case, in their respective capacities of providing services to the Company or any of its Subsidiaries.
“Software” means any and all computer programs, applications and code, including software implementations of algorithms, models and methodologies, source code, object code, development and design tools, applets, compilers and assemblers, databases and compilations, including libraries, data and

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collections of data in machine-readable form and descriptions, flow-charts and other work product used to design, plan organize and develop any of the foregoing.
“Solvent” means, with respect to any Person, that (a) the fair saleable value (determined on a going concern basis) of the assets of such Person, together with its Subsidiaries, taken as a whole, is greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance U.S. GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability)); (b) such Person is able to pay its debts and obligations in the ordinary course of business as they become due; and (c) such Person, together with its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital to carry on its businesses and all businesses in which it is about to engage.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Superior Proposal” means a bona fide written Acquisition Proposal (with references to twenty (20%) being deemed to be replaced with references to fifty percent (50%)) by a Third Person that (i) was not the result of a breach of Section 6.02 and (ii) either the Company Board or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel and after taking into account the certainty and timing of closing, financing arrangements and the form, amount and timing of payment of consideration of such proposal, the Third Person making such proposal and such other legal, financial, regulatory and all other relevant aspects of such proposal, as the Company Board or Special Committee deems in good faith relevant, would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company’s Unaffiliated Stockholders than the Merger (taking into account any revisions (or proposed revisions) to the terms of this Agreement, the Guarantee and the Debt Financing in writing in response to such Acquisition Proposal pursuant to Section 6.02(d)).
“Surviving Corporation Shares” means shares of common stock, par value $0.01 per share, of the Surviving Corporation.
“Tax” or “Taxes” means all federal, state, local and foreign income, windfall, other profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, imposts, fees, levies or assessments of any nature whatsoever imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
“Tax Return” means all returns and reports, elections, declarations, disclosures, schedules, estimates, claims for refunds, supporting material, information returns and similar filings required to be supplied to a Tax authority relating to Taxes, and any attachments thereto and any amendments or supplements thereof.
“Third Person” means any Person or Group, other than (i) the Company or any of its controlled Affiliates or (ii) Parent, Merger Sub, the Guarantors or any their respective Affiliates or any Group including Parent, Merger Sub, any Guarantor or any their respective Affiliates.
“Willful and Material Breach” means a material breach of this Agreement that results from a willful or deliberate act or failure to act by a Party that knows, or would reasonably be expected to have known, that the taking of such act or failure would result in such a material breach.

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Term	Section
Action	5.01(h)
Agreement	Preamble
Alternative Acquisition Agreement	6.02(c)(iii)
Alternative Financing	6.12(d)
Alternative Financing Commitment Letter	6.12(d)
Applicable Date	5.01(e)(i)
Bankruptcy and Equity Exception	5.01(c)(i)
Book-Entry Shares	4.01(a)
Bylaws	2.02
Change of Recommendation	6.02(c)(iii)
Charter	2.01
Chosen Courts	9.05(a)
Closing	1.02
Closing Date	1.02
Code	4.02(h)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	5.01
Company Permits	5.01(j)(ii)
Company Recommendation	5.01(c)(iii)(A)
Company Reports	5.01(e)(i)
Continuing Employee	6.08(a)
Contract	5.01(d)(ii)(C)
D&O Insurance	6.10(b)
Debt Commitment Letter	5.02(f)(i)
Debt Financing	5.02(f)(i)
Delaware Certificate of Merger	1.03
DGCL	Recitals
Dissenting Shares	4.01(a)
DOJ	6.04(b)(iii)
DTC	4.02(c)(i)
Effective Time	1.03
Enforcement Costs	8.02(c)
Exchange Act	5.01(d)(i)(D)(2)
Excluded Benefits	6.08(a)(ii)
Excluded Shares	4.01(a)
FTC	6.04(b)(iii)
Governmental Authority	5.01(d)(i)(D)
Guarantee	Recitals
Guarantors	Recitals
Indemnified Parties	6.10(a)
Information Statement	6.03(c)(iii)
Insurance Policies	5.01(r)
Intervening Event	6.02(d)(ii)
IRS	5.01(i)(i)(4)

A-8

Term	Section
Laws	5.01(j)(i)(A)
Letter of Transmittal	4.02(c)(i)
Material Adverse Effect	7.02(a)(iv)
Material Contract	5.01(k)(i)
material weakness	5.01(e)(ii)
Maximum Annual Premium	6.10(b)
Merger	Recitals
Merger Consideration	4.01(a)
Merger Sub	Preamble
Multiemployer Plan	5.01(i)(ii)
New York Courts	9.05(a)
Order	7.01(b)
Outside Date	8.01(b)
Parent	Preamble
Parent Disclosure Schedule	5.02
Parent Termination Fee	8.02(c)
Parties	Preamble
Paying Agent	4.02(a)
Payment Fund	4.02(b)
Rollover and Support Agreement	Recitals
Rollover Shares	Recitals
Rollover Stockholders	Recitals
Preferred Stock	5.01(b)(i)
Privacy Requirements	5.01(q)(xi)
Professional License	5.01(j)(ii)
Reimbursement Obligations	6.13(d)
Schedule 13e-3	6.03(c)
Scheduled Company IP	(q)5.01(q)(i)
SEC	5.01(e)(i)
SEC Clearance Date	6.03(d)
Securities Act	5.01(d)(i)(D)(2)
service provider	5.01(i)(i)
Share Certificate	4.01(a)
Shares	Recitals
significant deficiency	5.01(e)(ii)
Special Committee	Recitals
Stockholder Consent	5.01(c)(iv)
Support Agreement	Recitals
Surviving Corporation	1.01
Takeover Statute	5.01(m)
Termination Payment	8.02(c)
Trade Controls	5.01(j)(iv)
Unaffiliated Stockholders	Recitals
WARN Act	5.01(p)(ii)

A-9

EXHIBIT A
Amended and Restated Certificate of Incorporation of
the Surviving Corporation
[Attached.]

A-10

FINAL FORM
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CONVEY HEALTH SOLUTIONS HOLDINGS, INC.
Adopted [•], 2022
*    *    *
ARTICLE ONE
The name of the corporation is Convey Health Solutions Holdings, Inc. (the “Company”).
ARTICLE TWO
The registered office of the Company in the State of Delaware is located at 4001 Kennett Pike, Suite 302, Wilmington, County of New Castle, Delaware 19807, and the name of the registered agent whose office address will be the same as the registered office is Maples Fiduciary Services (Delaware) Inc.
ARTICLE THREE
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).
ARTICLE FOUR
The total number of shares of all classes of stock which the Company shall have authority to issue is [•] shares of common stock, par value $0.01 per share (the “Common Stock”). The holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of the Company’s stockholders (and written actions in lieu of meetings).
ARTICLE FIVE
The business and affairs of the Company shall be managed by or under the direction of the board of directors of the Company (the “Board”). Subject to the terms and conditions of that certain Shareholders Agreement, dated as of [•], 2022, by and among the Company and the stockholders of the Company party thereto (the “Shareholders Agreement”):
(a)   Number of Directors; Voting Generally.   Except as otherwise provided in the Shareholders Agreement, the number of directors that shall constitute the whole Board shall be as specified in the Fourth Amended and Restated Bylaws of the Company, adopted and effective as of [•], 2022 (the “Bylaws”). Each director shall have one vote on any vote of the Board or any committee thereof at a meeting of the Board or any committee (or in a written consent in lieu thereof) and shall be entitled to count as one director for quorum purposes; provided that at each meeting of the Board or any committee thereof, each [TPG Affiliated Director] (as such term is defined in the Shareholders Agreement) present at such meeting shall be entitled to count for quorum purposes as a number of directors equal to, and shall be entitled to cast at such meeting a number of votes equal to, in each case, the sum of (x) one and (y) the quotient obtained by dividing (i) the difference between (A) the total number of [TPG Directors] (as such term is defined in the Shareholders Agreement) on the Board and (B) the total number of [TPG Directors] present at such meeting by (ii) the total number of [TPG Affiliated Directors] present at such meeting. The vote of a majority of the votes of directors present at any meeting of the Board or any committee thereof at which a quorum is present shall be necessary to constitute the act of the Board or such committee thereof. A majority of the total number of directors (which number shall include at least one TPG Affiliated Director) shall constitute a quorum for the transaction of business at any meeting of the Board or any committee thereof. Every reference

A-11

in this Third Amended and Restated Certificate of Incorporation and the Bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.
(b)   Removal of Directors.   Subject to the Shareholders Agreement, any director of the Company or the entire Board may be removed from office as a director with or without cause by vote or other action of the holders of shares representing a majority of the votes entitled to be cast by the holders of Common Stock.
ARTICLE SIX
Unless, and except to the extent that, the Bylaws so require, the election of directors need not be by written ballot.
ARTICLE SEVEN
In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized from time to time to adopt, amend or repeal the Bylaws, provided that such authority shall not divest or limit the power of the stockholders to adopt, amend or repeal the Bylaws.
ARTICLE EIGHT
To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Company to provide broader exculpation than permitted prior thereto), no director of the Company shall be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty as a director. Any amendment, repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Company existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.
ARTICLE NINE
(a)   Certain Acknowledgments.   In recognition and anticipation that (i) certain of the directors, partners, principals, officers, members, managers and/or employees of the TPG Investor (as defined in the Shareholders Agreement) (the “TPG Investor”) or its Affiliated Companies (as defined below) may serve as directors or officers of the Company and (ii) the TPG Investor and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii) that the Company and its Affiliated Companies may engage in material business transactions with the TPG Investor and its Affiliated Companies, and that the Company is expected to benefit therefrom, the provisions of this ARTICLE NINE are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the TPG Investor or its Affiliated Companies and/or their respective directors, partners, principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Company (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Company and its officers, directors and stockholders in connection therewith. As used in this Third Amended and Restated Certificate of Incorporation, “Affiliated Companies” shall mean (a) in respect of the TPG Investor, any entity that controls, is controlled by or under common control with the TPG Investor (other than the Company and any company that is controlled by the Company) and any investment entities managed by the TPG Investor or any of its Affiliated Companies (as general partner, sole member or otherwise) and (b) in respect of the Company, any company controlled by the Company.
(b)   Competition and Corporate Opportunities.   To the fullest extent permitted by applicable law, none of the TPG Investor, its Affiliated Companies or any of the Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its Affiliated Companies, and none of the TPG Investor, its Affiliated Companies or any of the Exempted Persons shall be liable to the Company or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise) solely by reason of any such activities of

A-12

the TPG Investor, its Affiliated Companies or any of the Exempted Persons. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Company and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the TPG Investor, its Affiliated Companies or any of the Exempted Persons, even if the opportunity is one that the Company or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each of the TPG Investor, its Affiliated Companies and the Exempted Persons shall have no duty to communicate or offer such business opportunity to the Company or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Company, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise), as a director, officer or stockholder of the Company solely, by reason of the fact that the TPG Investor, its Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its Affiliated Companies. For the avoidance of doubt, each of the TPG Investor, its Affiliated Companies and the Exempted Persons shall, to the fullest extent permitted by law, have the right to, and shall have no duty (whether contractual or otherwise) not to, directly or indirectly: (A) engage in the same, similar or competing business activities or lines of business as the Company or its Affiliated Companies, (B) do business with any client or customer of the Company or its Affiliated Companies, or (C) make investments in competing businesses of the Company or its Affiliated Companies, and such acts shall not be deemed wrongful or improper. Notwithstanding anything to the contrary in this clause (b), the Company does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Exempted Person solely in his or her capacity as a director or officer of the Company.
(c)   Certain Matters Deemed Not Corporate Opportunities.   In addition to and notwithstanding the foregoing provisions of this ARTICLE NINE, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy.
(d)   Amendment of this Article.   To the fullest extent permitted by law, neither the alteration, amendment or repeal of this ARTICLE NINE nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE NINE shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.
(e)   Deemed Notice.   Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Company (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE NINE.
ARTICLE TEN
Section 203 of the Delaware General Corporation Law shall not apply to the Company.
ARTICLE ELEVEN
For so long as the Shareholders Agreement is in effect, the provisions of the Shareholders Agreement shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Shareholders Agreement. In the event that any provision of this Third Amended and Restated Certificate of Incorporation conflicts with a provision in the Shareholders Agreement for so long as the Shareholders Agreement is in effect, the provision in the Shareholders Agreement shall govern, and any inconsistent provision of this Third Amended and Restated Certificate of Incorporation shall automatically be amended to be consistent with such provision in the Shareholders Agreement prior to the termination thereof, unless such amendment would be in contravention of the requirements of the Delaware General Corporation Law.
[Signature page follows]

A-13

IN WITNESS WHEREOF, Convey Health Solutions Holdings, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be signed by [•], its [•], as of the date first written above.
CONVEY HEALTH SOLUTIONS
HOLDINGS, INC.
By:

Name:
Title:
[Signature Page to Amended and Restated Certificate of Incorporation of Convey Health Solutions
Holdings, Inc.]

A-14

EXHIBIT B
Form of Stockholder Consent
[Attached].

A-15

FINAL FORM
ACTION BY WRITTEN CONSENT
OF THE STOCKHOLDER OF
CONVEY HEALTH SOLUTIONS HOLDINGS, INC.
(a Delaware corporation)
June 20, 2022
The undersigned holder (the “Stockholder”) of 54,699,513 shares of common stock, par value $0.01 per share (the “Common Stock”), of Convey Health Solutions Holdings, Inc., a Delaware corporation (the “Company”), hereby irrevocably consents in writing to the following actions and adopts the following resolutions by written consent (this “Action by Written Consent”) pursuant to Section 228 and Section 251 of the Delaware General Corporation Law (the “DGCL”) and as authorized by the Second Amended and Restated Certificate of Incorporation of the Company, effective as of June 17, 2021, as amended by that certain Certificate of Amendment of Second Amended and Restated Certificate of Incorporation, effective as of November 4, 2021 (the “Certificate of Incorporation”), and the Third Amended and Restated Bylaws of the Company, effective as of November 4, 2021 (the “Bylaws”):
WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of June 20, 2022 (the “Merger Agreement”), by and among Commodore Parent 2022, LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Stockholder (“Parent”), Commodore Merger Sub 2022, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company, an executed copy of which is attached hereto as Annex A;
WHEREAS, capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Merger Agreement;
WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, prior to the execution of the Merger Agreement, the special committee (the “Special Committee”) of the Board of Directors of the Company (the “Board”) unanimously (A) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, and (B) recommended to the Board that the Board (i) determine that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declare the Merger Agreement and the transactions contemplated thereby advisable, (iii) approve the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein and (iv) resolve to recommend that the stockholders of the Company vote to adopt and approve the Merger Agreement in accordance with the DGCL.
WHEREAS, prior to the execution of the Merger Agreement, Board (acting on the recommendation of the Special Committee) has (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) declared the Merger Agreement and the transactions contemplated thereby advisable, (iii) approved the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein and (iv) resolved to recommend that the stockholders of the Company vote to adopt and approve the Merger Agreement in accordance with the DGCL;
WHEREAS, the shares of Common Stock held by the Stockholder represent more than a majority of the issued and outstanding shares of Common Stock and more than a majority of voting power of capital

A-16

stock of the Company, and the Stockholder is therefore permitted, pursuant to the DGCL, the Certificate of Incorporation and the Bylaws, to approve and authorize the Merger Agreement and the transactions contemplated thereby, including the Merger, pursuant to this Action by Written Consent, and no consent or vote of any other stockholder of the Company is required with respect to such approval or authorization; and
WHEREAS, the Stockholder desires to adopt and approve the Merger Agreement and approve the Merger and the transactions contemplated thereby.
NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, including each of the annexes, exhibits and schedules attached thereto, and the transactions contemplated thereby, including the Merger, and any other documents, instruments and certificates required by, referenced in or related to the Merger Agreement, are hereby irrevocably adopted, approved and ratified in all respects, including for all purposes under the DGCL, the Certificate of Incorporation and the Bylaws, without prior notice and without a vote or a meeting;
RESOLVED FURTHER, that this Action by Written Consent be filed with the minutes of the proceedings of the stockholders of the Company.
The actions taken by this Action by Written Consent shall have the same force and effect as if taken at a meeting of the stockholders of the Company, duly called and constituted pursuant to the DGCL. This Action by Written Consent may be signed in any number of counterparts, including without limitation by .pdf, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any copy, .pdf or other reliable reproduction of this Action by Written Consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, .pdf or other reproduction be a complete reproduction of the entire original writing.
[Signature Pages Follow]

A-17

IN WITNESS WHEREOF, the undersigned has executed this Action by Written Consent on the date set forth above.
TPG CANNES AGGREGATION, L.P.
By: TPG GenPar VIII, L.P., its general partner
By: TPG GenPar VIII Advisors, LLC, its general partner
By:

Name:
Title:
[Signature Page to Action by Written Consent]

A-18

ANNEX A
Merger Agreement

A-19

EXHIBIT C
Form of FIRPTA Certificate
[Attached].

A-20

FINAL FORM
STATEMENT OF U.S. REAL PROPERTY INTEREST STATUS
Convey Health Solutions Holdings, Inc. (the “Company”), a Delaware corporation with offices at [  ]1 (EIN: [  ]2), has determined that as of [  ]3, and throughout the five-year period ending on such date, it is not and was not a “United States real property holding corporation” as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and therefore no interest in the corporation constitutes a “United States real property interest” as defined in Section 897(c)(1) of the Code.
This statement is provided to Commodore Parent 2022, LLC, a Delaware limited liability company (“Parent”), at [  ]4 (EIN: [  ]5), pursuant to Section 4.02(i) of that certain Agreement and Plan of Merger dated as of June 20, 2022, by and among Parent, the Company and Commodore Merger Sub 2022, Inc., a Delaware corporation.
I verify that the foregoing statements are correct to my knowledge and belief, and I further declare that I am a responsible corporate officer who is authorized to sign this statement on behalf of the Company.
CONVEY HEALTH SOLUTIONS
HOLDINGS, INC.
By:

Name:
Title:
Date: [            ]

1
Note to Draft: Address of the Company to be added.

2
Note to Draft: EIN of the Company to be added.

3
Note to Draft: To be a date not more than 30 days prior to the closing date.

4
Note to Draft: Address of Parent to be added.

5
Note to Draft: EIN of Parent to be added.

A-21

ANNEX B
Centerview Partners LLC
31 West 52nd Street
New York, NY 10019
June 21, 2022
The Special Committee of the Board of Directors
Convey Health Solutions Holdings, Inc.
100 SE 3rd Avenue, 26th Floor
Fort Lauderdale, FL 33394
The Special Committee:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than the Excluded Shares, as defined below) , of Convey Health Solutions Holdings, Inc., a Delaware corporation (the “Company”), of the $10.50 per Share in cash, without interest (the $10.50 per Share consideration to be paid in the Merger (as defined below), the “Consideration”), proposed to be paid to such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) proposed to be entered into by and among Commodore Parent 2022, LLC, a Delaware limited liability company (“Parent”), Commodore Merger Sub 2022, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company, with the Company surviving the merger (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) any Shares that are owned by the Company and not held on behalf of third parties, (ii) Rollover Shares (as defined in the Agreement) and Shares that are owned by TPG Cannes Aggregation, L.P., a Delaware limited partnership (“TPG Cannes Aggregation”), Parent or Merger Sub, and (iii) Shares that are owned by stockholders of the Company who did not vote in favor of the Agreement or the Merger (or consent thereto in writing) and who have demanded and not withdrawn a demand for appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (“Dissenting Shares”)) will be converted into the right to receive the Consideration. For purposes of this opinion, “Excluded Shares” shall mean (i) Shares owned by TPG Cannes Aggregation, Parent, Merger Sub or any of their respective affiliates, (ii) Shares owned by the Rollover Stockholders and (iii) Dissenting Shares that receive the appraised value in accordance with the provisions of Section 262 of the Delaware General Corporation Law. The terms and conditions of the Transaction are more fully set forth in the Agreement.
We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the earlier of (i) the date on which we advise the Special Committee that we are prepared to render our opinion and (ii) the rendering of this opinion, and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement by the Special Committee, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Parent, Merger Sub, TPG Cannes Aggregation or TPG Capital, L.P. (“Sponsor”), the sponsor of Parent, and we have not received any compensation from Parent, Merger Sub, TPG Cannes Aggregation or Sponsor during such period. We are currently performing financial advisory services on an informal basis that are unrelated to the Company to a portfolio company of Sponsor and expect to be retained on a fee-paying basis by such company in the future. We may provide financial advisory and other services to or with respect to the Company, Parent, TPG Cannes Aggregation, Sponsor or their respective affiliates, including portfolio companies of Sponsor in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, TPG Cannes Aggregation, Sponsor or any of their respective affiliates, including portfolio companies of Sponsor, or any other party that may be involved in the Transaction.
In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated June 20, 2022 (the “Draft Agreement”); (ii) the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2021; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) the Prospectus of the Company filed pursuant to Rule 424(b)(4) with the Securities and Exchange Commission on June 17, 2021; (v) the Registration Statement on Form S-1 of the Company filed with the Securities and Exchange Commission on May 21, 2021 and amendments thereto filed on June 3, 2021 and June 7, 2021; (vi) certain publicly available research analyst reports for the Company; (vii) certain other communications from the Company to its stockholders; and (viii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than the Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of the Shares (other than the Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

ANNEX C
Section 262 of the Delaware General Corporation Law
§ 262. Appraisal rights.
(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)   [Repealed.]
(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d)   Appraisal rights shall be perfected as follows:
(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D
ROLLOVER AND SUPPORT AGREEMENT
ROLLOVER AND SUPPORT AGREEMENT (this “Agreement”) is dated as of [•], 2022 by and among Commodore Parent 2022, LLC, a Delaware limited liability company (“Parent”) and the stockholder of Convey Health Solutions Holdings, Inc., a Delaware corporation (the “Company”) that is or may become a party to this Agreement by virtue of executing a counterpart or joinder hereto (including, to the extent applicable, in such Person’s capacity as a holder of Company Equity Awards, the “Stockholder”). For purposes of this Agreement, Parent and the Stockholder are each a “Party” and collectively the “Parties”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
WHEREAS, Parent, Commodore Merger Sub 2022, Inc., a Delaware corporation (“Merger Sub”), and the Company have entered, or will enter, into an Agreement and Plan of Merger dated as of [•], 2022 (as amended or modified from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”); and
WHEREAS, as of the date hereof, the Stockholder is the record and beneficial holder of the Shares and, if such Stockholder holds Company Equity Awards, the Company Equity Awards set forth next to such Stockholder’s name on the signature pages hereto (all Shares held by such Stockholder on the date hereof and any Shares acquired by such Stockholder following the date hereof and prior to the Closing (including through the exercise of Company Equity Awards), such Stockholder’s “Subject Shares” and all Company Equity Awards held by such Stockholder, such Stockholder’s “Subject Company Equity Awards”).
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, Parent and the Stockholder, intending to be legally bound, hereby agree as follows:
Section 1.   Rollover of Shares; Binding Effect of Merger Agreement; Further Assurances.
(a)   Rollover of Shares; Joinder.
(i)
The Stockholder hereby designates (i) 80% of the Stockholder’s Shares held as of the date hereof and (ii) all Shares acquired by such Stockholder following the date hereof and prior to the Closing (including through the exercise of Company Equity Awards) as Rollover Shares (such portion of the Subject Shares described in clauses (i) and (ii), the Stockholder’s “Rollover Shares” and the Surviving Corporation Shares into which such Rollover Shares shall be converted pursuant to the Merger Agreement, such Stockholder’s “Subject Rollover Shares”). The Stockholder further agrees that Parent and the Company shall take such action (including, for the avoidance of doubt, the issuance of additional Surviving Corporation Shares to Parent at the Closing) such that the number of Surviving Corporation Shares held by Parent immediately following the Closing is equal to (x) the number of Surviving Corporation Shares into which Parent’s Shares were converted pursuant to Section 4.01(c) of the Merger Agreement and (y) (i) the aggregate amount paid by Parent or any of its Affiliates for fees and expenses incurred by Parent in connection with the transactions contemplated by the Merger Agreement, whether paid directly by Parent or its Affiliates (including amounts to fund the fees and expenses of advisors) divided by (ii) $1,050.

(ii)
Any holder of Shares of the Company who has not executed this Agreement as of the date hereof may, with Parent’s prior written consent, become a party to, and be bound by, this Agreement as a Stockholder by signing and delivering to Parent a joinder in the form of Annex I hereto (a “Joinder Agreement”), and references to any signature pages hereto with respect to such Holder shall be deemed to be references to the signature page of the Joinder Agreement.

(b)   Binding Effect of Merger Agreement.
(i)
The Stockholder hereby represents that he, she or it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Stockholder acknowledges and agrees to be bound by the provisions of the Merger Agreement applicable to such Stockholder, the Subject Shares and the Subject Company Equity Awards (if any) of such Stockholder (including, but not limited to, Sections 4.01, 4.03 and 6.08(c)) as if such Stockholder were an original signatory to the Merger Agreement as a Stockholder thereunder.

(ii)
The Stockholder hereby agrees that it will not bring, commence, institute, maintain, prosecute or voluntarily aid any Action, in law or in equity, in any court or before any Governmental Authority, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, the Merger Agreement or any other agreements, certificates or instruments entered into pursuant to the Merger Agreement (the “Related Agreements”). The Stockholder hereby waives, and agrees not to exercise, any right to dissent or appraisal or any similar provision under applicable Law (including the DGCL) in connection with the Merger and the other transactions contemplated by the Merger Agreement.

(c)
Further Assurances.   The Stockholder agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments as Parent may reasonably request to consummate and make effective the transactions contemplated by the Merger Agreement and this Agreement.

(d)
Tax Matters; Withholding.   The Stockholder agrees and acknowledges that (A) the Stockholder is responsible for all taxes legally imposed upon it in connection with payments received under the Merger Agreement and (B) the payor with respect to any payment made to the Stockholder under the Merger Agreement shall be entitled to deduct and withhold from such payment such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Law. The Stockholder agrees to deliver to the Company on or prior to the Closing Date a duly executed Internal Revenue Service Form W-9 or appropriate Internal Revenue Service Form W-8, as applicable (except to the extent such Stockholder has previously delivered such form to the Company and such form remains valid as of the Closing Date). For the avoidance of doubt, it is the intention of the parties that consummation of the Merger shall not cause recognition of gain or ordinary income by the Stockholder with respect to the Rollover Shares or Subject Company Equity Awards, except to the extent of any cash consideration received in respect of any Subject Shares that are not Rollover Shares.

Section 2.   Stockholder Representations and Warranties.   The Stockholder hereby makes the representations and warranties set forth on Annex II to Parent and Merger Sub.
Section 3.   Stockholders Agreement.   The Stockholder hereby agrees, contemporaneously with the Closing, to enter into a stockholders agreement (the “Stockholders Agreement”), which shall be substantially and substantively consistent with that certain Shareholders Agreement dated as of September 4, 2019 among Cannes Holding Parent, Inc., TPG Cannes Aggregator, L.P. and the Management Shareholders (as defined therein), as a[n] “[Initial]1 Management Shareholder” thereunder. Furthermore, the Stockholder expressly acknowledges that the Subject Rollover Shares shall be subject to the restrictions on transfer and other terms and conditions of the Stockholders Agreement. The Stockholder shall, prior to the Closing, deliver to Parent a customary questionnaire certifying his, her or its status as an accredited investor and any other information reasonably requested by Parent for such purpose.
Section 4.   Transfer of Shares.   Except as expressly contemplated by the Merger Agreement or this Agreement, absent the advance written consent of Parent (which it may withhold in its sole discretion), the Stockholder agrees not to take any action to, directly or indirectly, (a) offer to sell, sell, assign, transfer (including by operation of law), subject to a Lien or otherwise dispose of any of the Subject Shares or any other Company Securities, (b) deposit any of the Subject Shares or any other Company Securities into a

1
Note to Draft: Reference to Initial Management Shareholders in the Rollover Agreements for Stephen Farrell, Tim Fairbanks, John Steele, and Kyle Stern.

voting trust or enter into a voting agreement or arrangement with respect to any Subject Shares or any other Company Securities or grant any proxy or power of attorney with respect thereto or (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of or transfer of any interest in or the voting of any of the Subject Shares or any other Company Securities (any transaction of any type described in clause (a), (b) or (c) above, a “Transfer”).
Section 5.   Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.   Section 9.05(a) of the Merger Agreement is incorporated herein by reference, mutatis mutandis. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 6.   Miscellaneous.
(a)
No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Parent and the applicable Stockholder(s) that such amendment relates to or otherwise affects. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b)
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Parent or any Stockholder. Upon such a determination, Parent and the Stockholders shall negotiate in good faith to modify this Agreement so as to effect the original intent of Parent and the Stockholders as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)
The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Effective Time, to any Person; provided that no such transfer or assignment shall relieve Parent of its obligations hereunder or enlarge, alter or change any obligation of any other Party.

(d)
Each Party acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each Party hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any other Party, and each Party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other Parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 6(d) shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue.

(e)
If applicable, for the purposes of this Agreement, the Stockholder with respect to any Subject Shares or Subject Company Equity Awards held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Parent, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.
(f)
This Agreement will automatically terminate, without any notice or other action by any person, if the Merger Agreement is terminated prior to the Effective Time in accordance with the terms of the Merger Agreement. Upon termination of this Agreement, no Party shall have any obligations or liabilities under this Agreement; provided, however, that nothing set forth in this Section 6(f) shall relieve any Party from liability for any willful breach of this Agreement or fraud by such Party prior to the termination hereof.

(g)
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that the Parties need not sign the same counterpart.

(h)
If any Stockholder is or becomes an officer or director of the Company, (i) by executing this Agreement, no such person makes any agreement in such person’s capacity as an officer or director of the Company and (ii) no provision of this Agreement shall act to limit or otherwise prohibit any Stockholder from taking any act or omission that he or she may undertake or authorize in his or her capacity as an officer or a director of the Company; provided that it is agreed and understood by the Parties that the obligations, covenants and agreements of the Stockholder contained in this Agreement are separate and apart from such Stockholder’s fiduciary duties as a director or officer of the Company and no fiduciary obligations that any Stockholder may have as a director or officer of the Company shall countermand the obligations, covenants and agreements of such Stockholder in his, her or its capacity as a stockholder of the Company contained in this Agreement.

(i)
Each of the Parties agrees and acknowledges that Parent does not have any obligation by virtue of this Agreement to effect the Closing, and shall not have any liability or obligation whatsoever hereunder for any failure to effect the Closing (whether or not such failure is (or is deemed to be) in breach of the Merger Agreement, this Agreement or otherwise).

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IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.
COMMODORE PARENT 2022, LLC
By: Name: Title:

IN WITNESS WHEREOF, each Party has duly executed this Agreement, all as of the date first written above.
STOCKHOLDER:

Printed Name:

Signature:

By (if an entity):

Title (if an entity):

Date:

Number of Shares Owned (Subject Shares):

Company Equity Awards:
Number of Company Options:
Number of Company RSU Awards:
Number of Company PSU Awards:
Number of Company LTI Awards:

ANNEX I
Form of Joinder Agreement
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Rollover and Support Agreement, dated as of [•], by and among Parent and certain other persons, as the same may be amended from time to time (the “Rollover and Support Agreement”). Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Rollover and Support Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and a “Stockholder” under the Rollover and Support Agreement as of the date hereof and shall have all of the rights and obligations of a Stockholder as if it had executed the Rollover and Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Rollover and Support Agreement.
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IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.
Date:             , 20

JOINING PARTY:
Printed Name:

Signature:

By (if an entity):

Title (if an entity):

Date:

Number of Shares Owned (Subject Shares):

Company Equity Awards:
Number of Company Options (exercisable into a number of Shares):         (       )
Number of Company RSU Awards (exercisable into a number of Shares):         (       )
Number of Company PSU Awards (exercisable into a number of Shares):         (       )
Number of Company LTI Awards (exercisable into a number of Shares):         (       )

ANNEX II
(a)
If the Stockholder is not an individual, it is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Stockholder. If the Stockholder is an individual, the Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder and the Stockholder’s Subject Shares and, if applicable, Subject Company Equity Awards do not constitute community property under applicable Law.

(b)
The Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, and has good title to, all of the Stockholder’s Subject Shares and, if applicable, Subject Company Equity Awards, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares). The Stockholder’s Subject Shares and Subject Company Equity Awards set forth next to the Stockholder’s name on the signature pages hereto are the only equity or equity-based interests of the Company or any of its Subsidiaries (“Company Securities”) owned of record or beneficially by the Stockholder on the date of this Agreement, and none of the Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. The Stockholder has the requisite voting power and the requisite power to agree to all of the matters set forth in this Agreement, with respect to all of its Subject Shares and, if applicable, Subject Company Equity Awards, in each case necessary to perform its obligations under this Agreement, with no limitations, qualifications, or restrictions on such rights.

(c)
This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Stockholder.

(d)
The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its, his or her obligations hereunder will not, (i) result in a violation of applicable Law, (ii) if the Stockholder is not an individual, conflict with or result in a violation of the organizational documents of the Stockholder, (iii) require any consent or approval that has not been given or other action (including notice of payment) that has not been taken by any Person (including under any Contract binding upon the Stockholder or the Stockholder’s Subject Shares or, if applicable, Subject Company Equity Awards) or (iv) result in the creation or imposition of any Lien on the Stockholder’s Subject Shares or, if applicable, Subject Company Equity Awards.

(e)
There is no Action pending against or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates, by or before (or that would be by or before) any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by the Company or the Stockholder of its obligations under, the Merger Agreement or Related Agreements. None of the Stockholder or any of its Affiliates is subject to any judgment, decree, injunction, ruling, award, subpoena, determination, verdict or order of any Governmental Authority or arbitrator that would reasonably be expected, individually or in the aggregate, to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by the Company or the Stockholder of its obligations under, the Merger Agreement or Related Agreements.

(f)
In the case of any of the Stockholder’s Subject Shares or, if applicable, Subject Company Equity Awards that are held in trust, no consent of or notice to any beneficiary of such trust is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by the Merger Agreement.

(g)
No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, the Company or any of their respective Affiliates in respect of the Merger Agreement, this Agreement or any of the respective transactions contemplated thereby and hereby based upon any arrangement or agreement made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

(h)
The Stockholder is knowledgeable, sophisticated and experienced in business and financial matters, is experienced in evaluating investments in companies such as the Company and qualifies as an “accredited investor” as defined in the Securities Act.

(i)
The Subject Rollover Shares are to be held by the Stockholder for the Stockholder’s own account, for investment purposes, and without a view to any distribution thereof. The Stockholder understands that his, her or its investment in the Company through the holding of Subject Rollover Shares following the Closing involves a high degree of risk and such Subject Rollover Shares are, therefore, a speculative investment. The Stockholder is able to bear the economic risk of his, her or its such investment in the Company for an indefinite period of time, and is presently able to afford the complete loss of such investment.

(j)
The Stockholder acknowledges that he, she or it has conducted to his, her or its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties, taxes and projected operations of the Company and, in designating its Subject Shares as Rollover Shares hereunder, has relied solely on the results of his, her or its own independent investigation, and is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Parent or any of its officers, employees, agents, advisors or affiliates.

(k)
The Stockholder is not designating its Subject Shares as Rollover Shares as a result of any advertisement, article, notice or other communication regarding the Subject Rollover Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement, and the offer for such Stockholder to designate its Subject Shares as Rollover Shares was directly communicated to the Stockholder by Parent.

(l)
The Stockholder understands that (i) following the Closing, the Subject Rollover Shares shall be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Subject Rollover Shares may be resold without registration under the Securities Act only in certain limited circumstances; (ii) following the Closing, in the absence of an effective registration statement covering the Subject Rollover Shares or an available exemption from registration under the Securities Act, the Subject Rollover Shares may not be sold; and (iii) no Governmental Authority has passed on or made any recommendation or endorsement of the Subject Rollover Shares or the fairness or suitability of the investment in the Company through the holding of Subject Rollover Shares, nor has any Governmental Authority passed upon or endorsed the merits of the offering of the Subject Rollover Shares.

(m)
The Stockholder, in making his, her or its decision in designating its Subject Shares as Rollover Shares hereunder, has made his, her or its own investment decision regarding his, her or its holding of Subject Rollover Shares following the Closing (including, without limitation, the income tax consequences of owning or disposing of the Subject Rollover Shares in light of the Stockholder’s particular situation and tax residence(s) as well as any consequences arising under the laws of any taxing jurisdiction).

(n)
The Stockholder has not had a “disqualifying event” described in Securities Act Rule 506(d)(1) subsections (i) through (viii).

(o)
The Stockholder understands that the Company is relying in part upon the representations and agreements contained in this Annex II for the purpose of determining whether the offer for the Stockholder to hold Subject Rollover Shares following the Closing meets the requirements for an applicable exemption from registration under the Securities Act.